Exhibit (a)-(1)

iDreamSky Technology Limited

            , 2016

Shareholders of iDreamSky Technology Limited

Re: Notice of Extraordinary General Meeting of Shareholders

You are cordially invited to attend an extraordinary general meeting of shareholders of iDreamSky Technology Limited (the “Company”) to be held on             , 2016 at 10:00 a.m. (Hong Kong Time). The meeting will be held at the Company’s office at Shearman & Sterling’s office at 12th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On December 31, 2015, the Company entered into an agreement and plan of merger (the “merger agreement”) with Dream Investment Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and Dream Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving corporation (the “surviving corporation”) and becoming a wholly owned subsidiary of Parent (the “merger”). At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Each of Parent and Merger Sub is a Cayman Islands exempted company formed solely for purposes of the merger. Parent, at the effective time of the merger, will be beneficially owned by Dream Technology Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”) and controlled by Mr. Michael Xiangyu Chen, chief executive officer and chairman of the board of directors of the Company (the “Board”) (“Mr. Chen”); Mr. Anfernee Song Guan, chief technology officer and a director of the Company (“Mr. Guan”); Dream Data Services Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands (“Dream Data”); DT01 Holding International Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands (“DT01”); THL A19 Limited, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands (“THL”); Prometheus Capital (International) Co, Ltd, a BVI business company incorporated with limited liability under the laws of the British Virgin Islands (“Prometheus”); Kingsun (Shanghai) Investment Co., Ltd.; a company incorporated with limited liability under the laws of the People’s Republic of China (the “PRC”) (“Kingsun”); Beijing Junlianxinhai Private Equity Investment Partnership (Limited Partnership), a limited partnership registered in the PRC (“Junlianxinhai”); Ruipu Lehua (Tianjin) Investment Center (Limited Partnership), a limited partnership registered in the PRC (“Ruipu Lehua”); Peking Pusi Investment Co., Ltd., a company incorporated with limited liability under the laws of the PRC (“Peking Pusi”); V Capital Company Limited, a company incorporated with limited liability under the laws of the PRC (“V Capital”); LT Prosperity (Tianjin) Asset Management LLP, a limited partnership registered in the PRC (“LT Prosperity”); Jiaxing Yaming Investment Partnership (Limited Partnership), a limited partnership registered in the PRC (“Jiaxing Yaming”); Jiaxing Nuoxin Investment Partnership (Limited Partnership), a limited partnership registered in the PRC (“Jiaxing Nuoxin”); Fortune Wisdom Venture Capital Co., Ltd., a company incorporated with limited liability under the laws of the PRC (“Fortune”); Newplus iDream Investment Partnership (Limited Partnership), a limited partnership registered in the PRC (“Newplus”); Shanghai Super Star Venture Capital Partners (Limited Partnership), a limited partnership registered in the PRC (“Super Star”); Guangxi Xi Hui He Ying Investment Management Partnership (Limited Partnership), a limited partnership registered in the PRC (“Xi Hui He Ying”); Shanghai Greenwoods Asset Management Limited, a company incorporated with limited liability under the laws of the PRC (“Greenwoods”); Shanghai Weiying Gefei Investment Management Ltd., a company incorporated with limited liability under the laws of the PRC (“Weiying Gefei”); Hengqin Dream Yongtai Equity Investment Enterprise (Limited Partnership), a limited partnership registered in the PRC (“Yongtai”) and Hengqin Dream Ruitong Equity Investment Enterprise (Limited Partnership), a limited partnership registered in the PRC (“Ruitong”). Mr. Chen, Mr. Guan, Kingsun, Junlianxinhai, Ruipu Lehua, Peking Pusi, V Capital, LT Prosperity, Jiaxing Yaming, Jiaxing Nuoxin, Fortune, Newplus, Super Star, Xi Hui He Ying, Greenwoods, Weiying Gefei, Yongtai and Ruitong are collectively referred to as the “Sponsors”. Dream Data, THL, DT01 and Prometheus are collectively referred to as the “Rollover Shareholders”. Holdco, Parent, Merger Sub, the Rollover Shareholders and the Sponsors are collectively referred to as the “Buyer Group”.

As of the date of this proxy statement, the Buyer Group beneficially owns, in the aggregate [40.4]% of the total issued and outstanding Class A and Class B ordinary shares of the Company, par value $0.0001 per share (each, a “Share”), including Shares represented by ADSs. If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and, as a result of the merger, the American depositary shares, each of which represents four Class A ordinary shares of the Company (the “ADSs”), will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the effective time of the merger (the “Effective Time”), each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) owned by Holdco, Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Holdco, Parent, Merger Sub or the Company, (b) the Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Share Awards (as defined below), (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the “Dissenting Shares”), and (d) Shares (including Shares represented by ADSs, Shares issuable under the Company Options (as defined below) and/or the Restricted Shares (as defined below)) beneficially owned by the Rollover Shareholders (the “Rollover Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”) shall be cancelled and cease to exist in exchange for the right to receive $3.50 in cash per Share without interest and net of any applicable withholding taxes, and for the avoidance of doubt, because each ADS represents four Class A ordinary shares of the Company, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive $14.00 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms and conditions of the deposit agreement, dated August 6, 2014 between the Company and the Bank of New York Mellon (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares other than Dissenting Shares will be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL.

In addition, at the Effective Time, the Company will terminate the Company’s 2012 Share Incentive Plan and the 2014 Share Incentive Plan (collectively, the “Share Incentive Plans”), terminate all relevant award agreements entered into under the Share Incentive Plans, cancel all options to purchase Shares or ADSs (the “Company Options”) and all restricted shares (the “Restricted Shares”, collectively with the Company Options, the “Company Share Awards”) granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, (a) each Company Option vested on or prior to the Effective time (a “Vested Company Option”) will be cancelled in exchange for the right to receive a cash amount equal to the excess of $3.50 over the applicable per share exercise price of such Company Option, and (b) each Company Option not vested on or prior to the Effective Time (an “Unvested Company Option”) will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of ordinary shares of Holdco (“Holdco Shares”) not less than the number of Shares underlying such Unvested Company Option, with equivalent or greater economic value as such Unvested Company Option under the terms to be determined by Parent. As of the date of this proxy statement, no Company Options are beneficially held by the Rollover Shareholders.

At the Effective Time, (a) each outstanding Restricted Share that is not held by members of the Special Committee (as defined below) will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Restricted Share, with equivalent or greater economic value as such Restricted Share under the terms to be determined by Parent, and (b) each outstanding Restricted Share that is held by members of the Special Committee will be cancelled in exchange for a right to receive $3.50 in cash. As of the date of this proxy statement, no Restricted Shares are beneficially held by the Rollover Shareholders.

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The Buyer Group intends to fund the merger consideration through equity financing provided by the Sponsors in an aggregate amount equal to approximately $229.9 million and debt financing arranged by Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch in an aggregate amount of $161.0 million. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement.

The special committee of the Board, consisting of two independent directors, Ms. Ruby Rong Lu and Ms. Bin Yu (the “Special Committee”) reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On December 31, 2015, the Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its security holders unaffiliated to the Buyer Group (the “unaffiliated security holders”), (b) declared it advisable to enter into the merger agreement, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

On December 31, 2015, the Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger and FOR the proposal to adjourn the extraordinary meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission, (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

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Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group beneficially own approximately [40.4]% of the total issued and outstanding Shares, representing approximately [57.2]% of the total number of votes represented by the issued and outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is             , 2016 at      a.m. (Hong Kong Time). Each shareholder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share held as of the close of business in the Cayman Islands on             , 2016.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

As the registered holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex F to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on             , 2016, the ADS record date. The ADS depositary must receive such instructions no later than      (New York City Time) on             , 2016. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

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Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on             , 2016, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), ADS depositary services fees ($0.02 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies, in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE             (NEW YORK CITY TIME) ON             , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, please contact Mr. Derek Xiao at +86-755-8668-8007, or by email at ir@idreamsky.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Ruby Rong Lu	Michael Xiangyu Chen
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated             , 2016, and is first being mailed to the Company’s shareholders and ADS holders on or about             , 2016.

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IDREAMSKY TECHNOLOGY LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

            , 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of shareholders of iDreamSky Technology Limited (the “Company”) will be held on             , 2016 at 10:00 a.m. (Hong Kong Time) at the Company’s office at Shearman & Sterling’s office at 12th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong.

Only registered holders of Class A and Class B ordinary shares of the Company, par value $0.0001 per share, (each, a “Share”), at the close of business in the Cayman Islands on             , 2016 or their proxy holders are entitled to attend or to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of December 31, 2015 (the “merger agreement”), among the Company, Dream Investment Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), Dream Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger, be authorized, approved and adopted;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

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If you own American depositary shares, each of which represents four Class A ordinary shares of the Company (the “ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than      a.m. (New York City Time) on             , 2016 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs ($0.05 per ADS to be cancelled pursuant to the terms of the ADS deposit agreement), ADS depositary services fees ($0.02 per ADS to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on             , 2016, and become a registered holder of Shares by the close of business in the Cayman Islands no later than the Share record date. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

After careful consideration and upon the unanimous recommendation of the Special Committee of the Board consisting of two independent directors Ms. Ruby Rong Lu and Ms. Bin Yu (the “Special Committee”), the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group beneficially owns approximately [40.4]% of the total issued and outstanding Shares, representing approximately [57.2]% of the total number of votes represented by the issued and outstanding Shares.

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Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China, attention: Mr. Derek Xiao, so that the proxy card is received by the Company no later than             , 2016 at      a.m. (Hong Kong Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share held as of the close of business in the Cayman Islands on             , 2016. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE              (NEW YORK CITY TIME) ON             , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

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PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING YOUR ADSs (“ADRs”) AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES or ADRs.

If you have any questions or need assistance voting your Shares or ADSs, please contact Mr. Derek Xiao, at +86-755-8668-8007, or by email at ir@idreamsky.com.

The merger agreement, the plan of merger and the transactions, including the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1. Where there are joint holders of any Share any one of such joint holders may vote, either in person or by proxy, in respect of such Share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2. The instrument appointing a proxy must be in writing under the hand of the appointer or of his attorney or other person duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the extraordinary general meeting may in any event at his or her discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, or which is otherwise directed by the chairman to be deemed to have been duly deposited) shall be invalid.

5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Company’s offices at 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China, attention: Mr. Derek Xiao, no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD,

Michael Xiangyu Chen
Chairman of the Board

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PROXY STATEMENT

Dated             ,

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares or ADSs of iDreamSky Technology Limited can be voted at the extraordinary general meeting by submitting your proxy card or ADS voting instructions card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the Shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the Shares represented by your ADSs will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Mr. Derek Xiao, at +86-755-8668-8007, or by email at ir@idreamsky.com.

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Voting by the Supporting Shareholders at the Extraordinary General Meeting	77
Litigation Related to the Merger	78
Accounting Treatment of the Merger	78
Regulatory Matters	78
Dissenter Rights	78
Material U.S. Federal Income Tax Consequences	78
Material PRC Income Tax Consequences	81
Material Cayman Islands Tax Consequences	82
MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS	83
Market Price of the ADSs	83
Dividend Policy	83
THE EXTRAORDINARY GENERAL MEETING	84
Date, Time and Place of the Extraordinary General Meeting	84
Proposals to be Considered at the Extraordinary General Meeting	84
Our Board’s Recommendation	85
Quorum	85
Record Dates; Shares and ADSs Entitled to Vote	85
Vote Required	86
Shareholders and ADS Holders Entitled to Vote; Voting Materials	86
Proxy Holders for Registered Shareholders	87
Voting of Proxies and Failure to Vote	87
Revocability of Proxies	88
Rights of Shareholders Who Object to the Merger	88
Whom to Call for Assistance	89
Solicitation of Proxies	89
Other Business	89
THE MERGER AGREEMENT AND PLAN OF MERGER	90
Structure and Completion of the Merger	90
Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation	90
Merger Consideration	90
Treatment of Company Options	91
Treatment of Restricted Shares	91
Exchange Procedures	91
Representations and Warranties	91
Conduct of Business Pending the Merger	94
Shareholders’ Meeting	96
No Solicitation	96
Directors’ and Officers’ Indemnification and Insurance	97
Financing	97
Other Covenants	99
Conditions to the Merger	99
Termination of the Merger Agreement	100
Termination Fee	102
Remedies	102
Amendment	103
PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	104
DISSENTER RIGHTS	105
Requirements for Exercising Dissenter Rights	105
FINANCIAL INFORMATION	107
Ratio of Earnings to Fixed Charges	108
Net Book Value per Share of the Shares	108
TRANSACTIONS IN THE SHARES AND ADSs	109
Purchases by the Company	109
Purchases by the Buyer Group	109
Prior Public Offerings	109
Transactions in Prior 60 Days	109
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	110
FUTURE SHAREHOLDER PROPOSALS	112
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	113

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 115. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to iDreamSky Technology Limited and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading independent mobile game publishing platform in China. The Company distributes well-known international mobile games through both its proprietary distribution channels and third-party channels, such as app stores and device pre-installations. The Company also operates games as a service, where it offers live game services and gains user insights through its multi-dimensional data analysis engine to drive ongoing game optimization and monetization.

Our principal executive offices are located at 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China. The Company’s telephone number at this address is +86 755 8668 5111 and fax number is +86 755 8653 0126.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed on April 30, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 115 for a description of how to obtain a copy of the Company’s Annual Report.

Holdco

Dream Technology Holdings Limited (“Holdco”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, was formed for the purpose of consummating certain transactions in connection with the merger. Holdco is the sole shareholder of Parent. The registered office of Holdco is located at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands, and its telephone number is +86 755 8668 5111.

Parent

Dream Investment Holdings Limited (“Parent”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the merger agreement and consummating certain transactions in connection with the merger. The registered office of Parent is located at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands, and its telephone number is +86 755 8668 5111.

Merger Sub

Dream Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability under the laws of the Cayman Islands. Merger Sub was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. The registered office of Merger Sub is located at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands, and its telephone number is +86 755 8668 5111.

Mr. Chen

Mr. Michael Xiangyu Chen (“Mr. Chen”) is one of the co-founders, chairman of the board of directors (the “Board”) and chief executive officer of the Company. His business address is c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China, and his telephone number is +86 755 8668 5111. He is a citizen of the People’s Republic of China and his principal occupation is the chairman and chief executive officer of the Company.

Mr. Guan

Mr. Anfernee Song Guan (“Mr. Guan”) is one of the co-founders, director and chief technology officer of the Company. His business address is c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China, and his telephone number is +86 755 8668 5111. He is a citizen of the People’s Republic of China and his principal occupation is the director and chief technology officer of the Company.

Dream Data

Dream Data Services Limited (“Dream Data”) is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands. Its registered address is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands, and its telephone number is +86 755 8668 5111. Dream Data is wholly-owned by Mr. Chen through a family trust.

DT01

DT01 Holding International Limited (“DT01”) is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands. Its registered address is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands, and its telephone number is +86 755 8668 5111. DT01 is wholly-owned by Mr. Guan through a family trust.

THL

THL A19 Limited (“THL”) is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands. Its registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +852 3148 5100. THL A19 Limited is 95% owned by Tencent Holdings Limited and 5% owned by Tencent Growthfund Limited, which is in turn 100% owned by Tencent Holdings Limited (“Tencent”).

Prometheus

Prometheus Capital (International) Co, Ltd (“Prometheus”) is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands. Its registered address is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands, and its telephone number is +86 10 6581 8630. Prometheus is wholly-owned by Sicong Wang.

Kingsun

Kingsun (Shanghai) Investment Co., Ltd. (“Kingsun”) is a limited liability company incorporated under the laws of the PRC, with its registered office located at Room 710-T, 710 Sipin Road, Hongkou District, Shanghai, The People’s Republic of China. Its telephone number is +86 186 1682 3371. Its principal business is investment management. Kingsun is 85% owned by Xiaowei Wu, and 15% owned by Jiong Li.

Junlianxinhai

Beijing Junlianxinhai Private Equity Investment Partnership (Limited Partnership) (“Junlianxinhai”) is a limited partnership organized under the laws of the PRC, with its registered office located at 211B, 2F, Tower A, 2 Kexueyuan South Road, Beijing, The People’s Republic of China. Its telephone number is +86 10 6250 9351. Its principal business is investment management. Beijing Junliantongdao Investment Consulting Partnership (Limited Partnership) is Junlianxinhai’s ordinary general partner. Legend Capital Co., Ltd. is the ordinary general partner of Beijing Junliantongdao Investment Consulting Partnership (Limited Partnership).

Ruipu Lehua

Ruipu Lehua (Tianjin) Investment Center (Limited Partnership) (“Ruipu Lehua”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 7-2-2-105, Haifeng Logistics Park, Free Trade Area, Tianjin, The People’s Republic of China. Its telephone number is +86 21 6288 7757. Ruipu Jinse (Tianjin) Asset Management Partnership Enterprise (Limited Partnership) and Han Zhang are its ordinary general partners. Ruipu Jinse (Tianjin) Asset Management Partnership Enterprise (Limited Partnership) is wholly owned by Ruipu Huida (Tianjin) Assets Management Limited Liability Corporation, which is wholly owned by Hongsheng Wang and Zeyuan Zhang. Ruipu Lehua is principally engaged in the business of investing into technology, media, and telecommunications companies.

Peking Pusi

Peking Pusi Investment Co., Ltd. (“Peking Pusi”) is a limited liability company incorporated under the laws of the PRC, with its registered office located at 1605 A Block Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing 100026, The People’s Republic of China. Its telephone number is +86 10 6581 8630. Its principal business is private equity investment. Peking Pusi Investment Co., Ltd. is wholly owned by Sicong Wang.

V Capital

V Capital Company Limited (“V Capital”) is a limited liability company incorporated under the laws of the PRC, with its registered office located at Room 203-1, 588, Huanhuxier Road, Nanhui New Town, Pudong New District, Shanghai, The People’s Republic of China. Its telephone number is +86 21 6381 8851. V Capital is wholly owned by Jiangsu Huaxicun Company Limited, which is wholly owned by Jiangsu Huaxi Group Corporation, which is in turn wholly owned by the Village Committee of Huaxi Xinshi, Huashi Town, Jiangyin City, The People’s Republic of China. The principal business of V Capital is investment management, asset management and venture capital investment.

LT Prosperity

LT Prosperity (Tianjin) Asset Management LLP (“LT Prosperity”) is a limited partnership organized under the laws of the PRC, with its registered office located at 1-103-16, 482 Shengtaicheng Dongmanzhonglu, Chuangzhi Tower, Tianjin, The People’s Republic of China. Its telephone number is +86 22 6629 2208. Its principal business is private equity investment. LT Management Consultancy LLP is LT Prosperity’s ordinary general partner. LT Management Consultancy LLP’s general partner is LT Asset Management Co. Ltd. LT Asset Management Co. Ltd is 99% owned by Peng Xu and 1% owned by Changhong Liu.

Jiaxing Yaming

Jiaxing Yaming Investment Partnership (Limited Partnership) (“Jiaxing Yaming”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 561-95, Building No.2, Lianchuang Plaza, 883 Guangyi Road, Jiaxing, Zhejiang, The People’s Republic of China. Its telephone number is +86 21 6390 1600. Shanghai Yahao Asset Management Co., Ltd. is the ordinary general partner of Jiaxing Yaming. The principal business of Jiaxing Yaming is investment management.

Jiaxing Nuoxin

Jiaxing Nuoxin Investment Partnership (Limited Partnership) (“Jiaxing Nuoxin”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 573-144, Building No.2, Lianchuang Plaza, 883 Guangyi Road, Jiaxing, Zhejiang, The People’s Republic of China. Its telephone number is +86 21 6390 1600. Shanghai Yahao Investment Management Co., Ltd., which is 99% owned by Shanghai Zhenxuan Industrial Ltd and 1% owned by Jun Wang, is the ordinary general partner of Jiaxing Nuoxin. The principal business of Jiaxing Nuoxing is investment management.

Fortune

Fortune Wisdom Venture Capital Co., Ltd. (“Fortune”) is a limited liability company incorporated under the laws of the PRC, with its registered office located at 2303 Special Zone Press Building, Shenzhen, The People’s Republic of China. Its telephone number is +86 755 8351 5108. Fortune is 55% owned by Fortune Venture Capital Co., Ltd., which is 75% directly held by Shenzhen Rong Han Investment Co., Ltd. and indirectly controlled by Hunan TV & Broadcast Intermediary Co., Ltd (a stock company with limited liability listed on the Shenzhen Stock Exchange). Fortune is principally engaged in venture capital business.

Newplus

Newplus iDream Investment Partnership (Limited Partnership) (“Newplus”) is a limited partnership organized under the laws of the PRC, with its registered office located at No.8 Zhushan County, Zhushan Town, Yushui District, Xinyu, Jiangxi, The People’s Republic of China. Its telephone number is +86 187 1773 3142. Newplus China Faith Interactive Investment Management Co Ltd, which is wholly owned by Jun Wang, is the ordinary general partner of Newplus. Newplus is principally engaged in investment management and asset management business.

Super Star

Shanghai Super Star Venture Capital Partners (Limited Partnership) (“Super Star”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 365, Building 1, 458 Fute East One Road, Free Trade Area, Shanghai, The People’s Republic of China. Its telephone number is +86 139 1099 1697. ShenZhen HDFund Co., Ltd., which is controlled by Beijing KaiDaSangTai Electrothermal Equipment Co., Ltd., is the ordinary general partner of Super Star. Super Star’s principal business is investment management.

Xi Hui He Ying

Guangxi Xi Hui He Ying Investment Management Partnership (Limited Partnership) (“Xi Hui He Ying”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 1626, 16/F, Guangxi Xinyi Finance and Investment Building, 38 Shuangyong Road, Nanning, Guangxi, The People’s Republic of China. Its telephone number is +86 771 577 6646. Guangxi Xijiang Capital Management Co., Ltd., which is wholly owned by Jun Rong, is the ordinary general partner of Xi Hui He Ying. Xi Hui He Ying’s principal business is investment management.

Greenwoods

Shanghai Greenwoods Asset Management Limited (“Greenwoods”) is a limited liability company incorporated under the laws of the PRC, with its registered office located at Room 129, Building 3, 939 Haixu Road, Pudong New District, Shanghai, The People’s Republic of China. Its telephone number is +86 21 2083 0300. Greenwoods is wholly owned by Shanghai Greenwoods Investment Development Limited, which is controlled by Jinzhi Jiang. Greenwoods is principally engaged in asset management business.

Weiying Gefei

Shanghai Weiying Gefei Investment Management Ltd. (“Weiying Gefei”) is a limited liability company incorporated under the laws of the PRC, with its registered office located at room 5122-69, building 23, 1142 Kongjiang Road, Yangpu District, Shanghai, The People’s Republic of China. Its telephone number is +86 10 5732 1333 - 6071. It is principally engaged in venture capital business. Weiying Gefei is 40% owned by Beijing Weiying Technology Co., Ltd., 30% owned by Ning Lin, and 30% owned by Shanghai Gopher Asset Management Ltd. Beijing Weiying Technology Co., Ltd. is controlled by Ning Lin.

Yongtai

Hengqin Dream Yongtai Equity Investment Enterprise (Limited Partnership) (“Yongtai”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 105-11298, 6 Baohua Rd, Hengqin Area, Zhuhai, Guangdong, The People’s Republic of China. Its telephone number is +86 755 8668 5111. Its principal business is investment management. Hengqin Dream Yongtai Investment Management Co., Ltd. is Yongtai’s ordinary general partner. Hengqin Dream Yongtai Investment Management Co., Ltd. is 40% owned by Mr. Guan, 30% owned by Songlin Li, and 30% owned by Heng Zhang.

Ruitong

Hengqin Dream Ruitong Equity Investment Enterprise (Limited Partnership) (“Ruitong”) is a limited partnership organized under the laws of the PRC, with its registered office located at Room 105-11299, 6 Baohua Rd, Hengqin Area, Zhuhai, The People’s Republic of China. Its telephone number is +86 755 8668 5111. Its principal business is investment management. Hengqin Dream Ruitong Investment Management Co., Ltd. is Ruitong’s ordinary general partner. Hengqin Dream Ruitong Investment Management Co., Ltd. is 40% owned by Meng Su, 30% owned by Songlin Li, and 30% owned by Heng Zhang.

Throughout this proxy statement, Mr. Chen, Mr. Guan, Kingsun, Junlianxinhai, Ruipu Lehua, Peking Pusi, V Capital, LT Prosperity, Jiaxing Yaming, Jiaxing Nuoxin, Fortune, Newplus, Super Star, Xi Hui He Ying, Greenwoods, Weiying Gefei, Yongtai and Ruitong are collectively referred to as the “Sponsors”. Dream Data, THL, DT01 and Prometheus are collectively referred to as the “Rollover Shareholders”. Holdco, Parent, Merger Sub, the Rollover Shareholders and the Sponsors are collectively referred to as the “Buyer Group”.

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex D to this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 90)

You are being asked to vote to authorize and approve the agreement and plan of merger, dated as of December 31, 2015 (the “merger agreement”), among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix A to the merger agreement (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger (“surviving corporation”) under the laws of the Cayman Islands as a wholly owned subsidiary of Parent. The Company, as surviving corporation, will continue to do business under the name “iDreamSky Technology Limited” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 90)

Under the terms of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each of the Company’s Class A and Class B ordinary shares, par value $0.0001 per share (each a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing four Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) owned by Holdco, Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Holdco, Parent, Merger Sub or the Company, (b) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Share Awards (as defined below), (c) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law, as amended (the “CICL”) (the “Dissenting Shares”), and (d) Shares (including Shares represented by ADSs, Shares issuable under the Company Options (as defined below) and/or the Restricted Shares (as defined below)) beneficially owned by the Rollover Shareholders (the “Rollover Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $3.50 in cash per Share without interest and net of any applicable withholding taxes.

Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $14.00 in cash per ADS without interest and net of any applicable withholding taxes (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms and conditions of the deposit agreement, dated as of August 6, 2014, by and among the Company, The Bank of New York Mellon (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Please see “Dissenter Rights” beginning on page 105 for additional information.

Treatment of Company Options (Page 91)

At the Effective Time, the Company will terminate the Company’s 2012 Share Incentive Plan and the 2014 Share Incentive Plan (collectively, the “Share Incentive Plans”), terminate all relevant award agreements entered into under the Share Incentive Plans, cancel all options to purchase Shares or ADSs (the “Company Options”) and all restricted shares (the “Restricted Shares”, collectively with the Company Options, the “Company Share Awards”) granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, (a) each Company Option vested on or prior to the Effective time (a “Vested Company Option”) will be cancelled in exchange for the right to receive a cash amount equal to the excess of $3.50 over the applicable per share exercise price of such Company Option, and (b) each Company Option not vested on or prior to the Effective Time (an “Unvested Company Option”) will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of ordinary shares of Holdco (“Holdco Shares”) not less than the number of Shares underlying such Unvested Company Option, with equivalent or greater economic value as such Unvested Company Option under the terms to be determined by Parent.

As of the date of this proxy statement, no Company Options are beneficially held by the Rollover Shareholders.

Treatment of Restricted Shares (Page 91)

At the Effective Time, (a) each outstanding Restricted Share that is not held by members of the special committee (the “Special Committee”) of the board of directors of the Company (the “Board”) will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Restricted Share, with equivalent or greater economic value as such Restricted Share under the terms to be determined by Parent, and (b) each outstanding Restricted Share that is held by members of the Special Committee will be cancelled in exchange for a right to receive $3.50 in cash.

As of the date of this proxy statement, no Restricted Shares are beneficially held by the Rollover Shareholders.

Support Agreement (Page 67)

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders, Shipshape Holdings Limited (“Shipshape”), Ultimate Lenovo Limited (“Ultimate Lenovo”), Redpoint Associates IV, L.L.C., Redpoint Ventures IV, L.P. (together with Redpoint Associates IV, L.L.C, collectively, “Redpoint”), LC Fund V, L.P. and LC Parallel Fund V, L.P. (together with LC Fund V, L.P., collectively, “LC Fund”, and together with the Rollover Shareholders, Shipshape, Ultimate Lenovo, Redpoint, collectively, the “Supporting Shareholders”) entered into a support agreement (the “Support Agreement”) with Holdco and Parent. Pursuant to the Support Agreement, at the closing of the merger (the “Closing”), the Rollover Shares will be cancelled for no consideration. Immediately prior to the Closing, each Rollover Shareholder will subscribe, or will cause to be subscribed for, and Holdco shall issue, certain number of Holdco Shares representing such ownership percentage in Holdco as set forth in the Support Agreement at a price per share equal to the par value per share of Holdco Shares.

Pursuant to the terms of the Support Agreement, the Shares owned by the Supporting Shareholders as of the date of the Support Agreement and acquired by them thereafter will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

Record Dates and Voting (Page 85)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on                 , 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on                 , 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than                 (New York City Time) on                 , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before                 (New York City Time) on                 , 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than                 , 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Class A ordinary share and ten votes for each Class B ordinary share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be                 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                , 2016 at     a.m. (Hong Kong Time). Please see “Summary Term Sheet– Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 86)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of shareholders (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL.

As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately [70.1]% of the total issued and outstanding Shares of the Company, representing approximately [92.3]% of the total number of votes represented by the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 110 for additional information. Pursuant to the terms of the Support Agreement, the Shares owned by the Supporting Shareholders as of the date of the Support Agreement and acquired by them thereafter will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 86)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                 , 2016 at     a.m. (Hong Kong Time).

If you own ADSs as of the close of business in New York City on                 , 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than     a.m. (New York City Time) on                 , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands not later than                 , 2016. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before                 (New York City Time) on                 , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled), ADS depositary services fees ($0.02 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the principal Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if an ADS holder does not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Dissenter Rights (page 105)

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE             (NEW YORK CITY TIME) ON                 , 2016, AND BECOME REGISTERED HOLDERS OF SHARES NOT LATER THAN                 , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET (“NASDAQ”). THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (page 59)

The purpose of the merger is to enable certain affiliates of the Company and other members of the Buyer Group to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $3.50 in cash per Share or $14.00 in cash per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors—Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 59 for additional information.

ADSs representing Shares of the Company are currently listed on the NASDAQ under the symbol “DSKY.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley Act, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program of Shares will terminate. Please see “Special Factors—Effect of the Merger on the Company” beginning on page 59 for additional information.

Plans for the Company after the Merger (Page 62)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors—Plans for the Company after the Merger” beginning on page 62 for additional information.

Recommendations of the Special Committee and the Board (Page 36)

The Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its security holders unaffiliated to the Buyer Group (the “unaffiliated security holders”), (b) declared it advisable to enter into the merger agreement, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The Board, acting upon the unanimous recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, THE AMENDMENT OF THE AUTHORISED SHARE CAPITAL OF THE COMPANY FROM $50,000 DIVIDED INTO 418,553,880 CLASS A ORDINARY SHARES AND 81,446,120 CLASS B ORDINARY SHARES OF A PAR VALUE $0.0001 PER SHARE TO $50,000.00 DIVIDED INTO 5,000,000 SHARES WITH A PAR VALUE OF $0.01 EACH AND THE AMENDMENT AND RESTATEMENT OF THE EXISTING MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY BY THEIR DELETION IN THEIR ENTIRETY AND THE SUBSTITUTION IN THEIR PLACE OF A NEW MEMORANDUM AND ARTICLES OF ASSOCIATION AT THE EFFECTIVE TIME OF THE MERGER, A COPY OF WHICH IS ATTACHED AS APPENDIX II TO THE PLAN OF MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the transactions, including the merger, and in determining that the merger is fair to and in the best interest of the unaffiliated security holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36 and “Special Factors—Effect of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 60. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group as to the Fairness of the Merger (Page 41)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 41.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 63)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is approximately $390.9 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes (i) the cash to be paid to the Company’s unaffiliated shareholders and holders of the ADSs, Vested Company Options and Restricted Shares held by members of the Special Committee, and (ii) the related costs and expenses, in connection with the merger and related transactions.

The merger and the related transactions are expected to be funded by (i) equity contributions contemplated by the equity commitment letters (each such equity commitment letter, and “Equity Commitment Letter” and, together, the “Equity Commitment Letters”), by and among Holdco, Parent and each of the Sponsors in an aggregate amount equal to approximately $229.9 million; and (ii) the proceeds from a committed and underwritten senior secured credit facility contemplated by the debt commitment letter (the “Debt Commitment Letter”), by and between Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (the “Lender”) in its capacity as the “Mandated Lead Arranger” and the “Underwriter” and Merger Sub in an aggregate amount of $161.0 million.

Interim Investors Agreement (Page 66)

Concurrently with the execution and delivery of the merger agreement, Holdco, Parent, Merger Sub, the Rollover Shareholders and the Sponsors entered into an interim investors agreement (as may be amended from time to time in accordance with its terms, the “Interim Investors Agreement”) which governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the earlier of the termination of the merger agreement or consummation of the merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement and ancillary agreements pending consummation of the merger, (ii) the mechanism for making decisions relating to the equity financing pending consummation of the merger, and the right of Holdco at the direction of Dream Data and THL to enforce (including by specific performance) the provisions of each Equity Commitment Letter and the Support Agreement, (iii) the entrance into, concurrently with the consummation of the merger, a shareholders agreement of Holdco by all parties to the Interim Investors Agreement, and (iv) certain fee and expense sharing arrangements among the Rollover Shareholders and the Sponsors.

Limited Guarantee (Page 67)

Concurrently with the execution of the merger agreement, each of the Sponsors, other than Yongtai, entered into a limited guarantee (each such limited guarantee, a “Limited Guarantee” and, together, the “Limited Guarantees”). Under the Limited Guarantees, the Sponsors have collectively guaranteed in favor of the Company the entire portion of the Parent’s payment obligations with respect to the termination fee, if and when required under the merger agreement, up to a defined maximum amount. Each Limited Guarantee will terminate on the earliest of (a) the Effective Time, (b) the payment in full of the guaranteed obligation under such Limited Guarantee, (c) any termination of the Sponsor’s obligation under the Equity Commitment Letter as a result of the making of the contribution by such Sponsor pursuant to the Equity Commitment Letter, (d) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company and (e) the termination of the merger agreement in accordance with its terms under circumstances in which, upon such termination, Parent and Merger Sub would not be obliged to make any payment pursuant to the merger agreement.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 110)

As of the Share record date, we expect that the Buyer Group will beneficially own, in the aggregate, approximately [40.4]% of the issued and outstanding Shares, which represents approximately [57.2]% of the total number of votes represented by the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 110 for additional information.

Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares they beneficially own as of the date of the Support Agreement and acquire thereafter in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 46)

On December 31, 2015, at a meeting of the Special Committee to evaluate the merger, Duff & Phelps, LLC (“Duff & Phelps”) rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Duff & Phelps’ written opinion, the merger consideration to be paid to the holders of the Shares (other than holders of Excluded Shares) and the holders of ADSs (other than holders of ADSs representing Excluded Shares) in the merger was fair, from a financial point of view, to those holders.

The full text of the Duff & Phelps opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of the Duff & Phelps’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Duff & Phelps’ opinion. Shareholders are urged to read the Duff & Phelps’ opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in connection with the opinion.

Duff & Phelps’ engagement and opinion were for the benefit of the Special Committee, in its capacity as such, and its opinion was rendered to the Special Committee in connection with its consideration of the merger. Duff & Phelps’ opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto.

See “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 46 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 68)

In considering the recommendations of the Board with respect to the merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Chen and Mr. Guan;

•	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by Mr. Chen and Mr. Guan as a result of the merger and future performance of the surviving corporation;

•	the replacement of Restricted Shares beneficially held by employees, executive officers and directors of the Company (other than members of the Special Committee) by a grant of awards of Holdco with equivalent or greater economic value;

•	the cash-out of Restricted Shares beneficially held by members of the Special Committee;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	the monthly compensation of $15,000 and $20,000 of the member and the Chairman of the Special Committee, respectively, in exchange for their services in such capacity (the payment of which is not contingent upon the approval or completion of the merger or alternative transaction); and

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

As of the date of this proxy statement, Mr. Chen and Mr. Guan, being members of the Buyer Group, collectively and beneficially own [18.2]% issued and outstanding Shares. All Shares beneficially owned by Mr. Chen and Mr. Guan through certain Rollover Shareholders will be cancelled in the merger and will not be converted into the right to receive the merger consideration at the Effective Time. Instead, Mr. Chen and Mr. Guan will, through certain Rollover Shareholders, receive newly issued Holdco Shares.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 110), as a group and other than the members of the Buyer Group, beneficially own an aggregate of 4,674,430 Shares. These consist of (i) 3,674,430 issued and outstanding Shares (including Shares represented by ADSs) and (ii) 1,000,000 vested Restricted Shares. After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Mr. Chen and Mr. Guan being members of the Buyer Group) may receive in respect of their Shares and Restricted Shares is approximately $16.5 million, including approximately $12.9 million in respect of Shares and approximately $3.6 million in respect of vested Restricted Shares as of the date of this proxy statement and outstanding Restricted Shares expected to be held by members of the Special Committee at the Effective Time.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 68 for additional information.

Conditions to the Merger (Page 99)

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement being approved by a special resolution by holders of Shares constituting the Requisite Company Vote at the extraordinary general meeting of shareholders; and

•	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of prohibiting or making the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	(i) other than those representations and warranties regarding capitalization, Company Share Awards, corporate authority and fairness and no broker other than Duff & Phelps, the representations and warranties of the Company contained in the merger agreement being true and correct as of the date of the merger agreement and as of the Closing, as though made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect (as defined below), except to the extent such failures to be true and correct would not have a Company Material Adverse Effect; (ii) the representations and warranties regarding capitalization and Company Share Awards being true and correct (except for de minimus inaccuracies) as of the date of the merger agreement and as of the Closing, as though made on such time; and (iii) the representations and warranties regarding corporate authority and fairness and no broker other than Duff & Phelps being true and correct in all material respects as of the date of the merger agreement and as of the Closing, as though made at such time;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Closing;

•	the Company having delivered to Parent a certificate of an executive officer of the Company confirming the above conditions have been satisfied;

•	the amount of Dissenting Shares being less than 15% of the total outstanding Shares immediately prior to the Effective time;

•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect; and

•	Parent having completed all the required filings with the local counterparts of the National Development and Reform Commission of the PRC and the Ministry of Commerce of the PRC and registration with local banks to the extent required with respect to the overseas investment by the Sponsors in connection with the consummation of the transactions contemplated by the merger agreement, Equity Commitment Letters and Limited Guarantees (collectively, the “Sponsor Required Approvals”).

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver at the Closing of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing, as though made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), disregarding for this purpose any limitation or qualification by materiality, except to the extent such failures to be true and correct would not prevent or materially delay the performance by Parent or Merger Sub of its obligations under the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the Closing; and

•	the Company having received a certificate of an executive officer of Parent confirming the above conditions have been satisfied.

No Solicitation (Page 96)

From the date of the merger agreement until the earlier of the Effective Time or the valid termination of the merger agreement, the Company will not, and will instruct its subsidiaries and their respective representatives not to:

•	initiate, solicit, propose, knowingly encourage or take actions to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide any information concerning the Company or its subsidiaries to any person relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement to which the Company is a party or any anti-takeover law;

•	approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal (other than Acceptable Confidentiality Agreement (as defined below)) or that requires the Company to abandon the merger agreement or the transactions contemplated thereby; or

•	resolve, propose, agree or publicly announce an intention to do any of the above actions.

The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding an acquisition proposal.

Prior to obtaining the Requisite Company Vote, if the Company receives an unsolicited, written and bona fide acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (i) the Special Committee may directly or indirectly through the Company and its representatives contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal, and (ii) if the Special Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, then the Special Committee may directly or indirectly through the Company and its representatives, pursuant to an executed confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms no less favorable to the Company than those contained in the confidentiality agreement dated June 25, 2015, between the Company and Mr. Chen, furnish information to the person who has made such proposal, provided that the Company will concurrently make available to Parent any material information provided to such person that was not previously made available to Parent.

Prior to obtaining the Requisite Company Vote, (a) if the Company has received a written bona fide acquisition proposal that did not arise or result from a breach of the Company’s “no solicitation” obligations described above that is not withdrawn and that the Board determines, upon the recommendation of the Special Committee and in its good faith judgment, that (i) such acquisition proposal constitutes a superior proposal, and (ii) the failure to change its recommendation to the Company’s shareholders would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law (after consultation with its financial advisor and outside legal counsel), the Board may change its recommendation, authorize the Company to terminate the merger agreement, and/or enter into an alternative acquisition agreement with respect to such superior proposal. However, prior to taking any such action, the Board must give Parent at least five business days’ prior written notice of its intention to take such action and provide a description of the material terms and conditions of such proposal and identifying the person making such proposal. Further, the Company must provide to Parent any confidential information disclosed to the person making the superior proposal but not previously disclosed to Parent, negotiate in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement, so that the proposal would cease to constitute a superior proposal, and permit Parent to make a presentation of any amendments to the Board and the Special Committee (to the extent Parent wishes to make such presentation).

Termination of the Merger Agreement (Page 100)

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent, if:

•	the merger is not consummated by 11:59 p.m. on September 30, 2016 (Hong Kong Time), provided that this termination right is not available to a party if the failure to consummate the merger by such date was primarily caused by such party’s breach of the merger agreement;

•	any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the merger agreement or making the merger illegal, which shall have become final and non-appealable, or there is any law that makes the consummation of the merger illegal or prohibited; provided that prior to termination, each of the parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the order or law and shall have complied in all material respects with its obligations under the merger agreement; provided further that this termination right is not available to a party if the foregoing circumstances are caused by such party’s breach of the merger agreement; or

•	the merger agreement is not approved by the Requisite Company Vote at the extraordinary general meeting or any adjournment thereof.

•	by the Company, if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured (i) within 30 calendar days following receipt of written notice by Parent or Merger Sub of such breach from the Company or (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and 11:59 p.m. on September 30, 2016 (Hong Kong Time), provided that, the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing;

•	(i) all of the conditions to the merger regarding obtaining the Requisite Company Vote and Sponsor Required Approvals and no governmental injunction and all of the conditions to performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within three business days following the date the Closing should have occurred; or

•	(i) the Board determines, in good faith upon the recommendation of the Special Committee, that failure to effect a Company Adverse Recommendation Change (as defined below) or to authorize the Company to terminate the merger agreement and/or enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, (ii) the Board has effected a Company Adverse Recommendation Change and/or has authorized the Company to enter into such definitive agreement, (iii) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (iv) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement, and (v) the Company pays in full a termination fee to Parent concurrently with or prior to such termination.

•	by Parent, if:

•	the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured: (i) (x) within five calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to the “no solicitation” obligations, or (y) within 30 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to any other representation, warranty or covenant, or (ii) any shorter period of time that remains between the date Parent or Merger Sub provides written notice of such breach and 11:59 p.m. on September 30, 2016 (Hong Kong Time), provided that, Parent will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing; or

•	the Board has effected a Company Adverse Recommendation Change or has authorized the Company to enter into an alternative acquisition agreement.

For purpose of this proxy statement, the Board effects a “Company Adverse Recommendation Change” if the Board or its committee: (a) withholds, withdraws, qualifies or changes its recommendation to the shareholders of the Company relating to the approval of the merger in a manner adverse to Parent or Merger Sub, (b) approves any acquisition proposal or publicly proposes to approve any acquisition proposal, (c) fails to recommend the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement or to include such recommendation in this proxy statement, (d) fails to publically recommend against any acquisition proposal within ten business days after the commencement of such acquisition proposal, or (e) enters into any letter of intent, contract, memorandum or similar document with respect to any acquisition proposal (other than an Acceptable Confidentiality Agreement).

Termination Fee (Page 102)

The Company will pay to Parent or its designees a termination fee of $7.5 million, if the merger agreement is terminated:

•	by Parent where (i) the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period, or (ii) the Board has effected a Company Adverse Recommendation Change or has authorized the Company to enter into an alternative agreement;

•	by the Company or Parent where either (i) the merger is not consummated by 11:59 p.m. on September 30, 2016 (Hong Kong Time), or (ii) the Requisite Company Vote is not obtained, and where at or prior to the time of such termination, the Company has received a bona fide acquisition proposal from a third party that is not withdrawn and enters into a definitive agreement with respect to such acquisition proposal within nine months following such termination; or

•	by the Company where (i) the Board determines, in good faith upon the recommendation of the Special Committee, that failure to effect a Company Adverse Recommendation Change or to authorize the Company to terminate the merger agreement and/or enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, (ii) the Board has effected a Company Adverse Recommendation Change and/or has authorized the Company to enter into such definitive agreement, (iii) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (iv) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement.

Parent will pay to the Company or its designees a termination fee of $11.25 million, if the merger agreement is terminated:

•	by the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

•	by the Company where (i) all of the conditions to the merger regarding obtaining Requisite Company Vote and Sponsor Required Approvals and no governmental injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within three business days following the date the Closing should have occurred.

In addition, if Parent decides not to proceed to consummate the merger and terminates the merger agreement (x) due to the fact that the amount of Dissenting Shares represent no less than 15% of the total outstanding Shares immediately prior to the Effective Time, or (y) solely as a result of a non-remediable failure of the Sponsor to obtain the Sponsor Required Approvals by 11:59 p.m. on September 30, 2016 (Hong Kong Time), then Parent will pay to Company or its designees all expenses incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement up to $7.5 million.

Material U.S. Federal Income Tax Consequences (Page 78)

For a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 78 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 81)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Company’s Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or that PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise then the gain recognized on the receipt of cash for the Company’s Shares or ADSs by the holders of such ADSs or Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Furthermore, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax if the holders of such Shares or ADSs are PRC resident individuals. Neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the Merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 81 for additional information.

Material Cayman Islands Tax Consequences (Page 82)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 82 for additional information.

Regulatory Matters (Page 78)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Accounting Treatment of the Merger (Page 78)

The merger is expected to be accounted for, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the Shares (Page 83)

On June 12, 2015, the last trading day immediately prior to the Company’s announcement on June 15, 2015 that it had received a going private proposal, the reported closing price of the ADSs on the NASDAQ was $14.56 per ADS. The merger consideration of $3.50 per Share, or $14.00 per ADS, represents a premium of 24.5% and 39.8% over the 30 and 60 trading day volume-weighted average trading price prior to June 12, 2015, the last trading day prior to June 15, 2015, the date that it announced that it had received a going private proposal.

Fees and Expenses (Page 77)

Except for the circumstances where either the Company or Parent is required to pay a termination fee or reimburse expenses as appropriate under the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated.

Remedies (Page 102)

The parties to the merger agreement may be entitled to the payment of a termination fee or reimbursement of expenses or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the equity financing for the merger to be funded at the Effective Time and to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the debt financing has been funded or the lender providing the debt financing has irrevocably confirmed in writing that all conditions to funding have been satisfied and the debt financing will be funded in accordance with the terms of the debt financing documents at the Effective Time if the equity financing is funded concurrently, (iii) the Company has irrevocably confirmed in writing that if the equity financing and debt financing are funded, then the Closing will occur, and (iv) the equity financing has not been funded and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to the merger agreement.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee or reimburse expenses (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $11.25 million, and the Company termination fee of $7.5 million, respectively, and reimbursement of certain expenses accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 31, 2015, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2016, at 10:00 a.m. (Hong Kong Time) at the Company’s office at Shearman & Sterling’s office at 12th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals: (a) as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger; (b) as a special resolution, to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger; and (c) if necessary, as an ordinary resolution, to approve that the chairman of the extraordinary general meeting adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $3.50 in cash for each Share (other than the Excluded Shares) you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Islands Companies Law).

If you own ADSs (other than ADSs which represent Excluded Shares) and the merger is completed, you will be entitled to receive $14.00 per ADS (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before             (New York City Time) on             , 2016 and become a registered holder of Shares before             , 2016 and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 82 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Options be treated in the merger?

A:	At the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements entered into under the Share Incentive Plans, cancel all the Company Options and all the Restricted Shares granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, (a) each Vested Company Option will be cancelled in exchange for the right to receive a cash amount equal to the excess of $3.50 over the applicable per share exercise price of such Company Option, and (b) each Unvested Company Option will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Unvested Company Option, with equivalent or greater economic value as such Unvested Company Option under the terms to be determined by Parent.

Q:	How will the Company’s Restricted Shares be treated in the merger?

A:	At the Effective Time, (a) each outstanding Restricted Share that is not held by members of the Special Committee will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Restricted Share, with equivalent or greater economic value as such Restricted Share under the terms to be determined by Parent, and (b) each outstanding Restricted Share that is held by members of the Special Committee will be cancelled in exchange for a right to receive $3.50 in cash.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A.	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within five business days after the effective time of the merger), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $3.50 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are evidenced by certificates, also referred to as American depositary receipts (the “ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $14.00 (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $14.00 (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business in the Cayman Islands on , 2016, the Share record date for the extraordinary general meeting, we expect that there will be Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately [70.1]% of the total issued and outstanding Shares, representing approximately [92.3]% of the total number of votes represented by the issued and outstanding Shares.

Q:	What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, our Board recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger;

•	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and

•	FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is , 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2016. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by (New York City Time) on , 2016 and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than one-third of the voting power represented by the issued and outstanding Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. Your Shares and/or ADSs in the Company will be cancelled, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NASDAQ and the American depositary shares program for the ADSs will terminate.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second quarter of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any Company Options or Restricted Shares receive payment or substituted equity incentive awards pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee or reimburse the Company for its expenses, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 102.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on , 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instructions card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than (New York City Time) on , 2016. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to             (New York City Time) on             , 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on             , 2016, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to             (New York City Time) on             , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled), ADS depositary services fees ($0.02 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder held the ADSs as of the ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage or other nominee account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to             (New York City Time) on             , 2016. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share record date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the Share record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS record date is the close of business in New York City on             , 2016. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is consummated.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to their Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before             (New York City Time) on             , 2016, and become registered holders of Shares by the close of business in the Cayman Islands before             , 2016. Thereafter, such former ADS holders must also comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenter rights, you must surrender your ADSs to the ADS depositary (in the case of a certificated ADS by delivering the certificate to BNY Mellon, Depositary Receipts, 101 Barclay Street, 22nd Floor, New York, NY 10286, the United States. Attn: Anita Sung). Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS), ADS depositary services fees ($0.02 per ADS) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is (New York City Time) on , 2016.

You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenter Rights” beginning on page 105 as well as “Annex C – Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•	the beneficial ownership of equity interests in Parent by Mr. Chen and Mr. Guan;

•	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by Mr. Chen and Mr. Guan as a result of the merger and future performance of the surviving corporation;

•	the replacement of Restricted Shares beneficially held by employees, executive officers and directors of the Company (other than members of the Special Committee) by a grant of awards of Holdco with equivalent or greater economic value;

•	the cash-out of Restricted Shares beneficially held by members of the Special Committee;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company;

•	the monthly compensation of $15,000 and $20,000 of the member and the Chairman of the Special Committee, respectively, in exchange for their services in such capacity (the payment of which is not contingent upon the approval or completion of the merger or alternative transaction); and

•	the continuation of service of the executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 68 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the Support Agreement, each of the Supporting Shareholders has agreed to vote all of the Shares beneficially owned by it in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the Share record date, we expect that the Mr. Chen and Mr. Guan will, through certain parties to the Support Agreement, beneficially own approximately [18.2]% of the total issued and outstanding Shares, representing approximately [35.6]% of the total number of votes represented by the issued and outstanding Shares.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your Shares or ADSs, please contact Mr. Derek Xiao, at +86-755-8668-8007, or by email at ir@idreamsky.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given. The term “Buyer Group” used at various times refers to the buyer group consisting of the Rollover Shareholders and the Sponsors, as applicable, as the relevant parties formed or joined the Buyer Group at different times described below.

The Board and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management of the Company also have periodically reviewed strategic alternatives that may be available to the Company.

Since the beginning of June 2015, Mr. Chen, chairman of the Board and chief executive officer of the Company, began considering offering to acquire the Company. On June 13, 2015, Mr. Chen submitted to the Board a preliminary non-binding proposal (the “Proposal Letter”) to acquire all of the outstanding Class A and Class B ordinary shares of the Company not already owned by him or his affiliates in a going private transaction, including Class A ordinary shares represented by ADSs (each ADS representing four Class A ordinary shares), for US$3.50 in cash per Class A or Class B ordinary share, or US$14.00 in cash per ADS. Mr. Chen engaged Kirkland & Ellis as his U.S. legal counsel and intended to finance the transactions contemplated under the Proposal Letter through a combination of debt and equity capital.

On June 14, 2015, the Board held a telephonic meeting to discuss, among other things, the Proposal Letter. After discussing the Proposal Letter, the Board determined that it was in the best interests of the Company to establish a Special Committee consisting of Ms. Ruby Rong Lu (“Ms. Lu”) and Ms. Bin Yu, with Ms. Lu serving as chairwoman of the Special Committee. The Special Committee was formally granted, by way of unanimous written resolutions by the Board on August 18, 2015, the power and authority to (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the proposed going private transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (ii) respond to any communications, inquiries or proposals regarding the proposed going private transaction or any alternative transaction; (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the proposed going private transaction or any alternative transaction; (iv) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate; (v) recommend to the Board and the Company whether the proposed transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate); (vi) recommend rejection or approval of the proposed going private transaction or any alternative transaction to the Board; (vii) effect or recommend to the Board the consummation of the proposed going private transaction or any alternative transaction; (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the proposed going private transaction or any alternative transaction; (ix) take such actions as the Special Committee may deem necessary or appropriate in connection with anti-takeover provisions, including without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan; (x) investigate the Company and any prospective acquirers, the proposed going private transaction or alternative transaction and matters related thereto as it deems appropriate; (xi) review and comment upon any and all documents and other instruments used in connection with the proposed going private transaction or any alternative transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities; (xii) authorize the issuance of press releases and other public statements, including filings with the SEC and other governmental and non-governmental persons and entities as the Special Committee considers appropriate regarding the proposed going private transaction or any alternative transaction or consideration thereof; and (xiii) take such other actions as the Special Committee may deem necessary or appropriate for the Special Committee to discharge its duties.

On June 15, 2015, the Company issued a press release regarding its receipt of the Proposal Letter and the formation of the Special Committee, and furnished the press release as an exhibit to its current report on Form 6-K.

On June 15, 2015, after the Company issued a press release regarding its receipt of the Proposal Letter and the formation of the Special Committee, Mr. Chen contacted Jeffrey Li (Co-Head of Tencent Investment Department) (“Mr. Li”), Bill Zhan (Managing Director of Tencent Investment Department) (“Mr. Zhan”) and Derek Fang (Director of Tencent Investment Department) (“Mr. Fang”), and discussed the possibility of forming a consortium with Tencent to acquire the Company. Mr. Li, Mr. Zhan and Mr. Fang all represent THL A19 Limited, the entity holding shares in the Company and ultimately controlled by Tencent.

On June 22, 2015, the Company issued a press release regarding the retention of Duff & Phelps and Duff & Phelps Securities, LLC (“DPS”) as the financial advisor and Shearman & Sterling LLP (“Shearman & Sterling”) as the U.S. legal advisor to assist the Special Committee in its work, and furnished the press release as an exhibit to its current report on Form 6-K. In selecting its financial advisor, the Special Committee considered which investment banks had been involved in other going private transactions involving U.S. listed Chinese companies. From these investment banks, the Special Committee selected two investment banks based on a number of factors, including the size of the proposed going private transaction, the investment banks’ significant experience working on similar going private transactions and the previous experience of the members of the Special Committee working with particular investment banks. During the selection process, one of the shortlisted banks informed the Special Committee that it intended to work as the Buyer Group’s financial advisor. As a result, the Special Committee decided to select the other shortlisted bank, which is Duff & Phelps. As part of the engagement, the Special Committee also retained DPS, an affiliate of Duff & Phelps, to act as financial advisor to the Special Committee to provide such financial and market related advice and assistance as deemed necessary by the Special Committee in connection with the proposed going private transaction. The Special Committee’s selection of Shearman & Sterling as its U.S. legal advisor was based on, among other factors, Shearman & Sterling’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of special committees in going private transactions, and its significant history of working with China-based companies.

Also on June 22, 2015, Shearman & Sterling sent a draft confidentiality agreement to Kirkland & Ellis.

On June 23, 2015, Mr. Chen and THL held a kick-off meeting together with its financial, legal, accounting and tax advisors regarding a potential transaction involving the Company. Since then, the Buyer Group and their advisors held periodic discussions regarding the structure, pricing, financing and other details of such potential transaction.

Over the course of the next several days, Shearman & Sterling and Kirkland & Ellis negotiated the terms of the confidentiality agreement. On June 25, 2015, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with Mr. Chen.

On June 26, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Maples and Calder, Duff & Phelps and DPS. At the meeting, the Special Committee confirmed the retention of Shearman & Sterling as its U.S. legal advisor and Duff & Phelps as its financial advisor. The Special Committee also confirmed that it would continue to use the Company’s existing Cayman Islands counsel Maples and Calder as its Cayman Islands legal advisor.

At the same meeting, Duff & Phelps provided an overview of the transaction and discussed various aspects of the transaction, including process considerations, the potential timeline for the transaction and Duff & Phelps’ role as the financial advisor. DPS also discussed pre-signing and post-signing market checks in the context of a going private transaction and provided the Special Committee with the names of certain companies and sponsors that could be considered in the event that any market check were conducted by the Special Committee.

Maples and Calder then provided a detailed explanation of the Special Committee’s fiduciary duties as directors of the Company in the going private transaction under the Cayman Islands law. Shearman and Sterling then led the Special Committee in a discussion of the communications guidelines for directors, officers and employees of the Company to follow in light of and in connection with the proposed going private transaction and any alternative transaction and highlighted the importance of the Special Committee conducting an independent and robust process.

At the same meeting, the Special Committee and its advisors also discussed the position of Tencent, one of the Company’s existing shareholders that beneficially held shares in the Company through its investment holding vehicle THL, with respect to the proposed going private transaction and whether Tencent intended to participate as a member of the Buyer Group or whether Tencent was interested in pursuing an alternative transaction. The Special Committee instructed Shearman & Sterling and Duff & Phelps to follow up with both Kirkland & Ellis and Tencent, respectively, on Tencent’s position with respect to the proposed going private transaction. Ms. Lu indicated that she would also follow up directly with Tencent’s director on the Board regarding this matter.

On June 29, 2015 the Special Committee instructed DPS to verbally contact a limited number of the most likely potential bidders for the Company to assess their interest in a possible alternative transaction. Following the Special Committee’s instructions, representatives of DPS contacted eight potential bidders, comprising five strategic bidders and three financial bidders to assess whether any of such parties had any interest in pursuing a transaction involving the Company. However, none of the parties contacted expressed interest in pursuing a potential alternative transaction involving the Company.

Between late June 2015 and mid-July 2015, representatives of the Buyer Group and its financial, legal and accounting advisors had various discussions with the management of the Company regarding the business, operations and financial performance of the Company and conducted preliminary legal, business, financial and accounting due diligence on the Company.

In early July 2015, Shearman & Sterling contacted Buyer Group’s counsel, Kirkland & Ellis, to confirm Tencent’s possible involvement in the proposed going private transaction. Kirkland & Ellis confirmed that Tencent and the Buyer Group were in discussions regarding Tencent’s participation in the Buyer Group and the possible rollover of its shares in the Company and Tencent was supportive of the proposed going private transaction.

On July 10, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. At this meeting, the Special Committee and its advisors discussed Tencent’s involvement in the proposed going private transaction. Shearman & Sterling noted that, according to its communications with Kirkland & Ellis, Tencent and the Buyer Group were in discussions regarding Tencent’s participation in the Buyer Group and the possible rollover of its shares in the Company and Tencent was supportive of the proposed going private transaction. Ms. Lu also noted that Mr. Steven Ma (“Mr. Ma”), Tencent’s director on the Board, had also expressed Tencent’s interest in participating in the proposed going private transaction. DPS also confirmed that, based on its discussion with Mr. Ma, it also understood that Tencent would likely participate in the proposed going private transaction as a member of the Buyer Group. In both his discussions with Ms. Lu and with DPS, Mr. Ma confirmed that Tencent was only interested in participating as a member of the Buyer Group in the going private transaction and not in any alternative transaction. After further discussion, the Special Committee instructed Shearman & Sterling to follow up with the Buyer Group’s counsel, Kirkland & Ellis, to confirm Tencent’s participation in the Buyer Group and to obtain a copy of a consortium agreement to be entered into by the Buyer Group members to the extent one was available.

At the same meeting, Duff & Phelps also provided the Special Committee with an update on the progress of its financial due diligence work on the Company. DPS also noted that the Buyer Group had engaged China Renaissance Securities (Hong Kong) Limited (“China Renaissance”) as its financial advisor.

At the same meeting, the Special Committee and its advisors also discussed the possibility of conducting a pre-signing auction or a “go shop” market check. In evaluating this issue, the Special Committee considered a number of factors, including (i) that the Buyer Group had confirmed that they were not interested in selling their interests in the Company or participating in any alternative transaction; (ii) the Buyer Group’s ongoing negotiations with Tencent as a rollover shareholder in the proposed going private transaction and Tencent’s confirmation of its intention to participate in the Buyer Group; (iii) that the shares of the Buyer Group, including the participation of Tencent, would represent a voting interest of more than 50% of the total voting interests represented by shares in the Company; (iv) market practice for conducting a market check in this context; (v) the fact that no third party (including any parties contacted by DPS) had indicated any interest in pursuing an alternative transaction involving the Company; and (vi) the volatility of the industry and the sector in which the Company operates. After discussion, the Special Committee determined not to conduct a pre-signing market check or auction, but the Special Committee would consider including a post-signing “go shop” provision in connection with its negotiations of the merger agreement.

At the same meeting, the Special Committee and its advisors also discussed shareholder complaints that the Company had received from five individual shareholders, in which such shareholders had expressed their views that the offer price of $14.00 per ADS did not reflect the intrinsic value of the Company and requested that the Company seek other alternative proposals. The Special Committee discussed the details of the complaints with its advisors and the importance of remaining informed regarding the position of shareholders as to the transaction, including the importance of exploring any interest from third parties in an alternative transaction that might provide a higher valuation. The Special Committee concluded that no immediate action was required with respect to the complaints but that DPS should communicate with the shareholders to explain the role of the Special Committee and its advisors.

On July 25, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. At the meeting, Shearman & Sterling, Duff & Phelps and DPS updated the Special Committee on the progress of their work. Shearman & Sterling noted that it had not received drafts of any transaction agreements and that, according to Kirkland & Ellis, the desirability of a consortium agreement was still being discussed between the Buyer Group members. DPS informed the Special Committee that the Buyer Group was in discussions with several commercial banks and investors in order to obtain debt and equity financing for the proposed going private transaction, and the financing banks and investors were in the process of conducting due diligence on the Company. DPS noted that the Buyer Group expected the financing to be finalized by mid-to-end of August 2015. Duff & Phelps also noted that the Company’s management was still working on the financial projections. The Special Committee and its advisors then discussed important milestones and next steps for the proposed going private transaction, including receipt of a draft merger agreement and Duff & Phelps obtaining from management financial projections for the Company in order for Duff & Phelps to conduct its valuation work on the Company.

On July 31, 2015, Shanghai Pudong Development Bank (“Pudong Bank”), one of the potential debt financing sources, provided a draft confidentiality agreement to the Company. Over the course of the next two weeks, Shearman & Sterling, on behalf of the Company, negotiated the terms of the confidentiality agreement with Pudong Bank. On August 14, 2015, the Company entered into the confidentiality agreement with Pudong Bank.

Between late June 2015 and mid-October 2015, Mr. Chen and China Renaissance contacted some of the existing shareholders of the Company and various potential investors who might be interested in joining the Buyer Group. During this period of time, (i) Mr. Guan and Promethes agreed to roll over all of their Shares; (ii) Mr. Jeffrey Lyndon Ko (the sole beneficial owner of Shipshape), Ultimte Lenovo, Redpoint and LC Fund agreed to vote all of their Shares in favor of the potential transaction; and (iii) certain Sponsors such as Julianxinhai, Ruipu Lehua, V Capital, LT Prosperity and Greenwoods indicated their preliminary interests to provide equity contribution to finance the merger.

Between late June 2015 and late October 2015, the Buyer Group and its representatives had negotiations with selected potential lenders regarding the terms of the debt financing arrangements for the transaction.

On October 23, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. At the meeting, DPS informed the Special Committee that the Buyer Group were continuing discussions on the debt financing with debt financing sources and the Buyer Group had lined up a number of potential equity sponsors to provide equity financing for the proposed going private transaction. Duff & Phelps also updated the Special Committee on the progress of their valuation work on the Company. Shearman & Sterling also informed the Special Committee that the Buyer Group planned to circulate an initial draft of the merger agreement after financing for the proposed going private transaction was nearer to being finalized.

On November 6, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. At the meeting, DPS updated the Special Committee on various aspects of the going private transaction, including that the Buyer Group continued to progress on the debt financing for the proposed going private transaction, and the Buyer Group expected to provide the initial draft of the merger agreement to the Special Committee and its advisors during the second week of November. At this meeting, Duff & Phelps also provided the Special Committee with a further update on the progress of its valuation work on the Company.

Between mid-October 2015 and early December 2015, China Renaissance arranged further meetings between representatives of the Buyer Group and key potential investors who might be interested in joining the Buyer Group. As a result of various meetings, the Buyer Group finalized the list of the Sponsors and their respective equity contribution amounts.

From late October to late December 2015, the Buyer Group and its representatives had further negotiations with selected potential lenders regarding the terms of the debt financing arrangements for the proposed transaction.

On November 13, 2015, Kirkland & Ellis sent initial drafts of the merger agreement and the support agreement to Shearman & Sterling.

On November 18, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling and DPS. At the meeting, Shearman & Sterling discussed with the Special Committee the key issues contained in the initial draft of the merger agreement provided by the Buyer Group, including among other things, (i) the Buyer Group’s plan to finance the proposed transaction through a combination of rollover financing from the rollover shareholders and equity financing provided by equity investors, (ii) the treatment of the Company’s incentive arrangements, (iii) the PRC tax withholding rights available to Parent, (vi) the possible PRC governmental approvals required by Parent and potential equity investors, (v) the representations and warranties to be provided by the Company and the Buyer Group, respectively, (vi) the “no shop” covenant, including the absence of any “go shop” market check, and the related “fiduciary out” provision that would permit the Special Committee to terminate the merger agreement and recommend a “superior proposal” under certain circumstances, (vii) the closing conditions, including the absence of a “majority of minority vote” requirement, and the ability of the Buyer Group to terminate the merger agreement if shareholders representing more than 5% of the outstanding shares exercised dissenters rights, and (viii) certain trigger events for the termination of the merger agreement and the payment of termination fees. After a lengthy discussion and considering the views of its advisors, the Special Committee agreed on a proposed response to the key issues in the merger agreement, including, among other things, (a) including a “majority of the minority” vote requirement, (b) rejecting the closing condition relating to the exercise of dissenters rights, (c) providing the Company with additional rights to terminate the merger agreement in certain circumstances, including upon receiving a superior proposal, (d) expanding the ability of the Company to consider alternative acquisition proposals and superior proposals, and for the Company to change its recommendation in the absence of a superior proposal if the Special Committee determined that failure to do so would be inconsistent with its fiduciary duties, and (e) increasing the termination fee payable by Parent and requiring that Parent reimburse the Company for the expenses incurred by the Company and the Special Committee if the merger agreement is terminated due to the failure of any member of the Buyer Group to obtain the required PRC governmental approvals. The Special Committee instructed Shearman & Sterling to revise the draft merger agreement to reflect the Special Committee’s position on the key terms and to provide the revised merger agreement to Kirkland & Ellis.

On December 1, 2015, Shearman & Sterling delivered a revised draft of the merger agreement to Kirkland & Ellis.

On December 11, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. At this meeting, DPS updated the Special Committee on the Buyer Group’s financing arrangements, including that the Buyer Group remained in discussions with the potential lenders to provide debt financing for the proposed going private transaction and the Buyer Group had shortlisted eight equity investors as potential equity financing sources to provide equity financing for the proposed going private transaction. Duff & Phelps also provided a further update on the progress of their valuation work and discussed the management projections it had received from the Company with the Special Committee.

On December 18, 2015, Kirkland & Ellis sent a revised draft of the merger agreement to Shearman & Sterling, together with initial drafts of a form equity commitment letter and limited guarantee.

On December 21, 2015, Shearman & Sterling and Kirkland & Ellis discussed certain key issues relating to the revised draft of the merger agreement, as well as the Buyer Group’s financing plans and the potential PRC government approvals required by the equity investors.

On December 23, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS, during which meeting Shearman & Sterling summarized the key issues in the revised draft of the merger agreement, including, among other things, (i) the revised representations and warranties to be provided by the Company, (ii) the revised “no shop” provision and related “fiduciary out” provisions, (iii) the revised closing conditions, including the deletion of the “majority of minority” voting requirement and the reinstatement of the closing condition for the benefit of the Buyer Group that shareholders representing no more than 5% of the outstanding shares had exercised dissenters rights, and (iv) the termination of the merger agreement and termination fees. After discussion with its advisors, the Special Committee instructed Shearman & Sterling to prepare a further revised draft of the merger agreement reflecting the Special Committee’s position.

At the same meeting, Shearman & Sterling reported to the Special Committee that it had received a list of equity investors from Kirkland & Ellis and the Special Committee and its advisors discussed various aspects of the equity financing, including the equity commitment letter and limited guarantee, and the nature of the guarantees being provided by the equity investors. The Special Committee instructed its advisors to negotiate the terms of the equity financing arrangements, including obtaining a guarantee for a greater proportion of the total guarantee amount from Mr. Chen and requesting that DPS confirm proof of funds with each equity investor.

At the same meeting, Shearman & Sterling also reported to the Special Committee that certain equity investors in the list of equity investors provided by Kirkland & Ellis are PRC companies and limited partnerships and such entities would be required to obtain PRC overseas investment approvals in order to provide equity financing and guarantees for the proposed going private transaction. Shearman & Sterling then led a discussion with the Special Committee on the implications of such approvals and what protections the Special Committee could consider in the event that any such approvals are not obtained. During the discussion, DPS noted that the Company should be reimbursed for the expenses it had incurred in connection with the proposed going private transaction in the event any such approvals are not obtained. After discussion, the Special Committee instructed DPS to provide a range for such expenses and Shearman & Sterling to include a capped fee amount in the merger agreement to cover such expenses.

At the same meeting, Duff & Phelps updated the Special Committee on their preliminary valuation analysis on the Company. Duff & Phelps verbally summarized the financial projections it had received from the Company’s management and described the methodology to be employed in its financial analysis with the Special Committee, including various assumptions underlying the projections and its analysis. The Special Committee then discussed the current offer price in light of the Company’s valuation, taking into account a variety of factors, including the Company’s historical financial performance, the Company’s projections, current market conditions, the financing terms of the Transaction and the Special Committee’s valuation discussions with Duff & Phelps. After lengthy discussion, the Special Committee instructed Duff & Phelps to confirm the financial numbers in the projections with the Company and to finalize its valuation and report to the Special Committee.

On December 24, 2015, Shearman & Sterling sent a further revised draft of the merger agreement to Kirkland & Ellis. On the same date, Shearman & Sterling also delivered revised drafts of the support agreement and the form equity commitment letter and limited guarantee to Kirkland & Ellis.

On December 26, 2015, Kirkland & Ellis contacted Shearman & Sterling to discuss certain questions and issues related to the revised draft of the merger agreement and the ancillary documents. Also on the same date Kirkland & Ellis delivered an initial draft of the debt commitment letter to Shearman & Sterling (together with the support agreement, the equity commitment letters and the limited guarantees, the “Ancillary Documents”).

Between December 27, 2015 and December 30, 2015, Kirkland & Ellis and Shearman & Sterling held numerous discussions on the merger agreement and the Ancillary Documents and exchanged comments on the draft transaction documents. During this period, Shearman & Sterling also communicated with the Special Committee on outstanding issues relating to the merger agreement and the Ancillary Documents.

On December 30, 2015, the Special Committee instructed DPS to negotiate with the Buyer Group for a higher offer price. DPS then reached out on behalf of the Special Committee to Mr. Chen, encouraging the Buyer Group to submit a revised, improved offer and supporting the request with statistics showing that increases following the initial proposal were typical for transactions similar to this one. China Renaissance on behalf of the Buyer Group rejected the request and emphasized that the proposed offer price was already providing a meaningful premium to the market price. China Renaissance also pointed to the deteriorating macroeconomic environment (with slower growth in China and an expectation of further depreciation of the RMB) and the recent volatility in U.S. and China stock markets, which they claimed had led most buyers in more recent going private transactions to decline to increase their offer prices and even, in one instance, to decrease the price.

On December 31, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling and Duff & Phelps. At this meeting, Shearman & Sterling reviewed with the Special Committee its fiduciary duties in connection with the proposed going private transaction. Shearman & Sterling then reviewed the key terms of the merger agreement and the Ancillary Agreements with the Special Committee. Duff & Phelps then presented its financial analyses to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and attached hereto as Annex B, to the effect that, as of December 31, 2015, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $3.50 per ordinary share (or $14.00 per ADS) cash merger consideration to be received by the holders of Company’s Shares and ADSs, respectively (other than holders of Excluded Shares), pursuant to the merger agreement was fair, from a financial point of view, to such holders. Please see “Special Factors – Opinion of the Independent Committee’s Financial Advisor” beginning on page 46 for additional information regarding the financial analysis performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated December 31, 2015, is attached as Annex B to this proxy statement. After considering the presentations of Shearman & Sterling and Duff & Phelps, including Duff & Phelps’ fairness opinion, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Independent Committee and the Board”, the Special Committee then unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders and declared it advisable for the Company to enter into the merger agreement and the transactions contemplated by the merger agreement and recommended that the Board adopt a resolution approving the merger agreement, the transactions contemplated by the merger agreement, including the merger, and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

Following the meeting of the Special Committee, the Board convened a meeting with the Special Committee to discuss the merger agreement and the transactions contemplated by the merger agreement. At the beginning of the meeting, each of Mr. Chen, Jeffer Lyndon Ko, Anfernee Song Guan, Steven Xiaoyi Ma, Erhai Liu and David Yuan disclosed his interest in the proposed going private transaction. The Special Committee then proceeded to provide to the Board an overview of the proposed transaction and presented its recommendation to the Board. After considering the proposed terms of the merger agreement, the transactions contemplated by the merger agreement and the recommendation of the Special Committee, the Board (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transactions contemplated by the merger agreement, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (iii) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger. See “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and the Board” beginning on page 36 for a full description of the resolutions of the Board at this meeting.

Later in the evening on December 31, 2015, the Company, Parent, Merger Sub and other members of the Buyer Group, as applicable, executed the merger agreement and the Ancillary Documents and the Company then issued a press release announcing the execution of the merger agreement and the Ancillary Documents, and furnished the press release as an exhibit to its current report on Form 6-K.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, suppliers, lenders and vendors all have access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Our Board, acting upon the unanimous recommendation of the Special Committee, which acted with the advice and assistance of our management (other than Mr. Chen and Mr. Guan being members of the Buyer Group, and Mr. Ma, a director of the Company appointed by Tencent, owing to their respective interests in the proposed transaction) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on December 31, 2015, the Special Committee unanimously recommended that the Board adopt resolutions that:

•	determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On December 31, 2015, the Board (including Mr. Chen and Mr. Guan being members of the Buyer Group, and Mr. Ma, a director of the Company appointed by Tencent, owing to their respective interests in the proposed transaction, who attended, participated in and voted upon matters discussed during the Board meeting, declaring their respective interests in the proposed transaction at the beginning of the meeting) approved and adopted the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the fact that the per Share merger consideration of $3.50 and the per ADS merger consideration of $14.00 represent a premium of 24.5% to the volume-weighted average closing price of the Company’s ADSs during the 30 trading days prior to June 12, 2015, the last trading day prior to June 15, 2015, the date that the Company announced it had received a “going private” proposal;

•	the fact that the per Share merger consideration of $3.50 and the per ADS merger consideration of $14.00 represent a premium of 39.8% to the volume-weighted average closing price of the Company’s ADSs during the 60 trading days prior to June 12, 2015, the last trading day prior to June 15, 2015, the date that the Company announced it had received a “going private” proposal;

•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per ADS price equal to or greater than the per ADS merger consideration of $14.00, as adjusted for present value, particularly in light of the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company;

•	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

•	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $3.50 per ordinary share or $14.00 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee’s advisors;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as the oral opinion of Duff & Phelps to the Special Committee on December 31, 2015 (which was subsequently confirmed by delivery of a written opinion of Duff & Phelps dated the same date) with respect to the fairness, from a financial point of view, of the $3.50 per ordinary share (or $14.00 per ADS) cash merger consideration to be received by the holders of the Company’s Shares and ADSs, respectively (other than holders of Excluded Shares), pursuant to the merger agreement, as of December 31, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing their opinion. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 46 for additional information;

•	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business and prospects, including, without limitation, the fact that the Company’s total revenues increased by approximately 1,172.4% from 2012 to 2013 and approximately 299.1% from 2013 to 2014, compared to a projected increase in total revenues of 71.6% from 2014 to 2015 and 37.5% from 2015 to 2016, respectively, indicating that the Company may face uncertain business conditions in China;

•	the increased costs of regulatory compliance for public companies;

•	the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $11.25 million termination fee and the guarantee of such payment obligation by the Sponsors pursuant to the Limited Guarantees;

•	the ability of the Company, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 96);

•	the ability of the Board, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders vote to authorize and approve the merger agreement, and the ability of the Company to terminate the merger agreement if the Board elects a change of recommendation;

•	the ability of the Company, under certain circumstances, to specifically enforce the terms of the merger agreement;

•	since the announcement of the proposed transaction on June 15, 2015 and prior to the entry into the merger agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company; and

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the Special Committee and the Board to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the Special Committee, which consists of two independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps as its financial advisor, and Shearman & Sterling and Maples and Calder, as its legal advisors, each reporting solely to the Special Committee;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

•	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

•	the Special Committee held telephonic meetings to consider and review the terms of the merger agreement and the merger;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a superior proposal (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 96) until the date the Company’s shareholders vote upon and authorize and approve the merger agreement;

•	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 96) subject to compliance with the terms and conditions of the merger agreement; and

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares and ADSs unaffiliated with the Buyer Group;

•	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger. See “The Merger Agreement and Plan of Merger – Conduct of Business Pending the Merger” beginning on page 94 for additional information;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $7.5 million in connection with the termination of the merger agreement;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $11.25 million, and that the Company may not be entitled to a termination fee at all if, among other things, the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 100 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 102 for additional information;

•	the fact that Mr. Chen and Mr. Guan may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 68 for additional information;

•	the rights of Parent under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within the Company’s control take place, including, among other events, the occurrence of any material adverse effect or the holders of more than 15% of the outstanding Share having validly served notice of objection prior to the vote on the merger at the extraordinary general meeting;

•	that while the Special Committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company shareholders approve it;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the unaffiliated security holders.

The forgoing information and factors considered by the Special Committee and the Board are not intended to be exhaustive, but include the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analyses presented by Duff & Phelps as an indication of the going concern value of the Company. These analyses included, among others, selected public companies analysis, selected M&A transactions analysis and discounted cash flow analysis. All of the material analyses as presented to the Special Committee on December 31, 2015 are summarized below under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 46. The Special Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the per Share merger consideration and the per ADS merger consideration offered by the Buyer Group appropriately reflect the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the merger agreement and complete the merger. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of September 30, 2015 was $1.24, based on 173,207,553 issued and outstanding Shares as of September 30, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to film or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the unaffiliated security holders and its decision to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors – Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, the Board was also aware that some of the Company’s directors and shareholders, including Mr. Chen and Mr. Guan, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, or in addition to those of the unaffiliated security holders generally, as described under the section entitled “Special Factors —Interests of Certain Persons in the Merger” beginning on page 68. Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors – Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

For the foregoing reasons, each of the Company and the Board believes that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of the Company and the unaffiliated security holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to authorize and approve the merger agreement, the Plan of Merger and the transactions, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of its continuing interests in the surviving corporation after the consummation of the merger. These interests are described under the caption “— Interests of Certain Persons in the Merger —Interests of the Buyer Group” beginning on page 68.

The Buyer Group believes that the interests of the Company’s unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s advisors as to, the fairness of the merger to the Company’s unaffiliated security holders. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not perform, or engage a financial advisor to perform, any special valuation or other analysis to assist them in assessing the substantive and procedural fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business, and the factors considered by, and the conclusions of, the Special Committee and the Board discussed in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 36, although approval of the transaction appears to be assured given the voting power of Shares committed to vote in favor of the merger, the Buyer Group nevertheless believes the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

•	in considering the merger with the Buyer Group, the Special Committee, which consists of two independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

•	the Special Committee retained and was advised by legal and financial advisors experienced in assisting committees such as the Special Committee in similar transactions;

•	neither the Special Committee nor the Board had any obligation to recommend authorization or approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, or any other transaction;

•	the current and historical market prices of the ADSs, including the fact that per Share merger consideration of $3.50 and the per ADS merger consideration of $14.00 representing a premium of 39.8% and 24.5% over the 30 and 60 trading day volume-weighted average trading price prior to June 12, 2015, the last trading day prior to June 15, 2015, the date that it announced that it had received a going private proposal;

•	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•	the Buyer Group obtained debt financing commitment for the merger with a limited number of conditions attached, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the unaffiliated security holders;

•	the fact that the Special Committee received from its financial advisor an opinion, dated December 31, 2015, as to the fairness, from a financial point of view and as of such date, of the per Share merger consideration to be received by holders of Shares and the per ADS merger consideration to be received by holders of ADSs (other than holders of Excluded Shares);

•	the fact that, under the terms of the merger agreement, the Company has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 96) until the date the Company’s shareholders vote upon and authorize and approve the merger agreement;

•	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 96) subject to compliance with the terms and conditions of the merger agreement;

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

•	each Sponsor has agreed to guarantee the obligations of Parent or Merger Sub under the merger agreement to pay the relevant termination fee to the Company and reimburse certain costs and expenses of the Company if the merger agreement is terminated under certain circumstances;

•	the Company has the ability to specifically enforce the terms of the merger agreement under certain circumstances;

•	the fact that the authorization and approval of the merger agreement, the plan of merger and the merger is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company’s memorandum and articles of association;

•	the requirement that the merger be approved by a majority vote of the unaffiliated security holders is neither required under the Cayman Islands Companies Law nor the prevailing market practice for privatization transactions involving companies incorporated under the laws of the Cayman Islands;

•	that the Board was fully informed about the extent to which the interests of the Supporting Shareholders in the merger differed from those of the Company’s unaffiliated security holders;

•	the fact that none of the directors related to the Supporting Shareholders or the management of the Company participated in or sought to influence the deliberative process of the Special Committee; and

•	the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to (i) the significant costs associated with regulatory compliance for a publicly listed company; (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be and (iii) the limited trading volume and fluctuating trading prices of the Company’s ADSs on the NASDAQ.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern.

In its consideration of the fairness of the proposed merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Company’s Shares and ADSs to determine the fairness of the merger consideration to the Company’s unaffiliated security holders because following the merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration represented a premium to the going concern value of the Company.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public financial projections. However, in connection with Duff & Phelps financial analysis of the consideration to be paid in the merger, the Company’s management provided financial projections for the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2017 to Duff & Phelps, as the financial advisor to the Special Committee. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenue, EBITDA, adjusted EBITDA, net income and adjusted net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. Readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company’s existing and new products and services, customer behavior and preferences, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger, including, but not limited to, any changes to the projections or the Company’s operations or strategy as a result of the merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisor and are not included for the purpose of influencing any shareholders to make any investment decision with respect to the merger, including whether or not to seek appraisal for his, her or its Shares.

The following table set forth the financial projections prepared by our management and considered by the special committee in connection with their analysis of the merger and Duff & Phelps in connection with the delivery of its fairness opinion:

	Management Projections Fiscal Year Ending December 31,
	(in RMB millions except percentages)
	2015E	2016E	2017E
Revenue
Game revenue
Casual / Card games	992	1,309	1,516
Mid/hardcore games	630	921	1,256
Other revenue	67	92	104
Total	1,689	2,322	2,876
% growth	71.6%	37.5%	23.9%

Total cost of revenue	(1,018)	(1,418)	(1,720)
% of revenue	60.3%	61.1%	59.8%

Gross profit	671	904	1,156
% margin	39.7%	38.9%	40.2%
% growth	67.3%	34.7%	27.9%

R&D Expense	(99)	(145)	(172)
% of revenue	5.9%	6.2%	6.0%
Sales and Marketing Expense	(195)	(277)	(344)
% of revenue	11.5%	11.9%	12.0%
General and Administrative	(172)	(182)	(202)
% of revenue	10.2%	7.8%	7.0%
Other gain , net	3	—	—

Operating profit	208	300	438
% margin	12.3%	12.9%	15.2%

Interest income	15	—	—
Foreign exchange loss and others	(26)	—	—
Share of loss from an equity investment	(4)	(4)	(4)
Income before income tax	193	296	434

Income tax expense	(63)	(46)	(68)
% effective tax rate	32.6%	15.5%	15.7%
Net income	130	250	366
% margin	7.7%	10.8%	12.7%

Share-based compensation	90	99	109
Share of loss from an equity investment	4	4	4
Adjusted net income	224	353	479
% margin	13.3%	15.2%	16.7%

Depreciation & Amortisation Expense	72	149	193
Income tax expense	63	46	68
EBITDA	265	445	627
% margin	15.7%	19.2%	21.8%
Adjusted EBITDA	359	548	740
% margin	21.3%	23.6%	25.7%

In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, which primarily include (a) the growth of smartphone markets in the PRC and elsewhere would continue in line with management’s expectation, (b) the popularity of mobile games would remain stable in the geographic markets in which the Company operated, (c) the Company would be able to continue to expand its portfolio by launching new mobile games and to grow its user base, (d) the Company would be able to continue to monetize its users effectively, (e) the level of channel costs and content provider costs will remain in line with management’s expectation, and (f) other costs and expenses would increase in line with the Company’s revenue increase. The Company’s management also assumed that the RMB and the overall economy in China will remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company.

For the reasons discussed in this proxy statement, including the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee and its advisors or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 113 and “Item 3. Key Information— D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated June 19, 2015, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, private placements of securities, and other investment banking services.

At the meeting of the Special Committee on December 31, 2015, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of the Shares (other than the Excluded Shares) and the per ADS merger consideration to be paid to the holders of ADSs (other than ADSs representing the Excluded Shares) in the merger were each fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated December 31, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2014; and the Company’s unaudited interim financial statements for the six months ended June 30, 2014 and June 30, 2015;

•	reviewed a detailed financial projection model for the years ending December 31, 2015 through 2017, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (the ‘‘Management Projections’’);

•	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

•	reviewed a letter dated December 22, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);

•	reviewed documents related to the merger, including a draft of the merger agreement received on December 31, 2015;

•	discussed the information referred to above and the background and other elements of the merger with the management of the Company;

•	discussed with Company management its plans and intentions with respect to the management and operation of the business;

•	reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

•	relied upon the fact that the Special Committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;

•	assumed that the information relating to the Company and the merger supplied by the Company to Duff & Phelps, including the representations made by Company management regarding the Company and the merger in the Management Representation Letter, is complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the merger necessary to make the information not misleading in light of the circumstances under which the information was provided;

•	assumed that the representations and warranties made by all parties in the merger agreement and the Management Representation Letter are true and correct and that each party to the merger agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts withheld from Duff & Phelps which would make the information reviewed by Duff & Phelps incomplete or misleading;

•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps does not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, or an analysis of the Company’s credit worthiness, or as tax or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied) or render any opinion, as to any legal or regulatory or tax or accounting matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors or employees, or any class of such persons, relative to the per Share merger consideration or the per ADS merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the holders of the Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and it is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. The opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the per Share merger consideration or the per ADS merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the per Share merger consideration and the per ADS merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Duff & Phelps was directed by the Special Committee not to and, therefore, did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger; (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the merger agreement and the merger; or (iii) advise the Special Committee, the board or any other party with respect to alternatives to the merger. Duff & Phelps did not participate in the negotiations with respect to the terms of the merger.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2019, with ‘‘free cash flow’’ defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2015 through 2017, which are described in this proxy statement in the section entitled ‘‘Special Factors—Certain Financial Projections’’ beginning on page 43, and extrapolated the projections for fiscal years 2018 and 2019 based on discussions with Company management. The main assumptions underlying the extrapolations of such projections are: (i) the Company’s net revenue is projected to increase at a compound annual growth rate (“CAGR”) of 32.3% over the five-year period ending 2019; (ii) EBITDA is projected to increase at a CAGR of 99.3% over the five-year period ending 2019; (iii) the Company’s EBITDA margin is projected to average 21.5% over the five-year period ending 2019; (iv) total capital expenditures are projected to average 0.3% of revenue over the five-year period ending 2019; and (v) total purchase of intangible assets expenses are projected to average 10.1% of revenue over the five-year period ending 2019. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the merger. The following table sets forth the financial projections used in Duff & Phelps’ analysis:

(RMB in thousands)	Q4 2015	2016P	2017P	2018P	2019P
Earnings Before Interest and Taxes	¥59,240	¥317,251	¥457,429	¥594,349	¥697,317
Pro Forma Taxes @ 15.5%	(9,182)	(49,174)	(70,901)	(92,124)	(108,084)

Net Operating Profit After Tax	50,058	268,077	386,528	502,225	589,233

Depreciation	2,147	10,307	12,369	6,600	9,000
Amortization	21,294	138,193	180,131	201,011	241,011
Capital Expenditures	(1,941)	(7,000)	(10,000)	(11,000)	(12,000)
Purchase of Intangible Assets	(30,000)	(191,796)	(197,550)	(200,000)	(200,000)
(Increase) / Decrease in Working Capital	24,013	(108,570)	(98,749)	(96,261)	(92,506)

Free Cash Flow	¥65,571	¥109,211	¥272,729	¥402,575	¥534,738

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2019 (the ‘‘Terminal Value’’) using a perpetuity growth formula assuming a 5.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. The major assumptions made by Duff & Phelps were as follows:

•	impact of competition on the business of the Company is in line with that on the industry generally;

•	industry growth is consistent with the historical pattern;

•	there is no adverse material change in the financial condition and prospects of the Company; and

•	there is no adverse material change in the industry or the financial markets in general.

Duff & Phelps used discount rates ranging from 15.0% to 18.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of $473.3 million to $629.3 million and a range of implied values of the Company’s ADSs of $11.53 to $14.75 per ADS. The implied values of the Company’s Shares and ADSs were derived by starting from the estimated enterprise value for the Company of $473.3 million to $629.3 million and:

•	subtracting short-term bank loans of $20.1 million as of September 30, 2015;

•	subtracting non-controlling interests of $4.8 million as of September 30, 2015;

•	adding excess cash of $104.1 million as of September 30, 2015;

•	adding the estimated cash proceeds from the exercise of in-the-money options of $0.5 million; and

•	adding investments in equity investees of $6.3 million as of September 30, 2015.

Selected Public Companies and merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the gaming industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples based on selected financial metrics, which Duff & Phelps utilized to estimate the enterprise value of the Company. The thirteen companies included in the selected public company analysis in the gaming industry were:

China Gaming Companies	• NetEase, Inc.

• NetDragon Websoft Inc.

• Ourgame International Holdings Limited

• Changyou.com Limited

• Feiyu Technology International Company Ltd.

Global Gaming Companies	• NEXON Co., Ltd.

• Take-Two Interactive Software Inc.

• GungHo Online Entertainment, Inc.

• Square Enix Holdings Co., Ltd.

• Zynga, Inc.

• DeNA Co., Ltd.

• GameLoft S.E.

• Glu Mobile, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year end for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Below are the market data, revenue growth, EBITDA growth and EBITDA margin for each company used in the selected public companies analysis:

Selected Public Company Analysis

($ in millions, except per share data)

COMPANY INFORMATION	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN
Company Name	3-YR CAGR	LTM	2016	2017	3-YR CAGR	LTM	2016	2017	3-YR AVG	LTM	2016	2017
China Gaming Companies
NetEase, Inc.	17.1%	72.1%	41.7%	16.9%	11.3%	32.5%	26.3%	10.7%	46.2%	34.3%	28.8%	27.3%
NetDragon Websoft Inc.	8.2	16.0	35.8	16.5	-1.1	-92.4	160.0	60.1	29.8	1.5	19.5	26.8
Ourgame International Holdings Limited	45.7	57.4	42.1	28.4	52.0	26.6	39.5	38.9	23.4	21.4	24.9	26.9
Changyou.com Limited	15.9	11.1	-7.8	6.2	-37.8	NM	-20.1	0.8	40.3	33.9	26.7	25.3
Feiyu Technology International Company Ltd.	117.4	106.8	38.5	NA	90.1	96.4	72.5	NA	56.3	49.0	56.0	NA

Group Median	17.1%	57.4%	38.5%	16.7%	11.3%	29.5%	39.5%	24.8%	40.3%	33.9%	26.7%	26.9%

Global Gaming Companies
NEXON Co., Ltd.	25.4%	13.9%	5.3%	4.3%	16.7%	10.1%	3.2%	13.0%	49.8%	43.4%	40.2%	43.6%
GungHo Online Entertainment, Inc.	162.1	-11.2	-8.9	-3.3	286.7	-17.0	-1.8	-3.1	52.0	50.9	53.7	53.8
Take-Two Interactive Software Inc.	9.5	-37.1	4.2	10.7	NM	NM	74.2	-16.2	-0.5	-10.0	20.5	15.5
Square Enix Holdings Co., Ltd.	9.5	8.8	14.9	2.7	14.0	26.7	22.0	7.9	8.6	14.9	17.3	18.2
Zynga, Inc.	-15.4	14.4	11.3	11.5	NM	NM	NM	NM	-0.8	-2.1	-7.3	0.7
DeNA Co., Ltd.	-0.8	-5.1	0.8	29.2	-18.2	-24.3	23.9	18.4	34.0	24.1	27.0	24.7
GameLoft S.E.	11.4	3.5	8.6	7.7	-26.4	-74.5	128.6	12.5	11.7	2.9	14.1	14.7
Glu Mobile, Inc.	44.5	41.4	15.7	17.9	NM	NM	-134.2	NM	-6.1	5.2	-1.5	5.4

Group Median	10.5%	6.1%	6.9%	9.2%	14.0%	-17.0%	22.0%	10.2%	10.2%	10.1%	18.9%	16.9%

Mean	34.7%	22.5%	15.5%	12.4%	38.7%	-1.8%	32.8%	14.3%	26.5%	20.7%	24.6%	23.6%
Median	15.9%	13.9%	11.3%	11.1%	12.7%	10.1%	25.1%	11.6%	29.8%	21.4%	24.9%	25.0%

iDreamSky Technology Limited (Management Projections) [1]	NA	103.7%	37.5%	23.9%	NA	NM	57.0%	39.5%	-7.0%	16.2%	20.1%	22.6%
iDreamSky Technology Limited (Consensus Estimates)	NA	103.7%	25.5%	NA	NA	NM	41.3%	NA	-7.0%	16.2%	21.3%	NA

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Bloomberg, Capital IQ, SEC filings

[1]	The Company’s financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

Below are the market data, stock price as multiple of EPS, enterprise value as multiple of EBITDA, EBIT and revenue for each company used in the selected public companies analysis:

Selected Public Company Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			STOCK PRICE AS A MULTIPLE OF			ENTERPRISE VALUE AS MULTIPLE OF
Company Name	Stock Price on 12/24/15	% of 52- Wk High	Enterprise Value	LTM EPS	2016 EPS	2017 EPS	LTM EBITDA	2016 EBITDA	2017 EBITDA	LTM EBIT	2016 EBIT	2017 EBIT	LTM Revenue	2013 Revenue	2017 Revenue
China Gaming Companies
NetEase, Inc.	$183.85	99.7%	$20,358	26.9x	19.6x	17.3x	21.0x	14.5x	13.1x	21.6x	15.2x	13.5x	7.18x	4.17x	3.56x
NetDragon Websoft Inc.	2.90	56.4	1,205	NM	69.6	46.8	NM	25.6	16.0	NM	62.8	27.8	7.40	4.99	4.28
Ourgame International Holdings Limited	0.69	59.3	485	27.8	14.7	10.9	21.9	11.9	8.5	25.0	12.6	9.2	4.68	2.95	2.30
Changyou.com Limited	25.43	73.7	634	5.3	9.2	9.0	2.3	3.4	3.4	3.0	4.6	4.4	0.78	0.91	0.86
Feiyu Technology International Company Ltd.	0.24	43.9	279	15.9	5.3	2.8	9.0	6.8	NA	10.3	7.6	11.2	4.39	3.83	NA

Group Median				21.4x	14.7x	10.9x	15.0x	11.9x	10.8x	15.9x	12.6x	11.2x	4.68x	3.83x	2.93x
Global Gaming Companies
NEXON Co., Ltd.	$15.72	92.5%	$5,262	15.0x	14.4x	13.6x	7.8x	7.9x	7.0x	9.6x	9.3x	8.6x	3.38x	3.20x	3.06x
Take-Two Interactive Software Inc.	35.75	98.0	2,233	NM	24.6	21.8	NM	6.6	7.9	NM	11.3	8.8	1.54	1.36	1.22
GungHo Online Entertainment, Inc.	2.74	65.3	2,024	7.3	8.5	9.1	3.0	3.1	3.2	3.1	3.6	3.6	1.53	1.68	1.74
Square Enix Holdings Co., Ltd.	23.60	84.2	1,995	26.9	15.4	13.9	8.9	5.9	5.5	11.7	7.1	6.5	1.32	1.03	1.00
Zynga, Inc.	2.71	88.6	1,473	NM	90.3	38.7	NM	NM	NM	NM	NM	NM	1.91	1.90	1.71
DeNA Co., Ltd.	15.10	68.1	1,080	18.2	14.2	10.7	3.7	3.3	2.8	5.5	5.8	3.3	0.89	0.88	0.69
GameLoft S.E.	7.03	99.7	566	NM	33.8	33.8	73.6	12.9	11.5	NM	25.8	21.8	2.12	1.82	1.69
Glu Mobile, Inc.	2.50	35.8	151	NM	NM	25.0	11.0	NM	8.7	NM	NM	11.0	0.58	0.55	0.47

Group Median				16.6x	15.4x	17.8x	8.3x	6.3x	7.0x	10.6x	10.3x	8.8x	1.53x	1.52x	1.46x

Mean				17.9x	26.6x	19.5x	16.2x	9.3x	8.0x	11.2x	15.1x	10.8x	2.90x	2.25x	1.88x
Median				17.0x	15.1x	13.9x	8.9x	6.8x	7.9x	9.9x	9.3x	9.0x	1.91x	1.82x	1.70x

LTM = Latest Twelve Months

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Bloomberg, Capital IQ, SEC filings

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected Chinese and international gaming transactions indicated enterprise value to LTM EBITDA multiples ranging from 5.9x to 18.6x with a median of 10.3x, enterprise value to LTM EBIT multiples ranging from 6.2x to 32.7x with a median of 14.3x, and enterprise value to LTM revenue multiples ranging from 0.43x to 25.45x with a median of 3.35x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. The Company has considered King Digital Entertainment and China Mobile Games and Entertainment Group Limited as competitors; however, King Digital Entertainment generated most of its revenues outside of China, and China Mobile Games and Entertainment Group Limited focuses more on research and development for its own games than the Company does. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis. Although not directly comparable, Duff & Phelps nonetheless conducted the selected M&A transactions analysis to broadly determine the multiples typical for M&A transactions in the Chinese and international gaming industry.

Date Announced	Acquirer Name	Target Name

China Gaming Transactions

11/4/2015	Meisheng Cultural & Creative Corp., Ltd. (SZSE:002699)	Hangzhou Joyreach Network Technology Co., Ltd.
9/24/2015	Anhui Deli Household Glass Co., Ltd. (SZSE:002571)	Guangzhou Chuangsi Information Technology Limited
6/29/2015	Chairman; IDG Capital Partners	Kongzhong Corp. (NasdaqGS:KZ)
5/30/2015	Founders; Orient Securities Co., Ltd.	Taomee Holdings Ltd. (NYSE:TAOM)
5/18/2015	Orient Hongtai Zhihe (Beijing); ChangJiang Growth Capital Investment Co., Ltd; Beijing HT Capital Investment Management Co., Ltd.	China Mobile Games and Entertainment Group Limited
12/31/2014	Perfect Peony Holding Company Limited	Perfect World Co., Ltd.
12/1/2014	Fuchun Communications Co., Ltd. (SZSE:300299)	Shanghai The Dream Network Technology Co. Ltd.
12/18/2014	New Sports Group Limited (SEHK:299)	Kingworld (Beijing) Technology Co., Ltd.
8/13/2014	Song Liao Automotive Co., Ltd. (SHSE:600715)	Shanghai Douwan Network Technology Co., Ltd.
5/22/2014	Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373)	Beijing Elex Technology Co., Ltd.
1/17/2014	Zhejiang Century Huatong Group Co., Ltd. (SZSE:002602)	Shanghai T2 Entertainment Co., Ltd.
11/25/2013	Management; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.	Giant Interactive Group, Inc.
8/31/2013	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555)	Shanghai 37wan Network and Technology Co., Ltd.
7/22/2013	Huayi Brothers Media Corporation (SZSE:300027)	Guangzhou Yin Han Technology Company Limited
10/25/2012	Chengdu B-ray Media Co.,Ltd. (SHSE:600880)	Beijing Manyougu Information Technology Co., Ltd

Date Announced	Acquirer Name	Target Name

International Gaming Transactions

11/2/2015	Activision Blizzard, Inc. (NasdaqGS:ATVI)	King Digital Entertainment plc (NYSE:KING)
7/31/2015	Stride Gaming plc (AIM:STR)	InfiApps Limited
3/13/2015	Marvelous Inc. (TSE:7844)	G-MODE Corporation
12/4/2014	CVC Capital Partners Limited	Sky Betting and Gaming
11/12/2014	Churchill Downs Inc. (NasdaqGS:CHDN)	Big Fish Games, Inc.
10/14/2014	Imperus Technologies Corp. (TSXV:LAB)	Diwip Ltd.
9/15/2014	Microsoft Corporation (NasdaqGS:MSFT)	Mojang AB
8/21/2014	SoftBank Group Corp. (TSE:9984)	Supercell Oy
6/30/2014	Perfect Online Holding Limited; Sumpo Food Holdings Limited (nka:Leyou Technologies Holdings Limited (SEHK:1089))	Digital Extremes Ltd.
1/13/2014	Amaya, Inc. (TSX:AYA)	Rational Group Limited
10/1/2012	NEXON Co., Ltd. (TSE:3659)	gloops, Inc.
3/15/2012	Scientific-Atlanta, LLC	NDS Group Holdings Limited
2/15/2012	NCsoft Corporation (KOSE:A036570)	Ntreev Soft Co., Ltd.

Below are the transaction data from each transaction used in the selected M&A transactions analysis in the Chinese gaming industry:

Selected M&A Transactions Analysis - China Gaming Transactions

($ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
11/4/2015	Hangzhou Joyreach Network Technology Co., Ltd.	Meisheng Cultural & Creative Corp., Ltd. (SZSE:002699)	$146.8	$146.8	N/A	N/A	N/A	N/A	N/A	1.00x
9/24/2015	Guangzhou Chuangsi Information Technology Limited	Anhui Deli Household Glass Co., Ltd. (SZSE:002571)	$393.5	$131.6	N/A	$27.5	N/A	N/A	14.3x	2.99x
6/29/2015	Kongzhong Corp. (NasdaqGS:KZ)	Chairman; IDG Capital Partners	$281.0	$229.2	$38.3	$13.9	16.7%	7.3x	20.2x	1.23x
5/30/2015	Taomee Holdings Ltd. (NYSE:TAOM)	Founders; Orient Securities Co., Ltd.	$60.9	$35.6	N/A	N/A	N/A	N/A	N/A	1.71x
5/18/2015	China Mobile Games and Entertainment Group Limited	Orient Hongtai Zhihe (Beijing); ChangJiang Growth Capital Investment Co., Ltd; Beijing HT Capital Investment Management Co., Ltd.	$650.1	$240.4	$51.1	$38.6	21.2%	12.7x	16.8x	2.70x
12/31/2014	Perfect World Co., Ltd.	Perfect Peony Holding Company Limited	$662.3	$619.2	$112.5	$76.7	18.2%	5.9x	8.6x	1.07x
12/1/2014	Shanghai The Dream Network Technology Co. Ltd.	Fuchun Communications Co., Ltd. (SZSE:300299)	$493.5	$19.4	N/A	N/A	N/A	N/A	N/A	25.45x
12/18/2014	Kingworld (Beijing) Technology Co., Ltd.	New Sports Group Limited (SEHK:299)	$58.0	$5.6	N/A	N/A	N/A	N/A	N/A	10.42x
8/13/2014	Shanghai Douwan Network Technology Co., Ltd.	Song Liao Automotive Co., Ltd. (SHSE:600715)	$232.0	$13.4	N/A	$10.0	N/A	N/A	23.3x	17.27x
5/22/2014	Beijing Elex Technology Co., Ltd.	Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373)	$426.6	$991.7	N/A	$13.0	N/A	N/A	32.7x	0.43x
1/17/2014	Shanghai T2 Entertainment Co., Ltd.	Zhejiang Century Huatong Group Co., Ltd. (SZSE:002602)	$159.2	$32.8	N/A	$11.6	N/A	N/A	13.7x	4.86x
11/25/2013	Giant Interactive Group, Inc.	Management; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.	$2,368.3	$380.4	$248.8	$239.5	65.4%	9.5x	9.9x	6.23x
8/31/2013	Shanghai 37wan Network and Technology Co., Ltd.	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555)	$1,435.0	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7/22/2013	Guangzhou Yin Han Technology Company Limited	Huayi Brothers Media Corporation (SZSE:300027)	$212.7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10/25/2012	Beijing Manyougu Information Technology Co., Ltd	Chengdu B-ray Media Co.,Ltd. (SHSE:600880)	$237.0	$33.9	N/A	N/A	N/A	N/A	N/A	6.99x
	China Mean							8.9x	17.5x	6.33x
	China Median							8.4x	15.6x	2.99x

Below are the transaction data from each transaction used in the selected M&A transactions analysis in the international gaming industry:

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
11/2/2015	King Digital Entertainment plc (NYSE:KING)	Activision Blizzard, Inc. (NasdaqGS:ATVI)	$4,759.4	$2,104.3	$725.7	$712.1	34.5%	6.6x	6.7x	2.26x
7/31/2015	InfiApps Limited	Stride Gaming plc (AIM:STR)	$39.2	$13.7	N/A	$3.6	N/A	N/A	10.9x	2.86x
3/13/2015	G-MODE Corporation	Marvelous Inc. (TSE:7844)	$20.6	$8.9	N/A	$2.5	N/A	N/A	8.2x	2.33x
12/4/2014	Sky Betting and Gaming	CVC Capital Partners Limited	$1,367.8	$286.1	$81.8	$89.6	28.6%	16.7x	15.3x	4.78x
11/12/2014	Big Fish Games, Inc.	Churchill Downs Inc. (NasdaqGS:CHDN)	$835.0	$308.4	$44.8	$36.8	14.5%	18.6x	22.7x	2.71x
10/14/2014	Diwip Ltd.	Imperus Technologies Corp. (TSXV:LAB)	$105.2	$28.4	$14.7	N/A	51.9%	7.2x	N/A	3.71x
9/15/2014	Mojang AB	Microsoft Corporation (NasdaqGS:MSFT)	$2,500.0	$326.0	N/A	N/A	N/A	N/A	N/A	7.67x
8/21/2014	Supercell Oy	SoftBank Group Corp. (TSE:9984)	$3,373.9	$901.1	$326.4	N/A	36.2%	10.3x	N/A	3.74x
6/30/2014	Digital Extremes Ltd.	Perfect Online Holding Limited; Sumpo Food Holdings Limited (nka:Leyou Technologies Holdings Limited (SEHK:1089))	$120.0	$25.6	N/A	$5.8	N/A	N/A	20.8x	4.68x
1/13/2014	Rational Group Limited	Amaya, Inc. (TSX:AYA)	$5,211.6	$1,133.4	$420.0	$430.0	37.1%	12.4x	12.1x	4.60x
10/1/2012	gloops, Inc.	NEXON Co., Ltd. (TSE:3659)	$467.6	$304.3	N/A	$75.0	N/A	N/A	6.2x	1.54x
3/15/2012	NDS Group Holdings Limited	Scientific-Atlanta, LLC	$5,005.0	$989.4	$283.1	$258.7	28.6%	17.7x	19.3x	5.06x
2/15/2012	Ntreev Soft Co., Ltd.	NCsoft Corporation (KOSE:A036570)	$126.5	$48.7	N/A	N/A	N/A	N/A	N/A	2.60x
	Global Mean							12.8x	13.6x	3.73x
	Global Median							12.4x	12.1x	3.71x
	Aggregate Gaming Mean							11.4x	15.4x	5.03x
	Aggregate Gaming Median							10.3x	14.3x	3.35x

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA for the fiscal years ending December 31, 2016 and December 31, 2017. The projected EBITDA, for each of these years was adjusted to exclude public company costs and non-recurring income (expenses). Duff & Phelps’ selected valuation multiples were as follows: the projected fiscal 2016 EBITDA multiple ranged from 7.5x to 8.5x, and the projected fiscal 2017 EBITDA multiple ranged from 5.5x to 6.5x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above. As a result of the analysis of the selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of $545.1 million to $631.1 million and a range of implied values of the Company’s ADSs of $13.01 to $14.79 per ADS. The implied values of the Company’s Shares and ADSs were derived by starting from the estimated enterprise value for the Company of $545.1 million to $631.1 million and:

•	subtracting short-term bank loans of $20.1 million as of September 30, 2015;

•	subtracting non-controlling interests of $4.8 million as of September 30, 2015;

•	adding excess cash of $104.1 million as of September 30, 2015;

•	adding the estimated cash proceeds from the exercise of in-the-money options of $0.5 million; and

•	adding investments in equity investees of $6.3 million as of September 30, 2015.

Premiums Paid Summary

Below are the summary data from the going private transactions evaluated in connection with the premiums paid analysis:

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from January 2012 – December 2015
		Premium as a % of
	Number of Deals	One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a% of 52-Week High
Overall Mean	399	36.3	37.2	41.3	71.5
Overall Median		23.5	25.9	28.0	78.8
Chinese Companies Mean	83	36.9	37.2	43.4	65.8
Chinese Companies Median		23.4	27.1	29.2	68.3
US-Listed Chinese Companies Mean	73	37.1	37.1	43.4	65.5
US-Listed Chinese Companies Median		23.4	27.1	29.4	66.7

iDreamSky Technology Limited		(3.8)	33.3	67.3	56.1

Below are the summary data from the change of control transactions in the gaming and entertainment software industry evaluated in connection with the premiums paid analysis:

Premiums Paid Analysis - Gaming and Entertainment Software Change of Control Transactions

Transactions announced, closed, or effective from January 2012 – December 2015
		Premium as a % of
	Number of Deals	One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	24	33.5	35.5	45.0	53.6
Overall Industry Median		25.7	23.6	30.1	55.9
Chinese Companies Mean	7	18.5	27.8	29.9	67.4
Chinese Companies Median		18.5	27.8	29.9	67.4

iDreamSky Technology Limited		(3.8)	33.3	67.3	56.1

Duff & Phelps summarized the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the gaming and entertainment software industry. The transactions summarized by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.5%, 25.9%, and 28.0%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the gaming and entertainment software industry were 25.7%, 23.6%, and 30.1%, respectively. Duff & Phelps noted that the proposed per ADS merger consideration implies a 3.8% discount to the Company’s closing price of $14.56 per ADS on June 12, 2015, the last full trading day prior to the public announcement of the terms of the offer, a 33.3% premium over the Company’s closing price of $10.50 per ADS on June 8, 2015, one week prior to the public announcement of the terms of the offer and a 67.3% premium over to the Company’s closing price of $8.37 per ADS on May 16, 2015, one month prior to the public announcement of the terms of the offer.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was $473.3 million to $629.3 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies analysis was $545.1 million to $631.1 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of $509.3 million to $630.2 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be $595.4 million to $716.3 million by:

•	subtracting short-term bank loans of $20.1 million as of September 30, 2015;

•	subtracting non-controlling interests of $4.8 million as of September 30, 2015;

•	adding excess cash of $104.1 million as of September 30, 2015;

•	adding the estimated cash proceeds from the exercise of in-the-money options of $0.5 million; and

•	adding investments in equity investees of $6.3 million as of September 30, 2015.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $12.28 to $14.77. Duff & Phelps noted that the per Share merger consideration to be received by the holders of the Shares (other than the Excluded Shares) and the per ADS merger consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the merger was within the range of the per Share and per ADS value, respectively, indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of $500,000, consisting of a nonrefundable retainer of $250,000 payable upon engagement, and $250,000 payable upon Duff & Phelps informing the Special Committee that it is prepared to render the opinion.

The Special Committee also retained DPS, an affiliate of Duff & Phelps, to act as financial advisor to the Special Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. For that engagement, the Company would pay DPS a $100,000 nonrefundable retainer at the time that a market check or Go-Shop was authorized by the Special Committee. Since the Special Committee decided not to conduct a market check, such fee was never incurred.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps’ engagement to render its opinion to the Special Committee, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group’s Purpose of and Reasons for the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and is required to express its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable certain affiliates of the Company and other members of the Buyer Group to acquire 100% control of the Company, in a transaction in which unaffiliated holders of the Shares and the ADSs will be cashed out in exchange for $3.50 per share or $14.00 per ADS, respectively, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after all of the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the Company’s operating environment has changed in a significant manner since its initial public offering. There is greater domestic competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the “going private” transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the “going private” transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on the NASDAQ under the symbol “DSKY.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program of Shares will terminate.

Under the terms of the merger agreement, if the merger is completed, at the Effective Time of the merger, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled in exchange for the right to receive $3.50 in cash per Share without interest. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive $14.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms and conditions of the Deposit Agreement. The Rollover Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the CICL.

At the Effective Time, the Company will terminate the Company’s Share Incentive Plans, terminate all relevant award agreements entered into under the Share Incentive Plans, cancel all the Company Share Awards granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, (a) each Vested Company Option will be cancelled in exchange for the right to receive a cash amount equal to the excess of $3.50 over the applicable per share exercise price of such Company Option, and (b) each Unvested Company Option will be cancelled in exchange for a right to receive Holdco Shares not less than the number of Shares underlying such Unvested Company Option, with equivalent or greater economic value as such Unvested Company Option under the terms to be determined by Parent.

At the Effective Time, (a) each outstanding Restricted Share that is not held by members of the Special Committee will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Restricted Share, with equivalent or greater economic value as such Restricted Share under the terms to be determined by Parent, and (b) each outstanding Restricted Share that is held by members of the Special Committee will be cancelled in exchange for a right to receive $3.50 in cash.

Memorandum and Articles of Association of the Surviving Corporation; Directors and Management of the Surviving Corporation

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger, except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving corporation as “iDreamSky Technology Limited” and all references to the share capital will be amended as necessary to correctly describe the share capital of the surviving corporation as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the effective time (identified below in “Annex D – Directors and Executive Officers of each Filing Person”) will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time will become the officers of the surviving corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the unaffiliated security holders include, without limitation, the following:

•	the fact that per Share merger consideration of $3.50 and the per ADS merger consideration of $14.00 represent a premium of 39.8% to the volume-weighted average closing price of the Company’s ADSs during the 60 trading days prior to June 12, 2015, the last trading day prior to June 15, 2015, the date that the Company announced it had received a “going private” proposal;

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, and the risks related to the Company’s substantial leverage, following the merger.

The primary detriments of the merger to the unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, for a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers (other than Mr. Chen and Mr. Guan) include, without limitation, the following:

•	the cash-out of Vested Company Options beneficially held by executive officers and directors of the Company (other than Mr. Chen and Mr. Guan);

•	the replacement of Unvested Company Options and Restricted Shares beneficially held by executive officers and directors of the Company (other than Mr. Chen and Mr. Guan) by a grant of equity incentive awards of Holdco equivalent or greater economic value as such Unvested Company Option and Restricted Shares under the terms to be determined by Parent;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving corporation to former directors and officers of the Company provided under the merger agreement;

•	the monthly compensation of $15,000 and $20,000 of the member and the chairman of the Special Committee, respectively, in exchange for their services in such capacity (the payment of which is not contingent upon the approval or completion of the merger or alternative transaction); and

•	the expected continuation of service of certain executive officers of the Company with the surviving corporation in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than Mr. Chen and Mr. Guan) include, without limitation, the following:

•	certain directors and officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2014, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $2.12 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the Closing, and will be recurring in nature if and for so long as the Company remains private.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks facing the Company will be borne by the Buyer Group;

•	an equity investment in the surviving corporation by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving corporation’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Following consummation of the merger, Parent will own 100% of the outstanding share capital of the Company and will have a corresponding interest in our net book value and net earnings.

The Company had a net loss of approximately $2.6 million as of December 31, 2014, and our net tangible book value as of December 31, 2014 was approximately $171.8 million.

The table below sets out the direct or indirect interest in the Company’s net earnings and net tangible book value for members of the Buyer Group before and immediately after the merger, based on the historical net tangible book value and net earnings of the Company as of and for the year ended December 31, 2014.

	Ownership Prior to the Merger(1)								Ownership After the Merger(2)
	Earnings				Net Tangible Book Value				Earnings				Net Tangible Book Value
Name	$’000%				$’000%				$’000%				$’000%
Mr. Chen and Dream Data	[-410	]	[15.7	]	[26,972	]	[15.7	]	[-753	]	[28.8	]	[49,533	]	[28.8	]
Mr. Guan and DT01	[-65	]	[2.5	]	[4,295	]	[2.5	]	[-148	]	[5.7	]	[9,750	]	[5.7	]
THL	[-554	]	[21.2	]	[36,421	]	[21.2	]	[-702	]	[26.9	]	[46,160	]	[26.9	]
Prometheus	[-26	]	[1.0	]	[1,718	]	[1.0	]	[-115	]	[4.4	]	[7,552	]	[4.4	]
Sponsors	—		—		—		—		[-693	]	[26.5	]	[45,584	]	[26.5	]

(1)	Ownership percentages are based on 184,293,591 Shares issued and outstanding as of the date of this proxy statement.
(2)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the merger agreement, the Equity Commitment Letters and the Support Agreement and are on a fully diluted basis.

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in any of the following:

•	an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations;

•	sale or transfer of a material amount of assets; or

•	any other material changes in the Company’s business.

However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on July 22, 2015, in response to the receipt of the going private proposal letter from the Buyer Group on June 15, 2015. In light of (i) the Buyer Group’s express intention not to sell Shares owned by the Buyer Group to any third party and its beneficial ownership of approximately [40.4]% of the outstanding Shares of the Company, representing approximately [57.2]% of the total number of votes represented by the Company’s outstanding Shares (as of the date of this proxy statement), and (ii) since the Company’s receipt of the proposal letter from the Buyer Group on June 15, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the merger agreement, can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market. The Special Committee has concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any Company Options or Restricted Shares receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $7.5 million, or Parent may be required to pay the Company a termination fee of $11.25 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 102.

If the merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is approximately $390.9 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes the cash to be paid to the Company’s unaffiliated shareholders and holders of ADSs, Vested Company Options and Restricted Shares held by members of the Special Committee, as well as the related costs and expenses, in connection with the merger and the related transactions.

The merger and the related transactions are expected to be funded by (i) equity contributions contemplated by the Equity Commitment Letters in an aggregate amount equal to approximately $229.9 million, and (ii) the proceeds from a committed and underwritten senior secured credit facility contemplated by the Debt Commitment Letter in an aggregate amount of $161.0 million.

Equity Financing

Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will contribute equity financing in an aggregate amount of $229.9 million to Holdco to complete the merger. Pursuant to the Equity Commitment Letters and subject to the terms and conditions therein, each of the Sponsors has committed to contribute, or will cause to be contributed, as an equity contribution to Holdco, an amount set forth opposite the name of such Sponsor in the following table, in each case in exchange for proportionate newly issued equity interests in Holdco; provided that the aggregate amount of Mr. Chen’s equity contribution under his Equity Commitment Letter shall be reduced by an amount if and to the extent that Yongtai has actually contributed, or has caused to be contributed, such amount as equity contribution(s) to Holdco in accordance with the terms of its Equity Commitment Letter:

Name of Sponsor	Amount of Contribution ($)
Mr. Chen	48,816,136
Mr. Guan	3,094,483
Kingsun	6,889,741
Junlianxinhai	15,698,588
Ruipu Lehua	23,547,881
Peking Pusi	23,547,881
V Capital	15,698,588
LT Prosperity	12,558,870
Jiaxing Yaming	11,459,969
Jiaxing Nuoxin	4,238,619
Fortune	7,849,294
Newplus	9,419,153
Super Star	3,139,718
Xi Hui He Ying	12,558,870
Greenwoods	7,849,294
Weiying Gefei	4,709,577
Yongtai	27,948,381
Ruitong	18,838,308

Total	257,863,351

Such funds are to be used solely for the purpose of contributing to Parent and completing the merger and the other transactions contemplated by the merger agreement.

Each Sponsor’s commitment under its Equity Commitment Letter is conditioned upon (a) the satisfaction or waiver at the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement, (b) completion of or substantially contemporaneous funding of the portion of the equity financing that is to be funded by the other Sponsors pursuant to the other Equity Commitment Letters, (c) completion of or substantially contemporaneous funding of the debt financing (if the equity financing is funded at the Closing) and (d) either the contemporaneous consummation of the Closing or the obtaining by the Company an order requiring Parent to cause the equity financing to be funded and to consummate the merger.

The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the merger agreement in accordance with its terms; (b) the Closing; (c) the making of the contribution by such Sponsor or its assigns; (d) the Company’s receipt of all of the termination fee paid or cause to be paid by Parent (and any expenses and/or reimbursement due thereunder, as applicable) or payment in full from the Sponsors under the Limited Guarantees in respect of their guaranteed obligations pursuant to the terms thereof; or (e) October 1, 2016.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters other than Yongtai’s Equity Commitment Letter to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of its affiliates or any other investment fund sponsored or managed by such affiliate without prior written consent of the other parties.

Debt Financing

Merger Sub has entered into the Debt Commitment Letter, pursuant to which, the Underwriter (and together with such additional financing sources that may become underwriters pursuant to the terms of the Debt Commitment Letter, the “Debt Financing Sources”) will provide a senior secured credit facility in the aggregate principal amount of $161.0 million (the “Facility”), subject to the conditions set forth therein for the purpose of financing the consideration for the Merger and fees and expenses incurred in connection with the Merger.

The debt commitments will expire upon the earliest date on which: (i) the merger agreement is terminated or ceases to be in full force and effect in accordance with its terms, (ii) the effective time of the merger does not occur by the date falling nine months after the date of the merger agreement, or (iii) the effective time of the merger does not occur by the date falling nine months after the date of Merger Sub’s countersignature of the Debt Commitment Letter. The facility agreement in respect of the Facility is expected to be executed by all parties thereto on or before the date falling nine months less 10 business days after the date of the Debt Commitment Letter. The term sheet in respect of the Facility is attached to the Debt Commitment Letter.

The definitive documents governing the Facility have not been executed as of the date hereof and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the merger.

The Buyer Group expects to use cash generated from the business operation of the Company and its subsidiaries and borrow additional onshore loans after the Closing to repay the debt incurred under the Facility.

Terms of the Facility

General. The borrower under the Facility as of the date of the definitive documents governing the Facility will be Merger Sub. After consummation of the Merger, the Company will become the borrower. The Facility is a $161,000,000 term loan with a term of two years. No alternative financing arrangements or alternative financing plans have been made in the event that the Facility becomes unavailable.

The Debt Financing Sources and/or their affiliates have been appointed as joint arrangers for the Facility. Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (the “Lender”) is expected to be appointed as the administrative agent and the security agent for the Facility.

Repayment. The loan under the Facility is expected to be repaid in full on the second anniversary from the drawdown date.

Conditions Precedent. The availability of the Facility is subject to, among other things, (a) all conditions to completion of the merger under the merger agreement having been satisfied or waived (if such waiver would not reasonably be expected to be materially adverse to the interests of the financing parties or where such waiver is granted with the consent of the Mandated Lead Arranger), and no condition to completion of the merger having been waived or amended in a manner which would materially and adversely affect the interests of the financing parties without the consent of the Mandated Lead Arranger, (b) execution of the facility agreement and the ancillary documents required under the facility agreement, (c) the funding of the equity financing, (d) evidence that fees and expenses have been paid or will be paid on or by the drawdown date, (e) Shenzhen iDreamSky Technology Co., Ltd. having executed a working capital loan agreement with the Lender or its affiliate to payoff and/or refinance existing financings borrowed from other commercial banks, (f) an offshore dividend account having been established by iDreamsky Technology (HK) Limited with the Lender, (g) at least one month prior to the effective time of the merger, the Company having caused applicable subsidiaries of the Company, to move all major revenue accounts or cash collection accounts of such subsidiaries (including the top five revenue accounts or cash collection accounts of the subsidiaries of the Company) to accounts held with the Lender or its affiliates and cancel such accounts with other banks, such that no less than 70% of cash receipts derived from revenue of the subsidiaries of the Company (such revenue amount should be certified by a third party accounting report) are collected into such accounts opened with the Lender or its affiliates, and all the cash balance of the Company and its subsidiaries have been transferred to such accounts prior to the effective time of the merger and (h) certain other customary conditions set forth in the Debt Commitment Letter.

Interest Rate. The Facility is expected to bear interest at a rate equal to LIBOR (London interbank offer rate) plus a margin of 2.90% per annum.

Guarantors. All obligations under the Facility will be guaranteed by Parent and by each of the Company’s offshore subsidiaries and wholly-owned subsidiaries incorporated in the PRC any other than IDS Investment Holdings Limited and its subsidiaries (subject to certain exceptions and to the extent permitted by any applicable law).

Security. The obligations of the borrower and the guarantors under the Facility will be secured, subject to agreed upon exceptions, by: (i) a first-priority lien on all the capital stock of Parent, Merger Sub, the Company, each guarantor of the Facility, each offshore material subsidiary of the Company and each wholly-owned subsidiary of the Company incorporated in the PRC, and (ii) substantially all the present and future assets of Parent, Merger Sub, the Company and iDreamSky Technology (HK) Limited, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive facility agreement. Delivery of security by the Company or its subsidiaries will not be a condition precedent to the availability of the Facility, but will be required to be delivered following the closing date of the merger.

Other Major Terms. The Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of certain other indebtedness, liens and dividends and other distributions unless otherwise permitted under the Debt Commitment Letter. The Facility will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Facility, Merger Sub has also agreed to pay upfront fees in an amount as follows to the Debt Financing Sources in relation to the Facility: (i) if the facility agreement is executed and the Facility is utilized, an amount equal to US$5,957,000; (ii) if the facility agreement is executed and the merger is consummated within nine months after the date of the Debt Commitment Letter, but the Facility is not utilized, an amount equal to US$4,373,000; or (iii) if the facility agreement is executed but the Facility is not utilized within nine months after the date of the Debt Commitment Letter, an amount which is calculated at an annualized rate of 1.32% of the Facility accured from day to day.

Interim Investors Agreement

Concurrently with the execution and delivery of the merger agreement, Holdco, Parent, Merger Sub, the Rollover Shareholders and the Sponsors entered into the Interim Investors Agreement which governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the earlier of the termination of the merger agreement or consummation of the merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement and ancillary agreements pending consummation of the merger, (ii) the mechanism for making decisions relating to the equity financing pending consummation of the merger, and the right of Holdco at the direction of Dream Data and THL to enforce (including by specific performance) the provisions of each Equity Commitment Letter and the Support Agreement, (iii) the entrance into, concurrently with the consummation of the merger, a shareholders agreement of Holdco by all parties to the Interim Investors Agreement, and (iv) certain fee and expense sharing arrangements among the Rollover Shareholders and the Sponsors.

Limited Guarantee

Concurrently with the execution of the merger agreement, each of the Sponsors, other than Yongtai, entered into a Limited Guarantee. Under the Limited Guarantees, the Sponsors have collectively guaranteed in favor of the Company the entire portion of the Parent’s payment obligations with respect to the termination fee, if and when required under the merger agreement, up to a defined maximum amount. Each Limited Guarantee will terminate on the earliest of (a) the Effective Time, (b) the payment in full of the guaranteed obligation under such Limited Guarantee, (c) any termination of the Sponsor’s obligation under the Equity Commitment Letter as a result of the making of the contribution by such Sponsor pursuant to the Equity Commitment Letter, (d) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company and (e) the termination of the merger agreement in accordance with its terms by under circumstances in which, upon such termination, Parent and Merger Sub would not be obliged to make any payment pursuant to the merger agreement.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, the Supporting Shareholders entered into the Support Agreement with Holdco and Parent. Pursuant to the Support Agreement, at the closing of the merger, the Rollover Shares will be cancelled for no consideration. Immediately prior to the Closing, each Rollover Shareholder will subscribe, or will cause to be subscribed for, and Holdco shall issue, certain number of Holdco Shares representing such ownership percentage in Holdco as set forth in the Support Agreement at a price per share equal to the par value per share of Holdco Shares.

Each Supporting Shareholder further agreed, with respect to the Shares (including those represented by ADSs) beneficially owned or to be beneficially owned by such Supporting Shareholder, to vote, (i) in favor of the authorization and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement and any actions required in furtherance thereof, (ii) against any alternative acquisition proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the merger, (iii) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the transaction contemplated by the merger agreement or the performance by such Supporting Shareholder of its/his obligations under the Support Agreement, (iv) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the merger agreement, or of such Supporting Shareholder contained in the Support Agreement, (v) in favor of any adjournment or postponement of the extraordinary general meeting of the Company’s shareholders as may be reasonably requested by Parent, and (vi) in favor of any matters necessary for the consummation of the transactions contemplated by the merger agreement. Subject to applicable laws, each Supporting Shareholder irrevocably appoints Parent and any designee of Parent as its proxy and attorney-in-fact in connection with the voting of the Shares (including those represented by ADSs) beneficially owned or to be beneficially owned by such Supporting Shareholder.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or reimbursement of expenses or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the equity financing for the merger to be funded at the Effective Time and to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the debt financing has been funded or the lender providing the debt financing has irrevocably confirmed in writing that all conditions to funding have been satisfied and the debt financing will be funded in accordance with the terms of the debt financing documents at the Effective Time if the equity financing is funded concurrently, (iii) the Company has irrevocably confirmed in writing that if the equity financing and debt financing are funded, then the Closing will occur, and (iv) the equity financing has not been funded and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to the merger agreement.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee or reimburse expenses (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $11.25 million, and the Company termination fee of $7.5 million, respectively, and reimbursement of certain expenses accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, Parent will own 100% of the equity interest in the surviving corporation and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger. Because of Parent’s equity interest in the surviving corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the surviving corporation will be illiquid, with no public trading market for the surviving corporation’s shares and no certainty that an opportunity to sell its shares in the surviving corporation at an attractive price, or that dividends paid by the surviving corporation will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of the Rollover Shareholders

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into the Support Agreement with Holdco and Parent. Pursuant to the Support Agreement, at the Closing, the Rollover Shares will be cancelled pursuant to the merger agreement. Immediately prior to the Closing, each Rollover Shareholder will subscribe, or will cause to be subscribed for, and Holdco shall issue, certain number of Holdco Shares representing such ownership percentage in Holdco as set forth in the Support Agreement at a price per share equal to the par value per share of Holdco Shares. Dream Data, DT01, THL and Prometheus will beneficially hold approximately 28.8%, 5.7%, 26.9% and 4.4%, respectively, of the equity interest in Parent immediately following the completion of the merger on a fully diluted basis.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving corporation will be illiquid, with no public trading market for the surviving corporation’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving corporation at an attractive price, or that any dividends paid by the surviving corporation will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving corporation.

Shares, Company Options and Restricted Shares Held by Officers and Directors

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 110, as a group and excluding Mr. Chen and Mr. Guan, beneficially own an aggregate of 4,674,430 Shares. These consist of (a) 3,674,430 issued and outstanding Shares and (b) 1,000,000 vested Restricted Share.

At the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements entered into under the Share Incentive Plans, cancel all Company Share Awards granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, (a) each Vested Company Option will be cancelled in exchange for the right to receive a cash amount equal to the excess of $3.50 over the applicable per share exercise price of such Company Option, and (b) each Unvested Company Option will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Unvested Company Option, with equivalent or greater economic value as such Unvested Company Option under the terms to be determined by Parent.

At the Effective Time, (a) each outstanding Restricted Share that is not held by members of the Special Committee of the Board will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Restricted Share, with equivalent or greater economic value as such Restricted Share under the terms to be determined by Parent, and (b) each outstanding Restricted Share that is held by members of the Special Committee will be cancelled in exchange for a right to receive $3.50 in cash.

The table below sets forth for each of our directors and officers:

•	the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement;

•	the number of Shares issuable under, and the exercise price payable per Share for, the outstanding and unexercised Company Options held by such person that are exercisable within 60 days from the date of this proxy statement;

•	the number of vested Restricted Shares held by such person as of the date of this proxy statement and outstanding Restricted Shares expected to be held by members of the Special Committee at the Effective Time; and

•	the maximum amount of cash payment to be received by such person, calculated by adding (a) the product of (i) the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement multiplied by (ii) $3.50 per Share, (b) the product of (i) the total number of Shares subject to outstanding and unexercised Company Options that are exercisable within 60 days from the date of this proxy statement held by such person multiplied by (ii) the excess of $3.50 over the exercise price payable per Share, (c) the product of (i) the number of vested Restricted Shares held by such person as of the date of this proxy statement and outstanding Restricted Shares expected to be held by members of the Special Committee at the Effective Time multiplied by (ii) $3.50 per Share.

Name	Shares	Shares Issuable Under Outstanding and Unexercised Company Options that are exercisable within 60 days from the date of this proxy statement	Exercise Price Payable per Share	Vested Restricted Shares as of the date of this proxy statement and Outstanding Restricted Shares expected to be held by members of the Special Committee at the Effective Time	Maximum Cash Consideration Upon Completion of the Merger
Michael Xiangyu Chen (1)	28,873,610	Nil	Nil	Nil	Nil
Jeffrey Lyndon Ko	3,654,430	Nil	Nil	*	$16,290,505.00
Anfernee Song Guan(2)	3,654,430	Nil	Nil	*	$3,500,000
Steven Xiaoyi Ma	Nil	Nil	Nil	Nil	Nil
Erhai Liu	Nil	Nil	Nil	Nil	Nil
David Yuan	Nil	Nil	Nil	Nil	Nil
Mingyao Wang	Nil	Nil	Nil	Nil	Nil
Bin Yu	*	Nil	Nil	*	$105,000
Ruby Rong Lu	*	Nil	Nil	*	$105,000
Kevin Junwen Lei	Nil	Nil	Nil	Nil	Nil
All directors and executive officers as a group	36,202,470	Nil	Nil	2,040,000	$20,000,505

(1)	Mr. Michael Xiangyu Chen will rollover all the Shares beneficially held by him in exchange for a right to receive Holdco Share at the Effective Time.
(2)	Mr. Anfernee Song Guan will rollover all the Shares beneficially held by him in exchange for a right to receive Holdco Share at the Effective Time.
*	Aggregate Shares, Company Options and Restricted Shares are less than 1% of issued and outstanding Shares as of the date of this proxy statement.

After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Michael Xiangyu Chen and Anfernee Song Guan being a member of the Buyer Group) may receive in respect of their Shares, Company Options and Restricted Shares is approximately $16.5 million, including approximately $12.9 million in respect of Shares and approximately $3.6 million in respect of vested Restricted Shares as of the date of this proxy statement and outstanding Restricted Shares expected to be held by members of the Special Committee at the Effective Time.

Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	From and after the Effective Time, the surviving corporation will comply with all of its obligations under the memorandum and articles of association of any Group Company to indemnify and hold harmless the individuals who were directors or officers of any Group Company at or before the Effective Time against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such individuals as directors or officers, subject to limitations imposed by law.

•	The memorandum and articles of association of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than as are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

•	Prior to the Effective Time, the Company will and, from and after the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, obtain and maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company’s existing policy, provided that neither Parent or the surviving corporation will be required to expend for such policy an annual premium in excess of 200% of the current annual premium paid by the Company.

The Special Committee

On July 22, 2015, the Board established a Special Committee to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Ms. Lu and Ms. Bin Yu. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the approval or completion of the merger or alternative transaction), and (iii) the director’s indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity a monthly amount of $15,000 per member (or, in the case of the chairman of the Special Committee, a monthly amount of $20,000), the payment of which is not contingent upon the approval or completion of the merger or alternative transaction.

Position with the Surviving Corporation

After completion of the merger, Mr. Chen expects to continue to serve as chairman of the board of directors of the surviving corporation and chief executive officer of the surviving corporation, and Mr. Guan expects to continue to serve as the director and chief technology officer of the surviving corporation. It is anticipated that the other executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions.

Related Party Transactions

Contractual Arrangements among Chuangmeng Wuxian, our VIEs and the Respective Shareholders of our VIEs

To comply with PRC laws, rules and regulations, we operate our business through our VIEs, Shenzhen Mengyu Technology Co., Ltd. (“Shenzhen Mengyu”), Shenzhen iDreamSky Technology Co., Ltd. (“Shenzhen iDreamSky”) and Beijing Chuangmeng Wuxian Technology Co., Ltd. (“Beijing Chuangmeng”).

Contractual Arrangements with Shenzhen iDreamSky and its Shareholders

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement dated April 19, 2012 and amended on November 29, 2013 between Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. (“Chuangmeng Wuxian”) and Shenzhen iDreamSky, Shenzhen iDreamSky has agreed to accept all consultations and services provided by Chuangmeng Wuxian and, without the consent of Chuangmeng Wuxian, not to accept the same or any similar consultations and/or services by, or establish similar cooperation relationship with, any third party. In consideration of the services provided by Chuangmeng Wuxian, 100% of Shenzhen iDreamSky’s net income shall be regarded as services fees to be paid upon request by Chuangmeng Wuxian. The rate of such service fees may be adjusted upon written consent of Chuangmeng Wuxian pursuant to the operational needs of Shenzhen iDreamSky. In addition, Shenzhen iDreamSky grants to Chuangmeng Wuxian an irrevocable and exclusive option to purchase from it any or all of its assets at the lowest purchase price, to the extent permitted by PRC laws. Chuangmeng Wuxian shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the agreement. The agreement shall remain effective until being terminated in accordance with the agreement or terminated in writing by Chuangmeng Wuxian.

Power of Attorney. On November 29, 2013, the shareholder of Shenzhen iDreamSky granted an irrevocable power of attorney to Chuangmeng Wuxian, which replaced the previous irrevocable powers of attorney, the earliest of which was granted to Chuangmeng Wuxian on April 19, 2012. Pursuant to the irrevocable power of attorney, the shareholder appointed Chuangmeng Wuxian as his exclusive attorney-in-fact to attend shareholders’ meetings of Shenzhen iDreamSky, to exercise his shareholder’s rights and voting rights under PRC laws and under articles of association of Shenzhen iDreamSky, including but not limited to, to sell, transfer, pledge or dispose of his shares in Shenzhen iDreamSky, and to designate and appoint the legal representative, director, supervisor, chief executive officer and other senior management members of Shenzhen iDreamSky. The power of attorney shall remain in force until the shareholder ceases to hold any equity interest in Shenzhen iDreamSky.

Exclusive Option Agreement. On March 12, 2014, Chuangmeng Wuxian, Shenzhen iDreamSky and its shareholders entered into an exclusive option agreement, which replaced the previous exclusive option agreements, the earliest of which was entered into on April 19, 2012. Pursuant to the latest exclusive option agreement, the shareholder irrevocably granted Chuangmeng Wuxian or its designated representative(s) an irrevocable and exclusive right to purchase, to the extent permitted under PRC laws, at any time all or part of his equity interests in Shenzhen iDreamSky. The purchase price should be equal to the amount that the shareholders contributed to Shenzhen iDreamSky as registered capital for the equity interest purchased, or, if a higher purchase price is required by PRC Law, the lowest price permitted by such applicable PRC law. If Chuangmeng Wuxian exercises its exclusive option to purchase, it may elect to pay the purchase price by cancelling the outstanding amount of the loan owed to it by the shareholder of Shenzhen iDreamSky. Without the prior written consent of Chuangmeng Wuxian, the shareholder of Shenzhen iDreamSky shall not sell, transfer, mortgage or dispose of any legal or beneficial interest in the equity interests in Shenzhen iDreamSky or allow the encumbrance thereon of any security interest. The shareholder of Shenzhen iDreamSky shall promptly donate any profits, interest, dividend or proceeds of liquidation he gains from Shenzhen iDreamSky to Chuangmeng Wuxian to the extent permitted under applicable PRC laws. Upon request by Chuangmeng Wuxian, the shareholder of Shenzhen iDreamSky shall appoint any designee of Chuangmeng Wuxian as the director of Shenzhen iDreamSky. Without prior written consent of Chuangmeng Wuxian, Shenzhen iDreamSky shall not: (i) sell, transfer, mortgage or dispose of any material assets or beneficial interest in its business or revenue, (ii) incur, inherit, guarantee or suffer the existence of any debt except for the debts incurred in the ordinary course of business other than through loans, (iii) provide any person with any loan or credit, (iv) merge, consolidate with, acquire or invest in any person, (v) in any manner distribute dividends to its shareholders, (vi) engage in any business in competition with Chuangmeng Wuxian or its affiliates, or (vii) be dissolved or liquated, except as required by PRC laws. The agreements shall remain effective until all equity interests held by the shareholders in Shenzhen iDreamSky have been transferred or assigned to Chuangmeng Wuxian and/or its designated representative(s).

Loan Agreement. On March 12, 2014, Chuangmeng Wuxian and the shareholder of Shenzhen iDreamSky entered into a loan agreement, pursuant to which the parties confirmed that a loan in an aggregate amount of RMB10.0 million ($1.6 million) has been made by Chuangmeng Wuxian to the shareholder of Shenzhen iDreamSky to be used solely for the purpose of making capital contribution to the registered capital of Shenzhen iDreamSky. The method of repayment of the loan shall be at the sole discretion of Chuangmeng Wuxian, and may take the form of the transferring of all equity interest in Shenzhen iDreamSky by its shareholder to Chuangmeng Wuxian or its designated persons pursuant to Chuangmeng Wuxian’s exercise of its exclusive purchase right under the exclusive option agreement, and any proceeds from the transfer of the equity interest shall be used to repay the loan to Chuangmeng Wuxian. In the event that the shareholder sells his equity interest to Chuangmeng Wuxian or its designated persons at a price which is equal to or lower than the principal amount of the loan, the loan will be interest-free. If the price is higher than the principal amount of the loan, the excess amount will be paid to Chuangmeng Wuxian as the loan interest to the extent permitted by PRC law. The terms of the loan are ten years from the effective date of the loan agreement and may be extended upon mutual written consent of Chuangmeng Wuxian and the shareholder of Shenzhen iDreamSky. The loan must be repaid immediately under certain circumstances, including, among other things (i) 30 days elapse after receiving a written notice from Chuangmeng Wuxian requesting repayment, (ii) the shareholder ceasing to be an employee of us, (iii) if foreign investors are permitted to invest in Shenzhen iDreamSky with a controlling stake or in the form of wholly foreign-owned enterprises, the relevant authorities of China begin to approve such investments, and Chuangmeng Wuxian exercises its exclusive option to purchase the equity interests in Shenzhen iDreamSky. The loan may later offset the purchase price payable by Chuangmeng Wuxian to the shareholder upon exercise of the purchase option by Chuangmeng Wuxian.

Equity Interest Pledge Agreement. On March 12, 2014, Chuangmeng Wuxian, Shenzhen iDreamSky and its shareholder entered into an equity interest pledge agreement, which replaced the previous equity interest pledge agreements, the earliest of which was entered into on April 19, 2012. Pursuant to the latest equity interest pledge agreement, the shareholders of Shenzhen iDreamSky have agreed to pledge all of the equity interests in Shenzhen iDreamSky (including any equity interest in Shenzhen iDreamSky subsequently acquired by the shareholders) to Chuangmeng Wuxian as a security for the performance by Shenzhen iDreamSky and its shareholder of their respective obligations under the exclusive business cooperation agreement, exclusive option agreements, loan agreement, power of attorney, equity interest pledge agreement, as well as for payment of all the direct, indirect and derivative losses and losses of anticipated profits that may be suffered by Chuangmeng Wuxian as a result of a breach of the abovementioned agreements by Shenzhen iDreamSky and/or its shareholder. If Shenzhen iDreamSky or any of its shareholder fails to perform any obligations under those agreements, Chuangmeng Wuxian will be entitled to enforce the pledge and to seek any remedial measure under applicable PRC laws, including to be paid in priority with the equity interest in Shenzhen iDreamSky. The pledge will remain effective until the fulfillment of all the obligations under the exclusive business cooperation agreement, exclusive option agreement, loan agreement, powers of attorney, equity interest pledge agreement and the full payment of losses resulted from a breach of those agreements by Shenzhen iDreamSky and/or its shareholder.

Spouse Consent Letter. On March 12, 2014, the spouse of the shareholder of Shenzhen iDreamSky executed a spouse consent letter, which replaced the spouse consent letter executed on November 29, 2013. Pursuant to the spouse consent letter, the shareholder’s spouse has agreed to the execution of the exclusive option agreement, equity interest pledge agreement, power of attorney, loan agreement and the disposal of the equity interests held by the shareholder in Shenzhen iDreamSky pursuant to those agreements. The spouse of the shareholder agreed that she shall not assert any interests in such equity interests in Shenzhen iDreamSky held by the shareholder, and if she obtains any such equity interests, she shall be bound by the exclusive option agreement, equity interest pledge agreement, loan agreement, power of attorney and the exclusive business cooperation agreement.

Contractual Arrangements with Shenzhen Mengyu and its Shareholders

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement dated April 19, 2012 and amended on November 29, 2013 between Chuangmeng Wuxian and Shenzhen Mengyu, Shenzhen Mengyu has agreed to accept all consultations and services provided by Chuangmeng Wuxian, and without the consent of Chuangmeng Wuxian, not to accept the same or any similar consultations and/or services by, or establish similar cooperation relationship with, any third party. In consideration of the services provided by Chuangmeng Wuxian, 100% of Shenzhen Mengyu’s net income shall be regarded as services fees to be paid upon request by Chuangmeng Wuxian. The rate of such service fees may be adjusted upon written consent of Chuangmeng Wuxian pursuant to the operational needs of Shenzhen Mengyu. In addition, Shenzhen Mengyu grants to Chuangmeng Wuxian an irrevocable and exclusive option to purchase from it any or all of its assets at the lowest purchase price, to the extent permitted by PRC laws. Chuangmeng Wuxian shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the agreement. The agreement shall remain effective until being terminated in accordance with the agreement or terminated in writing by Chuangmeng Wuxian.

Power of Attorney. On November 29, 2013, each shareholder of Shenzhen Mengyu granted an irrevocable power of attorney to Chuangmeng Wuxian, which replaced the irrevocable power of attorney previously granted to Chuangmeng Wuxian on April 19, 2012. Pursuant to the irrevocable power of attorney, each of such shareholders appointed Chuangmeng Wuxian as his exclusive attorney-in-fact to attend shareholders’ meetings of Shenzhen Mengyu, to exercise his shareholder’s rights and voting rights under PRC laws and under articles of association of Shenzhen Mengyu, including but not limited to, to sell, transfer, pledge or dispose of his shares in Shenzhen Mengyu, and to designate and appoint the legal representative, director, supervisor, chief executive officer and other senior management members of Shenzhen Mengyu. Each power of attorney shall remain in force until the shareholder ceases to hold any equity interest in Shenzhen Mengyu.

Exclusive Option Agreement. On March 5, 2014, Chuangmeng Wuxian, Shenzhen Mengyu and its shareholders entered into exclusive option agreements, which replaced the previous exclusive option agreements, the earliest of which was entered into on April 19, 2012. Pursuant to the latest exclusive option agreements, each of the shareholders irrevocably granted Chuangmeng Wuxian or its designated representative(s) an irrevocable and exclusive right to purchase, to the extent permitted under PRC laws, at any time all or part of his equity interests in Shenzhen Mengyu. The purchase price should be equal to the amount that the shareholders contributed to Shenzhen Mengyu as registered capital for the equity interest purchased, or, if a higher purchase price is required by PRC Law, the lowest price permitted by such applicable PRC law. If Chuangmeng Wuxian exercises its exclusive option to purchase, it may elect to pay the purchase price by cancelling the outstanding amount of the loans owed to it by the shareholders of Shenzhen Mengyu. Without the prior written consent of Chuangmeng Wuxian, each of the shareholders of Shenzhen Mengyu shall not sell, transfer, mortgage or dispose of any legal or beneficial interest in the equity interests in Shenzhen Mengyu or allow the encumbrance thereon of any security interest. Each of shareholders of Shenzhen Mengyu shall promptly donate any profits, interest, dividend or proceeds of liquidation he gains from Shenzhen Mengyu to Chuangmeng Wuxian to the extent permitted under applicable PRC laws. Upon request by Chuangmeng Wuxian, each of the shareholders of Shenzhen Mengyu shall appoint any designee of Chuangmeng Wuxian as the director of Shenzhen Mengyu. Without prior written consent of Chuangmeng Wuxian, Shenzhen Mengyu shall not: (i) sell, transfer, mortgage or dispose of any material assets or beneficial interest in its business or revenue, (ii) incur, inherit, guarantee or suffer the existence of any debt except for the debts incurred in the ordinary course of business other than through loans, (iii) provide any person with any loan or credit, (iv) merge, consolidate with, acquire or invest in any person, (v) in any manner distribute dividends to its shareholders, (vi) engage in any business in competition with Chuangmeng Wuxian or its affiliates, or (vii) be dissolved or liquated, except as required by PRC laws. The agreements shall remain effective until all equity interests held by the shareholders in Shenzhen Mengyu have been transferred or assigned to Chuangmeng Wuxian and/or its designated representative(s).

Loan Agreement. On March 5, 2014, Chuangmeng Wuxian and the shareholders of Shenzhen Mengyu entered into loan agreements, pursuant to which the parties confirmed that loans in an aggregate amount of RMB10.0 million ($1.6 million) have been made by Chuangmeng Wuxian to the shareholders of Shenzhen Mengyu to be used solely for the purpose of making capital contribution to the registered capital of Shenzhen Mengyu. The method of repayment of the loans shall be at the sole discretion of Chuangmeng Wuxian, and may take the form of the transferring of all equity interest in Shenzhen Mengyu by its shareholders to Chuangmeng Wuxian or its designated persons pursuant to Chuangmeng Wuxian’s exercise of its exclusive purchase right under the exclusive option agreements, and any proceeds from the transfer of the equity interest shall be used to repay the loans to Chuangmeng Wuxian. In the event that the shareholders sell their equity interests to Chuangmeng Wuxian or its designated persons at a price which is equal to or lower than the principal amount of the loans, the loans will be interest-free. If the price is higher than the principal amount of the loans, the excess amount will be paid to Chuangmeng Wuxian as the loan interests to the extent permitted by PRC law. The terms of the loans are ten years from the effective date of the loan agreements and may be extended upon mutual written consent of Chuangmeng Wuxian and the shareholders of Shenzhen Mengyu. The loans must be repaid immediately under certain circumstances, including, among other things (i) 30 days elapse after receiving a written notice from Chuangmeng Wuxian requesting repayment, (ii) the shareholders ceasing to be employees of us, (iii) if foreign investors are permitted to invest in Shenzhen Mengyu with a controlling stake or in the form of wholly foreign-owned enterprises, the relevant authorities of China begin to approve such investments, and Chuangmeng Wuxian exercises its exclusive option to purchase the equity interests in Shenzhen Mengyu. The loan may later offset the purchase price payable by Chuangmeng Wuxian to the shareholder upon exercise of the purchase option by Chuangmeng Wuxian.

Equity Interest Pledge Agreement. On March 5, 2014, Chuangmeng Wuxian, Shenzhen Mengyu and its shareholders entered into equity interest pledge agreements, which replaced the previous equity interest pledge agreements, the earliest of which was entered into on April 19, 2012. Pursuant to the latest equity interest pledge agreements, the shareholders of Shenzhen Mengyu have agreed to pledge all of their equity interests in Shenzhen Mengyu (including any equity interest in Shenzhen Mengyu subsequently acquired by the shareholders) to Chuangmeng Wuxian as a security for the performance by Shenzhen Mengyu and its shareholders of their respective obligations under the exclusive business cooperation agreements, exclusive option agreements, loan agreements, powers of attorney, equity interest pledge agreements, as well as for payment of all the direct, indirect and derivative losses and losses of anticipated profits that may be suffered by Chuangmeng Wuxian as a result of a breach of the abovementioned agreements by Shenzhen Mengyu and/or its shareholders. If Shenzhen Mengyu or any of its shareholders fails to perform any obligations under those agreements, Chuangmeng Wuxian will be entitled to enforce the pledge and to seek any remedial measure under applicable PRC laws, including to be paid in priority with the equity interest in Shenzhen Mengyu. The pledge shall remain effective until the fulfillment of all the obligations under the exclusive business cooperation agreements, exclusive option agreements, loan agreements, powers of attorney, equity interest pledge agreements and the full payment of losses resulted from a breach of those agreements by Shenzhen Mengyu and/or its shareholders.

Spouse Consent Letter. On March 5, 2014, the spouse of each of the shareholders of Shenzhen Mengyu executed a spouse consent letter, which replaced the spouse consent letter executed on November 29, 2013. Pursuant to the spouse consent letter, each shareholder’s spouse has agreed to the execution of the exclusive option agreements, equity interest pledge agreements, powers of attorney, loan agreements and the disposal of the equity interests held by the shareholder in Shenzhen Mengyu pursuant to those agreements. The spouse of each of the shareholders agreed that she shall not assert any interests in such equity interests in Shenzhen Mengyu held by the shareholder, and if she obtains any such equity interests, she shall be bound by the exclusive option agreements, equity interest pledge agreements, loan agreements, power of attorney and the exclusive business cooperation agreement.

Contractual Arrangements with Beijing Chuangmeng and its Shareholders

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement dated April 19, 2012 and amended on November 29, 2013 between Chuangmeng Wuxian and Beijing Chuangmeng, Beijing Chuangmeng agrees to accept all consultations and services provided by Chuangmeng Wuxian and without the consent of Chuangmeng Wuxian, shall not accept the same or any similar consultations and/or services by, or establish similar cooperation relationship with, any third party. In consideration of the services provided by Chuangmeng Wuxian, 100% of Beijing Chuangmeng’s net income shall be regarded as the services fees, to be paid upon request by Chuangmeng Wuxian. The rate of such service fees may be adjusted upon written consent of Chuangmeng Wuxian pursuant to the operational needs of Beijing Chuangmeng. In addition, Beijing Chuangmeng grants to Chuangmeng Wuxian an irrevocable and exclusive option to purchase from it any or all of its assets at the lowest purchase price, to the extent permitted by PRC laws. Chuangmeng Wuxian shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the agreement. The agreement shall remain effective until being terminated in accordance with the agreement or terminated in writing by Chuangmeng Wuxian.

Power of Attorney. On November 29, 2013, each shareholder of Beijing Chuangmeng granted an irrevocable power of attorney to Chuangmeng Wuxian, which replaced the irrevocable power of attorney previously granted to Chuangmeng Wuxian on April 19, 2012. Pursuant to the irrevocable power of attorney, each of such shareholders appointed Chuangmeng Wuxian as his exclusive attorney-in-fact to attend shareholders’ meetings of Beijing Chuangmeng, to exercise his shareholder’s rights and voting rights under PRC law and under articles of association of Beijing Chuangmeng, including but not limited to, to sell, transfer, pledge or dispose of his shares in Beijing Chuangmeng, and to designate and appoint the legal representative, director, supervisor, chief executive officer and other senior management members of Beijing Chuangmeng. Each power of attorney shall remain in force until the shareholder ceases to hold any equity interest in Beijing Chuangmeng.

Exclusive Option Agreement. On November 29, 2013, Chuangmeng Wuxian, Beijing Chuangmeng and its shareholders entered into exclusive option agreements, which replaced the previous exclusive option agreements entered into on April 19, 2012. Pursuant to the latest exclusive option agreements, each of the shareholders irrevocably granted Chuangmeng Wuxian or its designated representative(s) an irrevocable and exclusive right to purchase, to the extent permitted under PRC laws, at any time all or part of his equity interests in Beijing Chuangmeng. Without the prior written consent of Chuangmeng Wuxian, each of the shareholders of Beijing Chuangmeng shall not sell, transfer, mortgage or dispose of any legal or beneficial interest in the equity interests in Beijing Chuangmeng or allow the encumbrance thereon of any security interest. Each of shareholders of Beijing Chuangmeng shall promptly donate any profits, interest, dividend or proceeds of liquidation he gains from Beijing Chuangmeng to Chuangmeng Wuxian to the extent permitted under applicable PRC laws. Upon request by Chuangmeng Wuxian, each of the shareholders of Beijing Chuangmeng shall appoint any designee of Chuangmeng Wuxian as the director of Beijing Chuangmeng. Without prior written consent of Chuangmeng Wuxian, Beijing Chuangmeng shall not: (i) sell, transfer, mortgage or dispose of any material assets or beneficial interest in its business or revenue, (ii) incur, inherit, guarantee or suffer the existence of any debt except for the debts incurred in the ordinary course of business other than through loans, (iii) provide any person with any loan or credit, (iv) merge, consolidate with, acquire or invest in any person, (v) in any manner distribute dividends to its shareholders, (vi) engage in any business in competition with Chuangmeng Wuxian or its affiliates, or (vii) be dissolved or liquated, except as required by PRC laws. The agreements shall remain effective until all equity interests held by the shareholders in Beijing Chuangmeng have been transferred or assigned to Chuangmeng Wuxian and/or its designated representative(s).

Equity Interest Pledge Agreement. On November 29, 2013, Chuangmeng Wuxian, Beijing Chuangmeng and its shareholders entered into equity interest pledge agreements, which replaced the previous equity interest pledge agreements entered into on April 19, 2012. Pursuant to the latest equity interest pledge agreements, the shareholders of Beijing Chuangmeng have agreed to pledge all of their equity interests in Beijing Chuangmeng (including any equity interest in Beijing Chuangmeng subsequently acquired by the shareholders) to Chuangmeng Wuxian as a security for the performance by Beijing Chuangmeng and its shareholders of their respective obligations under the exclusive business cooperation agreement, exclusive option agreements, powers of attorney, equity interest pledge agreements, as well as for payment of all the direct, indirect and derivative losses and losses of anticipated profits that may be suffered by Chuangmeng Wuxian as a result of a breach of the abovementioned agreements by Beijing Chuangmeng and/or its shareholders. If Beijing Chuangmeng or any of its shareholders fails to perform any obligations under those agreements, Chuangmeng Wuxian will be entitled to enforce the pledge and to seek any remedial measure under applicable PRC laws, including to be paid in priority with the equity interest in Beijing Chuangmeng. The pledge shall remain effective until the fulfillment of all the obligations under the exclusive business cooperation agreements, exclusive option agreements, powers of attorney, equity interest pledge agreements and the full payment of losses resulted from a breach of those agreements by Beijing Chuangmeng and/or its shareholders.

Spouse Consent Letter. On November 29, 2013, the spouse of each of the shareholders of Beijing Chuangmeng executed a spouse consent letter, pursuant to which each shareholder’s spouse has agreed to the execution of the exclusive option agreements, equity interest pledge agreements, powers of attorney and the disposal of the equity interests held by the shareholder in Beijing Chuangmeng pursuant to those agreements. The spouse of each of the shareholders agreed that she shall not assert any interests in such equity interests in Beijing Chuangmeng held by the shareholder, and if she obtains any such equity interests, she shall be bound by the exclusive option agreements, equity interest pledge agreements, power of attorney and the exclusive business cooperation agreement.

Shareholders Agreement

In September 2013, in connection with our issuance of Series A-1 and Series C preferred shares, we and our shareholders entered into a second amended and restated shareholders agreement, or the Shareholders Agreement, which is currently effective. Under the Shareholders Agreement, the board of directors shall consist of seven directors, including one director elected by THL A19, one director elected by LC fund entities, one director elected by Redpoint entities, one director elected by Prime Express and three directors elected by holders of ordinary shares. Holders of preferred shares have the right of first refusal to participate in the subscription of any new securities issued by us. Both we and holders of preferred shares have the right of first refusal to purchase shares proposed to be disposed of by holders of ordinary shares. Additionally, THL A19 also has the right of first refusal when other holders of preferred shares receive a bona fide firm offer from a competitor of THL A19. Holders of preferred shares also have the right of co-sale to participate in the sale of shares by holders of ordinary shares. Holders of at least a majority of all issued and outstanding preferred shares have drag-along rights against all other shareholders under certain circumstances. Additionally, THL A19 has the right of first offer when the other holders of preferred shares exercise their drag-along rights to sell to a competitor of THL A19.

According to the Shareholders Agreement, holders of the following securities are entitled to certain registration rights, including demand registration, piggyback registration and Form F-3 registration: (i) any ordinary shares issued or issuable upon conversion of preferred shares or pursuant to right of participation, (ii) any ordinary shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any preferred shares or ordinary shares described in (i), and (iii) any other ordinary shares owned or thereafter acquired by holders then holding preferred shares.

Except for the registration rights, all the rights summarized above were terminated upon the completion of our initial public offering.

Transactions with Certain Shareholders

In January 2013, Shenzhen iDreamSky and Shenzhen Tencent Computer Systems Company Limited, or Shenzhen Tencent, an affiliate of THL A19, entered into a mobile games channel promotion framework agreement, pursuant to which Shenzhen Tencent will provide to Shenzhen iDreamSky certain Android version of mobile games to be published on Shenzhen iDreamSky’s platforms in mainland China. Shenzhen Tencent and Shenzhen iDreamSky adopt a revenue sharing arrangement for the total revenue generated from publishing such mobile games on Shenzhen iDreamSky’s platforms. The revenue sharing term of the agreement is in line with industry practice. In 2013 and 2014, the revenue recognized by Shenzhen iDreamSky under this agreement was insignificant.

In September 2013, Shenzhen iDreamSky entered into a mobile license and distribution agreement with Shenzhen Tencent and Tencent Technology (Shenzhen) Company Limited, or together, Tencent, affiliates of THL A19, and Halfbrick, pursuant to which Shenzhen iDreamSky and Halfbrick shall provide an exclusive mobile version of Fruit Ninja to Tencent for Tencent’s distribution and operation on its platforms. Tencent will share the gross billings generated by the game pursuant to the revenue sharing arrangement under the agreement with Shenzhen iDreamSky and Halfbrick. In 2013, Shenzhen iDreamSky did not recognize any revenue under this agreement. In 2013 and 2014, the amount of revenue generated under this agreement was nil and RMB9.7 million, respectively.

Transactions with Certain Directors and Officers

Historically, Mr. Chen has extended certain loan to Shenzhen Mengyu to fund its working capital, and we have also made cash advances to Mr. Chen in connection with business activities for our company from time to time, primarily including business travel, accommodation and related business expenses, which were repaid on a rolling basis. The balance of the amounts that we owed to Mr. Chen, which is the loan Mr. Chen extended to us offset by our cash advance to Mr. Chen, was RMB1,784,000 and RMB196,000 as of December 31, 2012 and 2013, respectively. As of December 31, 2014, the balance of cash advanced to Mr. Chen for business-related purposes was RMB84,000 ($13,000).

We have made cash advances to Mr. Chen, Jeffrey Lyndon Ko, Mr. Guan and Jun Zou, our former chief financial officer, in connection with business activities for our company from time to time, primarily including business travel, accommodation and related business expenses, which were repaid on a rolling basis. The balance of cash advanced to Mr. Ko for such purposes was RMB30,000, RMB56,000 and RMB470,000 ($75,750), to Mr. Guan nil, nil and RMB261,000 ($42,066) and to Mr. Zou nil, nil and RMB307,000 ($49,479) as of December 31, 2012, 2013 and 2014, respectively.

The Company has adopted an audit committee charter, which requires the audit committee to review and approve all proposed related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” for a description of how to obtain a copy of our annual report.

Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
Legal fees and expenses	$4,020,000
Financial advisory fees and expenses	$3,750,000
Special Committee fees	$225,000
Miscellaneous (including printing, proxy solicitor fees, filing fees, and mailing costs)	$250,000
Total	$8,245,000

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Supporting Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the Share record date, we expect that the Supporting Shareholders as a group will beneficially own, in the aggregate, 49,425,800 issued and outstanding Class A ordinary shares and 79,758,620 Class B ordinary shares, which represents approximately [70.1]% of the total issued and outstanding Shares and approximately [92.3]% of the total number of votes represented by the issued and outstanding Shares.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Dissenter Rights

Please see “Dissenter Rights” beginning on page 105.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, or (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under the section entitled “Dissenter Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”) or you are subject to PRC income tax pursuant to Circular 698 or Bulletin 7 as described below under the “—Material PRC Income Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the Treaty. If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2015 or any previous taxable years, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status is tested each year and is dependent on the composition of our assets and income and the value of our assets from time to time. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our assets is to be determined in large part by reference to the market price of our ADSs and Shares, which is likely to fluctuate over time, there can be no assurance that we will not be a PFIC for 2016.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election (discussed below), any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayments of taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held Shares and certain conditions relating to the regular trading of ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets such as the Shares. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise if such gain is regarded as incomes derived from sources within the PRC. The term “non-resident enterprise” means an enterprise established under the laws of a jurisdiction other than the PRC and whose actual administrative organization is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but has obtained income derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes of a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under an applicable income tax treaty with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers so-called PRC Taxable Properties, referring to properties of an establishment or a place of business in China, real estate properties in China and equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-resident enterprise without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to a PRC withholding tax of up to 10%. The transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes. Bulletin 7 has listed several factors to be taken into consideration by the tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, despite these factors, an indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under the PRC laws: (i) 75% or more of the equity value of the overseas non-resident holding enterprise being transferred is derived directly or indirectly from PRC Taxable Properties; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the overseas non-resident holding (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the overseas non-resident holding enterprise and any of its subsidiaries that directly or indirectly hold the PRC Taxable Properties are limited and are insufficient to prove their economic substance; and (iv) the tax payable incurred in other jurisdictions other than in the PRC on the gain derived from the indirect transfer of the PRC Taxable Properties is lower than the potential Chinese tax on the direct transfer of those assets. Nevertheless, the indirect transfers falling into the scope of the safe harbor under Bulletin 7 may not be subject to PRC tax. The safe harbor includes qualified group restructurings, exemptions under tax treaties, and public market trades, which refers to a trading of equity interest in which the equity interest to be transferred and the transfer price thereof are determined pursuant to standard trading rules of a public securities market and not by the purchaser and the seller by mutual agreement prior to such transactions. Circular 698 or Bulletin 7 may be determined by the tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the organization of the Company is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s shareholders who are non-PRC resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief). Parent is entitled under the merger agreement to withhold any tax arising in relation to filings required by Circular 698 or Bulletin 7. Neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the merger.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for the ADSs on the NASDAQ under the symbol “DSKY” for the periods indicated:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2014
Third quarter	25.95	15.00
Fourth quarter	22.00	14.87
2015
First quarter	17.60	6.64
Second quarter	14.68	6.87
Third quarter	12.64	8.51
Fourth quarter	13.54	9.91
2016
First quarter (through , 2016)

On June 12, 2015, the last trading day immediately prior to the Company’s announcement on June 15, 2015 that it had received a going private proposal, the reported closing price of the ADSs on the NASDAQ was $14.56 per ADS. The merger consideration of $3.50 per Share, or $14.00 per ADS, represents a premium of 24.5% and 39.8% over the 30 and 60 trading day volume-weighted average trading price prior to June 12, 2015, the last trading day prior to June 15, 2015, the date that it announced that it had received a going private proposal. On             , 2016, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were $         and $        , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company neither declared nor paid any dividends in 2013, 2014 or 2015 through the date of this proxy statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.

Under the terms of the merger agreement, the company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the merger.

In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2016, at 10:00 a.m. (Hong Kong Time) at the Company’s office at Shearman & Sterling’s office at 12th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of December 31, 2015 (the “merger agreement”), among the Company, Parent and Merger Sub (such merger agreement being in the form attached as Annex A to this proxy statement which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger, be authorized, approved and adopted;

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If the merger is completed, at the Effective Time, each of the Company’s Shares, including Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) owned by Holdco, Parent, Merger Sub or the Company (as treasury shares, if any), or by any direct or indirect wholly owned subsidiary of Holdco, Parent, Merger Sub or the Company, (b) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Share Award, (c) the Dissenting Shares, and (d) the Rollover Shares, will be cancelled in exchange for the right to receive $3.50 in cash per Share without interest and net of any applicable withholding taxes. Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $14.00 in cash per ADS without interest and net of any applicable withholding taxes (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms and conditions of the Deposit Agreement. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. At the effective time of the merger, each Excluded Share other than Dissenting Shares will be cancelled for no consideration. Each ordinary share, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the surviving corporation.

Our Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•	determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;

•	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

Quorum

The presence, in person or by proxy, of shareholders holding not less than one-third of the voting power represented by the issued and outstanding Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

Record Dates; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on             , 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on             , 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than                      (New York City Time) on             , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before                      (New York City Time) on             , 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than             , 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Class A ordinary share and ten votes for each Class B ordinary share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be                 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2016 at      a.m. (Hong Kong Time). Please see “Shareholders and ADS Holders Entitled to Vote; Voting Materials” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on The NASDAQ Global Select Market (“NASDAQ”). The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

We cannot complete the merger unless the merger agreement, plan of merger, and the transactions contemplated by the merger agreement are authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately [70.1]% of the total issued and outstanding Shares, representing approximately [92.3]% of the total number of votes represented by the issued and outstanding Shares. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on             , 2016 (Cayman Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Class A ordinary share and ten votes for each Class B ordinary share. Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than      a.m. on             , 2016 (Hong Kong Time). Shareholders can also attend the extraordinary general meeting and vote in person.

Holders of ADSs as of the close of business on             , 2016 (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instructions card either directly from the ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on             , 2016 (New York City Time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instructions card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instructions card no later than                      (New York City Time) on             , 2016. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions.

The ADS depositary has advised us that, pursuant to Section 4.07 of the Depositary Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on             , 2016 (Cayman Islands Time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to                      (New York City Time) on             , 2016 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents four Class A ordinary shares of the Company. As of             , 2016, there were                      ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on             , 2016 (Cayman Islands Time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on             , 2016 (New York City Time) will receive the ADS voting instructions card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on             , 2016 (Cayman Islands Time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADS, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Revocability of Proxies

Registered holders of the Company’s Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China;

•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of the ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to                      (New York City Time) on             , 2016. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; or

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE                      (NEW YORK CITY TIME) ON             , 2016, AND BECOME REGISTERED HOLDERS OF SHARES NOT LATER THAN             , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Mr. Derek Xiao, at +86-755-8668-8007, or by email at ir@idreamsky.com.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving corporation of the merger. If the merger is completed, the Company will cease to be a publicly traded company. Unless otherwise mutually agreed between the Company, Parent and Merger Sub, the closing will take place as soon as practicable after, and in any event no later than the fifteenth business day immediately after all the closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing). At the closing, Merger Sub and the Company will execute a plan of merger and register the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger.

We expect that the merger will be completed during the second quarter of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, the parties intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

Upon completion of the merger, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association in the form attached to the plan of merger, which are substantively identical to the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the Effective Time, all references to the name “Dream Merger Sub Limited” shall be amended to “iDreamSky Technology Limited” and all references to the share capital will be amended as necessary to correctly describe the share capital of the surviving corporation as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the surviving corporation and the officers of the Company immediately prior to the Effective Time will become the initial officers of the surviving corporation.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, at the Effective Time, each of the Company’s Shares, including Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be cancelled in exchange for the right to receive $3.50 in cash per Share without interest, and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $14.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees and $0.02 per ADS depositary services fees pursuant to the terms and conditions of the Deposit Agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Please see “Dissenter Rights” beginning on page 105 for additional information.

At the Effective Time, each ordinary share, par value of $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the surviving corporation.

Treatment of Company Options

At the Effective Time, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements entered into under the Share Incentive Plans and cancel all Company Share Awards granted under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each Vested Company Option will be cancelled in exchange for the right to receive a cash amount equal to the excess of $3.50 over the applicable per share exercise price of such Company Option, and each Unvested Company Option will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Unvested Company Option, with equivalent or greater economic value as such Unvested Company Option under the terms to be determined by Parent.

As of the date of this proxy statement, no Company Options are beneficially held by the Rollover Shareholders.

Treatment of Restricted Shares

At the Effective Time, each outstanding Restricted Share that is not held by members of the Special Committee will be cancelled in exchange for a right to receive an award of Holdco to purchase a number of Holdco Shares not less than the number of Shares underlying such Restricted Share, with equivalent or greater economic value as such Restricted Share under the terms to be determined by Parent, and each outstanding Restricted Share that is held by members of the Special Committee will be cancelled in exchange for a right to receive $3.50 in cash.

As of the date of this proxy statement, no Restricted Shares are beneficially held by the Rollover Shareholders.

Exchange Procedures

Prior to the Effective Time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and the ADSs (other than the Excluded Shares) an amount in cash that is sufficient for the paying agent to make payments to the holders of Shares and ADSs (other than the Excluded Shares) and the holders of Vested Company Options and the members of Special Committee holding Restricted Shares under the merger agreement. Promptly after the Effective Time, Parent and the surviving corporation shall cause the paying agent to mail (or in the case of the ADS depositary, deliver), to each person who was, as of immediately prior to the Effective Time, a registered holder of Shares entitled to receive the per Share merger consideration (i) a letter of transmittal in customary form specifying how the delivery of the merger consideration to registered holders of Shares (other than Excluded Shares) will be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the “Share Certificates”) or affidavits of loss in lieu of the Share Certificates, or non-certificated Shares (the “Uncertificated Shares”). Upon surrender of any Share Certificate (or affidavit in lieu of the Share Certificate) or cancellation of Uncertificated Shares, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares will receive an amount equal to (x) the number of Shares (other than the Excluded Shares) represented by such Share Certificate (or affidavit of loss in lieu of the Share Certificates) or the number of Uncertificated Shares multiplied by (y) the per share merger consideration.

Promptly after the Effective Time, the paying agent will transmit to the ADS depositary an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (y) the per ADS merger consideration, and the Depositary will distribute the per ADS merger consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expense of the Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement and withholding taxes if any) due to or incurred by the ADS depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate per ADS merger consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC prior to the date of the merger agreement, a disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of the merger agreement and the knowledge of Parent, Merger Sub, Mr. Chen and Mr. Guan, and the representations and warranties made by Parent and Merger Sub to the Company were qualified by a disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the businesses of the Company and its subsidiaries;

•	the furnishing by the Company to Parent of an accurate memorandum and articles of association, and its compliance with the terms thereof;

•	the capitalization of the Company and the absence of preemptive or other similar rights with respect to securities of the Company and its subsidiaries (any of which a “Group Company”), or any encumbrances on Company securities that would give their holders the right to vote with the Company’s shareholders;

•	the validity of Company Share Awards and the absence of any agreements (other than the Share Incentive Plans or award agreements evidencing the Company Share Awards) binding any Group Company to accelerate the vesting of such awards as a result of the transactions contemplated by the merger agreement;

•	the identity and capitalization of the Company’s subsidiaries;

•	the absence of contracts binding the any Group Company with respect to capital contribution and voting;

•	the absence of secured creditors;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement, the plan of merger and the merger by the Special Committee and by the Board, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, by the Board;

•	the receipt of a fairness opinion from the financial advisor to the Special Committee;

•	the absence of violations of or conflict with the governing documents of the Company, applicable laws and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws and possession of licenses and permits;

•	the completeness and accuracy of the Company’s SEC filings and the financial statements included therein;

•	compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ;

•	the Company’s internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of any “Company Material Adverse Effect” or certain other changes or events since January 1, 2015;

•	labor and employment matters;

•	validity of material contracts and the absence of any breach thereof which would have a Company Material Adverse Effect;

•	the absence of material litigation against any Group Company;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	insurance;

•	real property;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law (other than the CICL) to the merger; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, development, condition, occurrence, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, or prevent or reasonably would be expected to prevent the Company’s consummation of the transactions contemplated by the merger agreement. However, none of the followings will constitute a Company Material Adverse Effect itself:

(i)	changes affecting the economy or financial markets or political conditions generally in the PRC;

(ii)	changes in GAAP or any interpretation thereof after the date of the merger agreement;

(iii)	factors generally affecting the principal industries in which the Group Companies operate;

(iv)	the consummation of the transactions contemplated under the merger agreement, the public announcement of the merger agreement, or the identity of Parent and its affiliates (including the initiation of legal proceedings or any losses of customers or employees relating to the merger agreement or the transactions contemplated under the merger agreement);

(v)	any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events;

(vi)	changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(vii)	actions or omissions of any Group Company (a) that are required by the merger agreement, (b) taken with the consent of Parent or Merger Sub or (c) taken at the written request of Parent or Merger Sub;

(viii)	any breach of the merger agreement by Parent or Merger Sub; or

(ix)	the failure by the Group Companies to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period, or any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such failure or change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

provided, further, that the Effects set forth in clauses (i), (ii), (iii) and (v) above will be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Group Companies conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their memorandum and articles of association being in full force and effect;

•	the capitalization of Parent and Merger Sub, Parent’s ownership of Merger Sub and the operations of Parent and Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub, applicable laws and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Merger Sub;

•	the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

•	the absence of material legal proceedings against Parent or Merger Sub;

•	the delivery of the financing documents, the absence of any material breach under the financing documents and the absence of side agreements other than financing documents;

•	sufficiency of funds to consummate the merger and the other transactions contemplated by the merger agreement, subject to certain conditions set forth in the financing documents;

•	the non-existence of any economic interest in the Company by Parent or Merger Sub other than interests contemplated by the transactions contemplated under the merger agreement or the Support Agreement;

•	solvency of Parent and Merger Sub;

•	other than the merger agreement, the Support Agreement and the Interim Investors Agreement, the absence of any other agreements (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Group Company’s management, directors, employees or shareholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any superior proposal;

•	the absence of any undisclosed broker’s or finder’s fees;

•	execution and delivery of the Support Agreement and Limited Guarantees;

•	independent investigations conducted by Parent and Merger Sub on the Group Companies; and

•	the acknowledgment of the Parent and Merger Sub as to their non-reliance on any estimates, forecasts, projections, plans and budgets provided by the Group Companies.

Conduct of Business Pending the Merger

The Company has agreed that from the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, it will conduct its business in the ordinary course, use reasonable best efforts to keep available the service of its current officers, key employees and consultants, and preserve its current relationships with key customers, suppliers and any other persons with whom it has material relations.

From the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend its memorandum and articles of association or equivalent organizational documents;

•	issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of any equity securities, or authorize, propose or agree to do the same or agree or commit to do the same, except for exercise or settlement of Company Share Awards existing or required by any contract in effect on the date of the merger agreement;

•	declare, set aside, establish a record for, or pay any dividend or other distribution with respect to any of its share capital (other than dividends paid by any of its subsidiary to the Company or to any other subsidiary wholly owned by the Company), or enter into any agreement with respect to the voting of its share capital;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other equity securities, except for the exercise or settlement of Company Share Awards and other contractual rights existing on the date of the merger agreement;

•	acquire any interest in any person or any assets, or make any loan, advance or capital contribution to, or investment in, any person, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $10 million individually and $30 million in the aggregate for all such transactions by the Group Companies;

•	redeem, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness or issue any debt securities or other contracts evidencing indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, except for (i) indebtedness incurred under the Group Companies’ existing credit facilities as in effect on the date of the merger agreement up to the maximum amount authorized under the contracts evidencing such indebtedness, (ii) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount up to RMB150 million for all such indebtedness by the Group Companies in the aggregate and (iii) indebtedness owed by any wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary;

•	grant any lien on material assets, other than liens granted in connection with any indebtedness permitted under the merger agreement;

•	sell, transfer, lease, license, assign or otherwise dispose of any entity, business, assets, rights or properties of the Group Companies having a current value in excess of RMB50 million in the aggregate;

•	except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to confidentiality agreements, and non-exclusive licenses of intellectual property granted by any Group Company in the ordinary course of business consistent with past practice, sell, transfer, assign, license, grant any other rights under, or otherwise dispose of, abandon, permit to lapse, permit to be subject to any lien, or fail to maintain or protect in full force and effect, any material intellectual property exclusively owned by the Company, or disclose to any person any confidential information;

•	authorize, or make any commitment with respect to, any single capital expenditure in excess of RMB20 million or capital expenditures for the Group Companies in excess of RMB100 million in the aggregate;

•	enter into any new line of business outside of its existing business segments that is material to the Group Companies, taken as a whole;

•	except as otherwise required by law or expressly required under any contract in effect on the date of the merger agreement, (i) grant or announce incentive awards or change the vesting dates of outstanding Company Share Awards, (ii) increase the compensation payable by any Group Company to its employees, directors, shareholders or other service providers having a total annual compensation opportunity in excess of $300,000, except under certain permitted circumstances, (iii) hire any employees having a total annual compensation opportunity in excess of $500,000, (iv) pay or agree to pay any pension, severance pay, bonus or other employee benefit not required by any existing company benefit plan, (v) adopt, renew, amend or terminate any existing company benefit plan, or (vi) give rise to a payment or rights of any person in connection with the merger or other transactions contemplated by the merger agreement;

•	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or applicable law;

•	change any material method of tax accounting, make or change any material tax election, adopt or change any material accounting method, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material tax refund, fail to pay any material taxes as due;

•	settle, release, waive or compromise any pending or threatened action of or against any Group Company (i) for an amount in excess of $100 million in the aggregate, (ii) entailing the incurrence of any liability of any Group Company in excess of such amount, or obligations that would impose material restrictions on the business of the Group Companies, or (iii) that is brought by or on behalf of any holder of securities of the any Group Company relating to the merger or other transactions contemplated by the merger agreement;

•	enter into, terminate or materially amend any material contract or contract that would have been a material contract if in effect on the date of the merger agreement, or waive any material default under, or release or settle any material claim against the Company or liability owing to the Company under any material contract;

•	fail to maintain material insurance policies covering the Group Companies and their properties, assets and businesses consistent with past practice;

•	adopt or enter into a plan of liquidation, merger or reorganization of any Group Company (other than the merger or any merger or consolidation among wholly owned subsidiaries of the Company);

•	take any action that would result in failure of any condition to the merger or that would reasonably be expected to prevent, materially delay or impair the Company’s ability to consummate the merger; or

•	knowingly commit, authorize or agree to do any of the foregoing.

Shareholders’ Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and proxy statement filed in connection with the transactions contemplated by the merger agreement, the Company will, subject to certain exceptions, take all action necessary to call, give notice of, set a record date for and convene a general meeting of its shareholders for the purpose of obtaining the Requisite Company Vote, as promptly as practicable after the date on which this proxy statement is mailed to the shareholders. The Company may, and Parent may require the Company to, postpone or adjourn the general meeting of its shareholders (i) if there are insufficient Shares represented to constitute a quorum or voting for approval of the merger agreement and the transactions contemplated by the merger agreement to obtain the Requisite Company Vote, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure and such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to such meeting.

Unless the Board has effected a Company Adverse Recommendation Change in accordance with the merger agreement, the Board will (a) make a recommendation to the shareholders to approve the merger agreement, the plan of merger and the merger, and include such recommendation in this proxy statement and (b) will take all lawful actions to solicit the Requisite Company Vote. Even if the Board has effected a Company Adverse Recommendation Change, the merger agreement will nevertheless be submitted to shareholders for approval unless it is validly terminated pursuant to its terms.

No Solicitation

From the date of the merger agreement until the earlier of the Effective Time or the valid termination of the merger agreement, the Company will not, and will instruct its subsidiaries and their respective representatives not to:

•	initiate, solicit, propose, knowingly encourage or take actions to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide any information concerning the Company or its subsidiaries to any person relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement to which the Company is a party or any anti-takeover law;

•	approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal (other than Acceptable Confidentiality Agreement) or that requires the Company to abandon the merger agreement or the transactions contemplated thereby; or

•	resolve, propose, agree or publicly announce an intention to do any of the above actions.

The Company will immediately cease and cause to be terminated all discussion with any third parties existing as of the date of the merger agreement regarding an acquisition proposal.

Prior to obtaining the Requisite Company Vote, if the Company receives an unsolicited, written and bona fide acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (i) the Special Committee may directly or indirectly through the Company and its representatives contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal, and (ii) if the Special Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, then the Special Committee may directly or indirectly through the Company and its representatives, pursuant to an Acceptable Confidentiality Agreement, furnish information to the person who has made such proposal, provided that the Company will concurrently make available to Parent any material information provided to such person that was not previously made available to Parent.

Prior to obtaining the Requisite Company Vote, (a) if the Company has received a written bona fide acquisition proposal that did not arise or result from a breach of the Company’s “no solicitation” obligations described above that is not withdrawn and that the Board determines, upon the recommendation of the Special Committee and in its good faith judgment, that (i) such acquisition proposal constitutes a superior proposal, and (ii) the failure to change its recommendation to the Company’s shareholders would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law (after consultation with its financial advisor and outside legal counsel), the Board may change its recommendation, authorize the Company to terminate the merger agreement, and/or enter into an alternative acquisition agreement with respect to such superior proposal. However, prior to taking any such action, the Board must give Parent at least five business days’ prior written notice of its intention to take such action and provide a description of the material terms and conditions of such proposal and identifying the person making such proposal. Further, the Company must provide to Parent any confidential information disclosed to the person making the superior proposal but not previously disclosed to Parent, negotiate in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement, so that the proposal would cease to constitute a superior proposal, and permit Parent to make a presentation of any amendments to the Board and the Special Committee (to the extent Parent wishes to make such presentation).

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	From and after the Effective Time, the surviving corporation will comply with all of its obligations under the memorandum and articles of association of any Group Company to indemnify and hold harmless the individuals who were directors or officers of any Group Company at or before the Effective Time against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such individuals as directors or officers, subject to limitations imposed by law.

•	The memorandum and articles of association of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification than as are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

•	Prior to the Effective Time, the Company will and, from and after the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, obtain and maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company’s existing policy, provided that neither Parent or the surviving corporation will be required to expend for such policy an annual premium in excess of 200% of the current annual premium paid by the Company.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (a) the Debt Commitment Letter pursuant to the Lender has agreed to provide the debt financing in the aggregate amount set forth in such debt commitment letter and the proceeds of which will be used to finance the consummation of the merger, and (b) the Equity Commitment Letters pursuant to which the Sponsors have agreed to purchase or cause the purchase of equity securities of Holdco up to the aggregate amount set forth in such Equity Commitment Letters and the proceeds of which will be used to finance the consummation of the merger. The Debt Commitment Letter and the Equity Commitment Letters are collectively referred to as “financing commitments”.

Parent will use its reasonable best efforts to (i) maintain in full force and effect the financing commitments, (ii) satisfy all conditions in the financing commitments on a timely basis, (iii) enforce the funding obligations under the financing commitments, (iv) negotiate definitive financing agreements on the terms contained in the financing commitments, and (v) consummate the financing at or prior to the Closing. If any portion of the debt financing becomes unavailable, Parent must promptly notify the Company and use its reasonable best efforts to arrange to obtain alternative financing from alternate sources, as promptly as practicable, in an amount sufficient to consummate the transactions contemplated under the merger agreement, with terms and conditions that are not less favorable to Parent and Merger Sub in the aggregate than those set forth in the financing commitments, and to obtain a substituted debt commitment letter, a copy of which should be promptly delivered to the Company. Parent will promptly notify the Company when it is aware of any material breach under any financing commitment and keep the Company informed of the status of its efforts to arrange the debt financing on a reasonably current basis.

Without the Company’s prior written consent (which should not be unreasonably withheld), neither Parent nor Merger Sub may agree to any amendments to or waiver of the financing commitments if such amendments or waivers would reduce the aggregate proceeds of the debt financing, impose new conditions to the debt financing or otherwise modify the debt financing in a manner that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to close the transactions under the merger agreement, or adversely affect the ability of Parent or Merger Sub to enforce its rights against the other parties to any financing commitment.

The Company will, and will cause its subsidiaries to, provide cooperation as reasonably requested by Parent and Merger Sub in connection with arrangement of the financing to the extent such cooperation does not unreasonably interfere with the operations of the Company and its subsidiaries and is consistent with law, which cooperation will include, among others:

•	participating in meetings, presentations and due diligence sessions;

•	assisting with preparation of materials for offering documents and other similar documents reasonably requested by Parent in connection with the financing;

•	using reasonable best efforts to execute and deliver any pledge and security documents or other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided that such documents will not take effect until the Effective Time;

•	using reasonable best efforts to furnish Parent and its financing sources with financial and other information regarding the Group Companies as may be reasonably requested by Parent;

•	using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, title insurance and other documentation relating to the debt financing as reasonably requested by Parent;

•	providing monthly financial statements (excluding footnotes) within the time frame for preparation;

•	taking actions reasonably necessary to (i) permit the prospective lenders involved in the financing to evaluate the Group Companies’ current assets, cash management and accounting systems for the purpose of establishing collateral arrangements and (ii) establish accounts and arrangements in connection with the foregoing, provided that none of such accounts and arrangements will become active or effective until the Effective Time;

•	entering into agreements on terms satisfactory to Parent in connection with the debt financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by any Group Company are contemplated by the debt financing;

•	at the Company’s option, taking or appointing a representative of Parent to take actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the debt financing and the direct borrowing or incurrence of all of the proceeds of the debt financing by the surviving corporation or its subsidiaries following the Effective Time;

•	furnishing Parent and its financing sources with all information required by governmental entities with respect to the financing under applicable rules; and

•	causing (i) Shenzhen iDreamSky Technology Co., Ltd. to execute a working capital loan agreement with the Lender to pay off and/or refinance existing financings borrowed from other banks on or prior to closing, (ii) an offshore dividend account to be established by iDreamSky Technology (HK) Limited with the Lender, and (iii) its subsidiaries to move all of their major revenue accounts or cash collection accounts to accounts held with the Lender or its affiliates and cancel such accounts with other banks, so that no less than 70% of cash receipts generated from their revenue are collected into the accounts held with the Lender or its affiliates at least one month before the Closing, and all the cash balance of the Group Companies have been transferred to such accounts before the Closing.

Parent will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by any Group Company in connection with the cooperation requested by Parent.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC and cooperation in response to any comments from the SEC with respect to either statement;

•	reasonable access by Parent, Merger Sub and their respective authorized representatives to the offices, properties, books and records of the Group Companies from the date of the merger agreement and until the earlier of the Effective Time and the valid termination of the merger agreement (subject to all applicable law and the contractual obligations and restrictions);

•	reasonable best efforts of each party to consummate the transactions contemplated by the merger agreement;

•	reasonable best efforts of Parent to direct the Sponsors to obtain the Sponsor Required Approvals and to keep the Company informed of the status and furnish the Company with copies of the Sponsor Required Approvals;

•	ensure the compliance of Merger Sub with its obligations under the merger agreement;

•	notification of certain events;

•	participation in litigation relating to the merger or the merger agreement;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	matters relating to takeover statutes;

•	delisting and deregistration of the Shares;

•	no arrangement by Parent, Merger Sub or their respective affiliates with any Group Company’s management or other employees prohibiting or restricting them from discussing or signing arrangements with any third party in connection with an acquisition proposal, except for the Support Agreement and the Interim Investors Agreement and any actions contemplated by such agreements; and

•	exculpation for actions taken at the direction or acquiescence of Mr. Chen or Mr. Guan acting in their capacity as the Company’s director and officer without the Board’s approval.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement being approved by a special resolution by holders of Shares constituting the Requisite Company Vote at the extraordinary general meeting of shareholders; and

•	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of prohibiting or making the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	other than those representations and warranties regarding capitalization, Company Share Awards, corporate authority and fairness and no broker other than Duff & Phelps, the representations and warranties of the Company contained in the merger agreement being true and correct as of the date of the merger agreement and as of the Closing, as though made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect, except to the extent such failures to be true and correct would not have a Company Material Adverse Effect; (ii) the representations and warranties regarding capitalization and Company Share Awards being true and correct (except for de minimus inaccuracies) as of the date of the merger agreement and as of the Closing, as though made on such time; and (iii) the representations and warranties regarding corporate authority and fairness and no broker other than Duff & Phelps being true and correct in all material respects as of the date of the merger agreement and as of the Closing, as though made at such time;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Closing;

•	the Company having delivered to Parent a certificate of an executive officer of the Company confirming the above conditions have been satisfied;

•	the amount of Dissenting Shares being less than 15% of the total outstanding Shares immediately prior to the Effective time;

•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect; and

•	Parent having received the Sponsor Required Approvals.

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver at the Closing of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing, as though made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), disregarding for this purpose any limitation or qualification by materiality, except to the extent such failures to be true and correct would not prevent or materially delay the performance by Parent or Merger Sub of its obligations under the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the Closing; and

•	the Company having received a certificate of an executive officer of Parent confirming the above conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent, if:

•	the merger is not consummated by 11:59 p.m. on September 30, 2016 (Hong Kong Time), provided that this termination right is not available to a party if the failure to consummate the merger by such date was primarily caused by such party’s breach of the merger agreement;

•	any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the merger agreement or making the merger illegal, which shall have become final and non-appealable, or there is any law that makes the consummation of the merger illegal or prohibited; provided that prior to termination, each of the parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the order or law and shall have complied in all material respects with its obligations under the merger agreement; provided further that this termination right is not available to a party if the foregoing circumstances are caused by such party’s breach of the merger agreement; or

•	the merger agreement is not approved by the Requisite Company Vote at the extraordinary general meeting or any adjournment thereof.

•	by the Company, if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured (i) within 30 calendar days following receipt of written notice by Parent or Merger Sub of such breach from the Company or (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and 11:59 p.m. on September 30, 2016 (Hong Kong Time), provided that, the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing;

•	(i) all of the conditions to the merger regarding obtaining the Requisite Company Vote and Sponsor Required Approvals and no governmental injunction and all of the conditions to performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within three business days following the date the Closing should have occurred; or

•	(i) the Board determines, in good faith upon the recommendation of the Special Committee, that failure to effect a Company Adverse Recommendation Change (as defined below) or to authorize the Company to terminate the merger agreement and/or enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, (ii) the Board has effected a Company Adverse Recommendation Change and/or has authorized the Company to enter into such definitive agreement, (iii) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (iv) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement, and (v) the Company pays in full a termination fee to Parent concurrently with or prior to such termination.

•	by Parent, if:

•	the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured: (i) (x) within 5 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to the “no solicitation” obligations, or (y) within 30 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to any other representation, warranty or covenant, or (ii) any shorter period of time that remains between the date Parent or Merger Sub provides written notice of such breach and 11:59 p.m. on September 30, 2016 (Hong Kong Time), provided that, Parent will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing; or

•	the Board has effected a Company Adverse Recommendation Change or has authorized the Company to enter into an alternative acquisition agreement.

For purpose of this proxy statement, the Board effects a “Company Adverse Recommendation Change” if the Board or its committee: (a) withholds, withdraws, qualifies or changes its recommendation to the shareholders of the Company relating to the approval of the merger in a manner adverse to Parent or Merger Sub, (b) approves any acquisition proposal or publicly proposes to approve any acquisition proposal, (c) fails to recommend the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement or to include such recommendation in this proxy statement, (d) fails to publically recommend against any acquisition proposal within ten business days after the commencement of such acquisition proposal, or (e) enters into any letter of intent, contract, memorandum or similar document with respect to any acquisition proposal (other than an Acceptable Confidentiality Agreement).

Termination Fee

The Company will pay to Parent or its designees a termination fee of $7.5 million, if the merger agreement is terminated:

•	by Parent where (i) the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period, or (ii) the Board has effected a Company Adverse Recommendation Change or has authorized the Company to enter into an alternative agreement;

•	by the Company or Parent where either (i) the merger is not consummated by 11:59 p.m. on September 30, 2016 (Hong Kong Time), or (ii) the Requisite Company Vote is not obtained, and where at or prior to the time of such termination, the Company has received a bona fide acquisition proposal from a third party that is not withdrawn and enters into a definitive agreement with respect to such acquisition proposal within nine months following such termination; or

•	by the Company where (i) the Board determines, in good faith upon the recommendation of the Special Committee, that failure to effect a Company Adverse Recommendation Change or to authorize the Company to terminate the merger agreement and/or enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, (ii) the Board has effected a Company Adverse Recommendation Change and/or has authorized the Company to enter into such definitive agreement, (iii) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (iv) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement.

Parent will pay to the Company or its designees a termination fee of $11.25 million, if the merger agreement is terminated:

•	by the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

•	by the Company where (i) all of the conditions to the merger regarding obtaining Requisite Company Vote and Sponsor Required Approvals and no governmental injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof) or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within three business days following the date the Closing should have occurred.

In addition, if Parent decides not to proceed to consummate the merger and terminates the merger agreement (x) due to the fact that the amount of Dissenting Shares represent no less than 15% of the total outstanding Shares immediately prior to the Effective Time, or (y) solely as a result of a non-remediable failure by the Sponsors to obtain the Sponsor Required Approvals by 11:59 p.m. on September 30, 2016 (Hong Kong Time), then Parent will pay to Company or its designees all expenses incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement up to $7.5 million.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or reimbursement of expenses or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the equity financing for the merger to be funded at the Effective Time and to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the debt financing has been funded or the lender providing the debt financing has irrevocably confirmed in writing that all conditions to funding have been satisfied and the debt financing will be funded in accordance with the terms of the debt financing documents at the Effective Time if the equity financing is funded concurrently, (iii) the Company has irrevocably confirmed in writing that if the equity financing and debt financing are funded, then the Closing will occur, and (iv) the equity financing has not been funded and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to the merger agreement.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee or reimburse expenses (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $11.25 million, and the Company termination fee of $7.5 million, respectively, and reimbursement of certain expenses accrued in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Amendment

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors or sole director (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided that, after the approval of the merger agreement and the transactions by the shareholders of the Company, no amendment may be made without shareholders’ approval again. The merger agreement may only be amended by an instrument in writing signed by the Company and Parent.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICL, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

The valid exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•	you must give written notice of objection to the merger (“Notice of Objection”) to the Company prior to the vote to authorize the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection. The merger agreement also provided that the company has agreed to serve any Approval Notice within five days of the approval of the merger by shareholders;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give to the Company a written notice of his decision to dissent (a “Notice of Dissent”) stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds; the Dissenting Shareholder will cease to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate in the court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings on the grounds that the merger is unlawful or void;

•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares. The merger agreement also provides that the Company has agreed that the per share merger consideration represents the fair value of the Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders The petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed upon the fair value of their Shares with the Company, and if a Dissenting Shareholder files a petition the Company must file such verified list within 10 days of service of such petition; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the Dissenting Shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by a duly authorized person on behalf of the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as a duly authorized agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights in respect of such Shares. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Objection or Notice of Dissent delivered to the ADS depositary will not be effective under the CICL. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 101 Barclay Street, New York, New York 10286, the United States. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting or to exercise Dissenter Rights, and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

If you do not satisfy each of the above requirements and otherwise comply strictly with the procedures required by the CICL with regard to the exercise of Dissenter Rights, you will not be entitled to exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Mr. Derek Xiao, 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the CICL could be more than, the same as, or less than the $3.50 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $3.50 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company for each of the two years ended December 31, 2013 and 2014 and each of six months ended June 30, 2014 and 2015. The historical consolidated financial information for the years ended December 31, 2013 and December 31, 2014 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1, which are incorporated into this proxy statement by reference. The historical consolidated financial information for the six months ended June 30, 2014 and June 30, 2015 has been derived from the unaudited financial statements filed as part of the Company’s reports on Form 6-K dated August 21, 2015, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F and Company’s Report on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F and Company’s Report on Form 6-K, respectively.

	For the year ended December 31,		For the six months ended June 30,
	2013	2014	2014	2015
	$	$	$	$
	(audited)	(audited)	(unaudited)	(unaudited)
	(Amounts expressed in thousands)
Selected Consolidated Statements of Comprehensive Income Data:
Net Revenues	40,731	158,617	106,828	194,678
Gross profit	14,978	64,984	45,035	77,052
Income from operations	5,590	1,119	(3,773)	23,224
Net income	4,599	(2,692)	(7,463)	13,920
Net income attributable to iDreamSky Technology Limited shareholders	4,646	(2,720)	(7,501)	13,962
Earnings per share — basic	(1.15)	(1.83)	(2.65)	0.08
Earnings per share — diluted	(1.15)	(1.83)	(2.65)	0.08
Earnings per ADS — basic	—	(7.32)	10.58	0.32
Earnings per ADS — diluted	—	(7.32)	10.58	0.32

	As of December 31,		As of June 30,
	2013	2014	2014	2015
	$	$	$	$
	(audited)	(audited)	(unaudited)	(unaudited)
	(Amounts expressed in thousands)
Selected Consolidated Balance Sheets Data:
Total current assets	43,768	216,624	215,961	215,174
Total assets	46,028	249,879	227,907	319,642
Total current liabilities	20,344	50,908	34,973	86,176
Total liabilities	20,344	55,260	38,067	96,144
Total equity attributable to iDreamSky Technology Limited shareholders	(52,073)	194,583	189,793	218,592
Non-controlling interests	9	36	47	4,906
Total equity	(52,064)	194,619	189,840	223,498
Total liabilities and shareholders’ equity	46,028	249,879	227,907	319,642

Ratio of Earnings to Fixed Charges

	For the year ended December 31,			For the six months ended June 30,
	2013	2014		2014		2015
	$	$		$		$
	(unaudited)	(unaudited)		(unaudited)		(unaudited)

Ratio of Earnings to Fixed Charges(1)	2.38	—	(2)	—	(2)	31.06

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from adding the following items: (a) pre-tax income before adjustment for income or loss from equity investees; (b) fixed charges; and (c) amortization of capitalized interest, and subtracting the following items: (i) interest capitalized; and (ii) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized. The ratio of earnings to fixed charges should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F and Company’s Report on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F and Company’s Report on Form 6-K, respectively.
(2)	No fixed charges were recorded in 2014.

Net Book Value per Share of the Shares

The Company’s net book value per Share as of December 31, 2014 was $1.07, based on the weighted average number of outstanding Shares for the applicable period. The Company’s net book value per Share as of September 30, 2015 was $1.24, based on the weighted average number of outstanding Shares for the applicable period.

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

In March 2015, the board of directors approved a share repurchase program, which provided authorization to purchase up to US$20 million worth of our outstanding ADSs. This program will expire in March 2016. In 2015, the Company repurchased approximately 1.8 million ADSs, for an aggregate purchase price of $1.5 million. The following table sets forth the number of ADSs the Company purchased, as well as the aggregate consideration for the purchase (including transaction fees), through open-market transactions during the course of the program.

Period	Total Number of ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
March 2015	112,400	$7.07 to $7.40	$7.22
June 2015	63,900	$10.29 to $10.98	$10.65

Purchases by the Buyer Group

Greenwoods China Alpha Master Fund, a fund managed by Greenwoods Asset Management Limited (an affiliate of Greenwoods), purchased 930,000 ADSs (representing 3,720,000 Class A ordinary shares of the Company) for a price per ADS ranging from $7.29 to $15.00 on the open market in August 2014 and March and April 2015.

Prior Public Offerings

In August 2014, the Company completed its initial public offering of 7,700,000 ADSs. The Company did not make any underwritten public offering of the Company’s securities since its initial public offering.

Transactions in Prior 60 Days

Other than the transactions discussed above, the merger agreement and agreements entered into in connection therewith including the Support Agreement, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors, the Buyer Group, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s ordinary shares, as of the date of this proxy statement, by:

•	each of the Company’s directors and executive officers who beneficially own the Company’s ordinary shares;

•	all directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the Company’s ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 184,293,591 ordinary shares outstanding as of the date of this proxy statement, and taking into consideration options exercisable by such person and restricted share units vesting within 60 days from the date of this proxy statement.

	Ordinary Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Michael Xiangyu Chen(1)	28,873,610	15.7
Jeffrey Lyndon Ko(2)	4,654,430	2.5
Anfernee Song Guan(3)	4,654,430	2.5
Steven Xiaoyi Ma	—	—
Erhai Liu	—	—
David Yuan	—	—
Mingyao Wang	—	—
Bin Yu(4)	*	*
Ruby Rong Lu(5)	*	*
Kevin Junwen Lei	—	—
All directors and executive officers as a group	38,202,470	20.5
Principal Shareholders:
Dream Data Services Limited(6)	28,873,610	15.7
THL A19 Limited(7)	39,040,980	21.2
LC Fund entities(8)	26,889,220	14.6
Redpoint entities(9)	21,847,100	11.9

*	Less than 1% of the outstanding ordinary shares.
†	Assumes 184,293,591 ordinary shares outstanding as of the date of this proxy statement, comprised of 102,847,471 issued and outstanding Class A ordinary shares (other than treasury shares and Class A ordinary shares deposited with the depositary and reserved for issuance upon exercise of outstanding options and vesting of Restricted Shares) and 81,446,120 Class B ordinary shares. Each Class B ordinary share is convertible at the option of the holder into one Class A ordinary share. Each Class B ordinary shares is entitled to ten votes, whereas each Class A ordinary share is entitled to one vote.
(1)	Represents 28,873,610 Class B ordinary shares directly held by Dream Data. Dream Data is a British Virgin Islands company wholly owned by MICH Limited, which is a Guernsey company wholly owned by Mr. Chen through a family trust.
(2)	Represents (i) 3,654,430 Class B ordinary shares held by Shipshape, and (ii) 1,000,000 vested Restricted Shares. Shipshape Holdings Limited is wholly owned by Mr. Ko. The business address of Mr. Ko is 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong province, China. The registered address of Shipshape Holdings Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

(3)	Represents (i) 3,654,430 Class B ordinary shares held by DT01, and (ii) 1,000,000 vested Restricted Shares. DT01 is wholly owned by Mr. Guan through a family trust. The business address of Mr. Guan is 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong province, China.
(4)	Ms. Yu is currently serving as an independent director of our company, with her business address at 328 Xinghu Street, 12-A3, Suzhou Industrial Park, Suzhou, Jiangsu, 215123, China.
(5)	Ms. Lu is currently serving as an independent director of our company, with her business address at Unit 1, Level 10, Tower W2 Oriental Plaza, No.1 East Chang An Avenue, Dong Cheng District, Beijing, the PRC.
(6)	Represents 28,873,610 Class B ordinary shares directly held by Dream Data. Dream Data is a British Virgin Islands company wholly owned by MICH Limited, a Guernsey incorporated company, which is in turn 100% beneficially owned by Michael Xiangyu Chen, our co-founder, chairman and chief executive officer, through a family trust. The registered address of Dream Data is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands. The registered address of MICH Limited is MICH Limited of Helvetia Court, South Esplanade, St. Peter Port, Guernsey.
(7)	Represents (i) 21,520,490 Class A ordinary shares, (ii) 17,520,490 Class B ordinary shares. THL A19, a company incorporated under the laws of British Virgin Islands, is ultimately controlled by Tencent Holdings Limited, a public company listed on the Hong Kong Stock Exchange. The registered address of THL A19 is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(8)	Represents (i) 12,516,850 Class A ordinary shares and 12,516,850 Class B ordinary shares held by LC Fund V, L.P. and (ii) 927,760 Class A ordinary shares and 927,760 Class B ordinary shares held by LC Parallel Fund V, L.P. The LC Fund entities are partnerships organized under the laws of the Cayman Islands controlled by LC Fund V GP Limited, which is managed by its board of directors, including Wang Chau, Hao Chen and Nengguang Wang. Legend Holdings Corporation, a joint stock company incorporated in China with limited liability, indirectly holds 20% interests in LC Fund V GP Limited. The registered office of the LC Fund entities is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(9)	Represents (i) 10,650,460 Class A ordinary shares in the form of ADSs and 10,650,460 Class B ordinary shares held by Redpoint Ventures IV, L.P., and (ii) 273,090 Class A ordinary shares, including 273,088 Class A ordinary shares in the form of ADSs, and 273,090 Class B ordinary shares held by Redpoint Associates IV, L.L.C. Redpoint Ventures IV, L.L.C., the general partner of Redpoint Ventures IV, L.P., has the voting and investment power over our shares held by Redpoint Ventures IV, L.P. Allen Beasley, Jeffrey Brody, Robert Thomas Dyal, Timothy Haley, John Walecka, Geoffrey Yang and Christopher Moore are the managing members of Redpoint Ventures IV, L.L.C. and Redpoint Associates IV, L.L.C. The registered address of the Redpoint entities is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing or equity financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. Please see “Where You Can Find More Information” beginning on page 115 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to our website at http://ir.idreamsky.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. Information that we later file with the SEC may update and supersede the information in this proxy statement where it is provided in a manner reasonably calculated to inform security holders. The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 30, 2015 and its amendment filed with the SEC on May 29, 2015 are incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC on November 25, 2014 and furnished to the SEC since April 30, 2015, including, without limitation, the reports on Form 6-K filed with the SEC on June 1, 2015, June 15, 2015, June 22, 2015, August 21, 2015 and December 31, 2015 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company’s Investor Relations department at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DREAM INVESTMENT HOLDINGS LIMITED,

DREAM MERGER SUB LIMITED

and

IDREAMSKY TECHNOLOGY LIMITED

Dated as of December 31, 2015

This AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this “Agreement”), dated as of December 31, 2015, by and among Dream Investment Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), Dream Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and iDreamSky Technology Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Companies Law”) and the terms and conditions of this Agreement (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board consisting of independent directors (the “Special Committee”), has unanimously (i) determined that it is in the best interests of the Company and its shareholders (other than the Supporting Securityholders (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the Transactions, in each case in accordance with the Cayman Companies Law;

WHEREAS, the respective sole director of Parent and Merger Sub has each (i) determined that it is in the best interests of their respective shareholders for Parent and Merger Sub to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Plan of Merger and the Transactions, in each case in accordance with the Cayman Companies Law;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Supporting Securityholders (as defined below), Dream Technology Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), and Parent have executed a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Supporting Securityholders will (i) vote their owned Company Shares (including any Company Shares represented by ADSs), Company Restricted Shares and/or Company Options, together with any other Company Shares and/or Company Restricted Shares acquired (whether beneficially or of record) by such Supporting Securityholders after the date hereof and prior to the earlier of the Effective Time and the termination of such Supporting Securityholders’ obligations under the Support Agreement, including any Company Shares and/or Company Restricted Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or the conversion of any convertible securities or otherwise), in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of certain Company Shares (including any Company Shares represented by ADSs), Company Restricted Shares and/or Company Options held by each of them as set forth in the Support Agreement in accordance with this Agreement (the “Rollover Securities”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, each Guarantor is entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (each, a “Limited Guarantee”, and collectively, the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” shall mean any inquiry, proposal or offer with respect to any transaction or series of related transactions that constitute, or may reasonably be expected to lead to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Third Party acquiring assets or business of the Company (including share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any entity that would result in such Person holding assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Class A Shares and/or Class B Shares, or (v) any combination of the foregoing, in each case other than the Merger.

(b) “ADSs” shall mean the Company’s American depositary shares, issued pursuant to the Deposit Agreement, each representing four (4) Class A Shares.

(c) “Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or as trustee or executor, by Contract or otherwise.

(d) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of New York, Cayman Islands, Hong Kong or PRC or is a day on which banking institutions located in New York, Cayman Islands, Hong Kong or PRC are authorized or required by Law or other action of any Governmental Entity to close.

(e) “Class A Share” shall mean each Class A ordinary share of the Company, par value $0.0001 per share.

(f) “Class B Share” shall mean each Class B ordinary share of the Company, par value $0.0001 per share.

(g) “Company IT Systems” shall mean all computer and information technology systems, platforms and networks owned by the Company or any Company Subsidiary or used or held for use in the conduct of any business of the Company or any Company Subsidiary, as currently conducted, including Company Software, Software, hardware, data processing, data, information, record keeping, communications, telecommunications, networks, network equipment, information technology, mobile, payment and other platforms, peripherals computer systems, and computerized, automated, or other similar systems, platforms, and networks, in each case, whether outsourced or not, as well as data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

(h) “Company Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to apply and qualify the section of this Agreement to which it corresponds in number, (ii) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (iii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

(i) “Company Material Adverse Effect” shall mean any fact event, circumstance, development, condition, change, occurrence or effect, individually or in the aggregate with all other facts, events, circumstances, developments, conditions, changes, occurrences or effects, (i) that has or reasonably would be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) that prevents or reasonably would be expected to prevent the consummation of the Transactions by the Company in accordance with the terms of this Agreement; provided that in no event shall any of the following in and of itself constitute a Company Material Adverse Effect: (A) changes affecting the economy or financial markets or political market conditions generally in the PRC; (B) changes in GAAP or any interpretation thereof after the date hereof; (C) changes that are the result of factors generally affecting the principal industries in which the Company and the Company Subsidiaries operate; (D) the consummation of the Transactions, the public announcement of this Agreement, or the identity of Parent and its Affiliates (including the initiation of litigation or other legal proceedings or any losses of customers or employees relating to this Agreement or the Transactions); (E) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, or similar events; (F) changes in the market price or trading volume of Company Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (G) actions or omissions of the Company or any Company Subsidiaries (x) that are required by this Agreement, (y) taken with the written consent of Parent or Merger Sub or (z) taken at the request of Parent or Merger Sub; (H) any breach of this Agreement by Parent or Merger Sub; (I) the failure by the Company or any Company Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period, or any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such failure or change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided further that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (A), (B), (C) and (E) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

(j) “Company Memorandum and Articles” shall mean the Amended and Restated Memorandum of Association and Articles of Association of the Company adopted by special resolution passed on July 1, 2014.

(k) “Company Option” shall mean any option to purchase Class A Shares granted under the Company Share Plans in accordance with the terms thereof, whether or not such option has become vested on or prior to the Closing Date.

(l) “Company Restricted Share” shall mean any Class A Share granted under the Company Share Plans in accordance with and subject to certain restrictions pursuant to the terms of the Company Share Plans.

(m) “Company Shares” shall mean, collectively, all of the Class A Shares and Class B Shares of the Company.

(n) “Company Share Award” shall mean any Company Option and/or Company Restricted Share.

(o) “Company Share Plans” shall mean the 2012 Share Incentive Plan and the 2014 Share Incentive Plan of the Company, each as amended and restated from time to time.

(p) “Company Software” shall mean the Software, whether complete or under development, that have been, are or currently proposed to be developed, manufactured, marketed, sold, offered for sale, licensed, distributed, made available, imported, exported, hosted, implemented, provided as a service, provided via a network as a service or application, used by the Company or any Company Subsidiary to provide any services to any Person, maintained, supported, or otherwise commercialized by the Company or any Company Subsidiary, in each case together with any versions (including Chinese, English and foreign language versions), supplements, modifications, updates, upgrades, corrections and enhancements to any of the foregoing, and any documentation relating to the foregoing.

(q) “Company Termination Fee” shall mean an amount in cash equal to $7,500,000.

(r) “Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, deed of trust, agreement, arrangement, plan or other legally binding instrument, right or obligation.

(s) “Deposit Agreement” shall mean the deposit agreement, dated August 6, 2014, among the Company, the Depositary and all owners and holders from time to time of ADSs issued thereunder or, if amended or supplemented as provided therein, as so amended or supplemented.

(t) “Depositary” shall mean The Bank of New York Mellon, as depositary for the ADSs.

(u) “Environmental Laws” shall mean, whenever in effect, any Law relating to pollution, the protection of the environment, public health and safety, occupational health and safety or fire safety.

(v) “Equity Interest” shall mean any share, share capital, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

(w) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x) “Excluded Shares” shall mean (i) Company Shares (including Company Shares represented by ADSs) owned by Holdco, Parent, Merger Sub or the Company (as treasury shares, if any) or by any direct or indirect wholly-owned Subsidiary of Holdco, Parent, Merger Sub or the Company, any Company Shares (including Company Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards, in each case immediately prior to the Effective Time, (ii) Dissenting Shares (if any), and (iii) Rollover Securities.

(y) “Exercise Price” shall mean, with respect to any Company Option, the applicable exercise price per Class A Share, underlying such Company Option.

(z) “Expenses” shall mean, with respect to any Party, all out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such Party and its Affiliates) actually incurred or accrued by such Party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Merger and the other Transactions.

(aa) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(bb) “Governmental Entity” shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC governmental, administrative, judicial or regulatory Person or any instrumentality thereof, authority, agency, department, bureau, commission, body, court, self-regulatory organization, or other legislative or judicial governmental entity or arbitrator.

(cc) “Guarantors” shall mean Michael Xiangyu Chen, Anfernee Song Guan, Kingsun (Shanghai) Investment Co., Ltd., Beijing Junlianxinhai Private Equity Investment Partnership (Limited Partnership) ( ), Ruipu Lehua (Tianjin) Investment Center (Limited Partnership) ( ), Peking Pusi Investment Co., Ltd. ( ), V Capital Company Limited ( ), LT Prosperity (Tianjin) Asset Management Co., Ltd. ( ), Jiaxing Yaming Investment Partnership (Limited Partnership) ( ( )), Jiaxing Nuoxin Investment Partnership (Limited Partnership) ( ( )), Fortune Wisdom Venture Capital Co., Ltd. ( ), Newplus iDream Investment Partnership (Limited Partnership) ( ), Shanghai Super Star Venture Capital Partners (Limited Partnership) ( ), Guangxi Xi Hui He Ying Investment Management Partnership (Limited Partnership) ( ), Shanghai Greenwoods Asset Management Limited ( ), Shanghai Weiying Gefei Investment Management Ltd. ( ) and Hengqin Dream Ruitong Equity Investment Enterprise (Limited Partnership) ( ).

(dd) “Hazardous Material” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos, polychlorinated biphenyls, noise, odor or mold, (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant,” “contaminant,” or words of similar import, under any applicable Environmental Law or (iii) any other substances for which liability or standards of conduct can be imposed under Environmental Laws.

(ee) “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for, or in exchange of, indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or under any swap, cap, future or other derivative financial instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligation in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any guarantee (including guarantees in the form of an agreement to repurchase or reimburse) of any indebtedness, including such obligations described in clauses (i) through (vii) of this definition.

(ff) “Insolvent” shall mean, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(gg) “Intellectual Property” shall mean, collectively, all intellectual property and proprietary rights in any jurisdiction throughout the world, including all (i) patents, patent applications (including provisional applications), patent disclosures, invention disclosures, utility models, design patents, certificates of invention, supplementary protection certificates, and industrial designs, and applications for any of the foregoing, including continuations, continuations-in-part, divisionals, substitutions, re-examinations, re-issues, additions, renewals, extensions, patent term extensions, confirmations, registrations, requests for continued examinations, and foreign counterparts, (ii) trademarks, service marks, certification marks, trade dress, trade styles, logos, designs, slogans, taglines, brands, product names, trade names, corporate names, domain names, websites, uniform resource locators, web addresses, other names and locators associated with the Internet, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications for registration for each of the foregoing, including renewals, and any translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill of any business symbolized by any of the foregoing, (iii) copyrights, copyrightable works, works of authorship, moral rights, data and database rights, and mask works, and registrations and applications for registration for each of the foregoing, including renewals, (iv) trade secrets and confidential or proprietary information (including ideas, discoveries, improvements, recipes, specifications, concepts, methods, processes, techniques, instructions, formulae, compositions, inventions (whether or not patentable or reduced to practice), know-how, technology, research and development information, data, databases, records, notebooks, drawings, blueprints, flowcharts, diagrams, sketches, specifications, designs, models, methodologies, documentation, plans, proposals, technical and non-technical data, test results, pricing, sales, marketing and cost data and information, financial and marketing plans, and customer and supplier lists and information), (v) Software, (vi) other registrations and applications for any of the foregoing, and (vii) other intellectual property and proprietary rights.

(hh) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the individuals listed in Section 1.1(a) of the Company Disclosure Schedules, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the individuals listed in Section 1.1(a) of the Parent Disclosure Schedule.

(ii) “Law” shall mean any Order or any PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

(jj) “Lender” means Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch.

(kk) “Lien” shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, license, covenant not to sue, option, right of first refusal, right of first offer, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) in respect of such asset, and, with respect to an Equity Interest, any right of first refusal, right of first offer, transfer restriction or call option in respect of such Equity Interest.

(ll) “MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

(mm) “NASDAQ” shall mean the NASDAQ Global Select Market.

(nn) “NDA” shall mean that certain confidentiality agreement, dated as of June 25, 2015, between the Company and Mr. Michael Xiangyu Chen, as such agreement may be amended from time to time.

(oo) “NDRC” shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

(pp) “Off-the-Shelf Software Licenses” shall mean licenses from a Third Party for standard, unmodified, “off-the-shelf” software provided in executable form only.

(qq) “Open Source Software” shall mean any Software that is licensed pursuant to (whether or not Source Code is available or included in such license): (i) any license that is, or is substantially similar to, a license currently or in the future approved or identified by the Open Source Initiative, the Free Software Foundation, or any other similar organization, or listed at http://www.opensource.org/licenses, including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

(rr) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(ss) “Parent Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Parent Disclosure Schedule shall be deemed to apply and qualify the section of this Agreement to which it corresponds in number, (ii) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the relevance of such fact or item to any other section be reasonably apparent on its face, be deemed to be disclosed with respect to that other section, and (iii) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import.

(tt) “Parent Termination Fee” shall mean an amount in cash equal to $11,250,000.

(uu) “Permits” shall mean all permits, licenses, franchises, approvals, registrations, filings, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities.

(vv) “Permitted Encumbrances” shall mean: (i) Liens for Taxes, assessments and other levies, fees or charges imposed by any Governmental Entity which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (iii) Liens imposed by applicable Law, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, and (vi) Liens that are disclosed in the Company SEC Filings filed or furnished prior to the date hereof or otherwise have disclosed in Section 1.1(uu) of the Company Disclosure Schedule.

(ww) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(xx) “Personal Data” shall mean any information or data that can be used, directly or indirectly, alone or in combination with other information, to identify an individual and any other information or data pertaining to any individual, including an individual’s name, address, credit or payment card information, bank account number, financial data, email address, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information.

(yy) “PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(zz) “PRC Subsidiary” shall mean all Company Subsidiaries organized under the Laws of the PRC.

(aaa) “Processed” or “Processing” shall mean processing, collection, acquisition, recording, organization, storage, maintenance, adaptation, alteration, retrieval, access, use, disclosure, transfer (including relating to any cross-border transfer), transmission, sharing, combination, blockage, disposition, erasure, or destruction.

(bbb) “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(ccc) “RMB” shall mean renminbi, the legal currency of the PRC.

(ddd) “Rollover Securityholders” shall mean Dream Data Services Limited, DT01 Holding International Limited, THL A19 Limited and Prometheus Capital (International) Co, Ltd.

(eee) “SAFE” shall mean the State Administration of Foreign Exchange of the PRC.

(fff) “SAFE Circular 7” shall mean the Notice of Certain Matters Regarding the Foreign Exchange Administration for Domestic Individuals Participating in the Share Incentive Plan of An Overseas-Listed Company ( ), dated February 15, 2012 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

(ggg) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(hhh) “SEC” shall mean the United States Securities and Exchange Commission.

(iii) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jjj) “Shareholder Approval” shall mean the authorization and approval of this Agreement (including the Plan of Merger) and the Transactions (including the Merger) by the affirmative vote of shareholders representing two-thirds (2/3) or more of the Company Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting in accordance with Section 233(6) of the Cayman Companies Law and the Company Memorandum and Articles.

(kkk) “Software” shall mean (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, whether in Source Code or object code form; (ii) data, collections of data, databases and compilations, whether machine readable or otherwise; and (iii) documentation related to any of the foregoing, including descriptions, schematics, flow-charts, notes, and work product used to design, plan, organize, and develop any of the foregoing, and programmer and user documentation, manuals, and support and training materials; together with intellectual property and proprietary rights in and to any of the foregoing.

(lll) “Source Code” shall mean one or more statements in human readable form relating to Software and other source code, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures, and other information that describe the foregoing.

(mmm) “Sponsors” shall mean Michael Xiangyu Chen, Anfernee Song Guan, Kingsun (Shanghai) Investment Co., Ltd., Beijing Junlianxinhai Private Equity Investment Partnership (Limited Partnership) ( ), Ruipu Lehua (Tianjin) Investment Center (Limited Partnership) ( ), Peking Pusi Investment Co., Ltd. ( ), V Capital Company Limited ( ), LT Prosperity (Tianjin) Asset Management Co., Ltd. ( ), Jiaxing Yaming Investment Partnership (Limited Partnership) ( ( )), Jiaxing Nuoxin Investment Partnership (Limited Partnership) ( ( )), Fortune Wisdom Venture Capital Co., Ltd. ( ), Newplus iDream Investment Partnership (Limited Partnership) ( ), Shanghai Super Star Venture Capital Partners (Limited Partnership) ( ), Guangxi Xi Hui He Ying Investment Management Partnership (Limited Partnership) ( ), Shanghai Greenwoods Asset Management Limited ( ), Shanghai Weiying Gefei Investment Management Ltd. ( ), Hengqin Dream Yongtai Equity Investment Enterprise (Limited Partnership) ( ) and Hengqin Dream Ruitong Equity Investment Enterprise (Limited Partnership) ( ).

(nnn) “Sponsor Required Approvals” shall mean the filings or registration with, and/or approvals of NDRC, MOFCOM and/or SAFE or the designated banks to the extent required with respect to the overseas investment by the Sponsors in connection with the consummation of the Transactions and the other transactions contemplated by the Equity Financing Commitments and the Limited Guarantees.

(ooo) “Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interest entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general or managing partner or the managing member and (iii) any corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with GAAP.

(ppp) “Superior Proposal” shall mean a written bona fide Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to thirty percent (30%)) that is obtained not in violation of Section 6.4 of this Agreement and the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after (x) consultation with its independent nationally recognized financial advisor and outside legal counsel and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.4(d) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the Person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to holders of Company Shares (other than the holders of Excluded Shares) than the Transactions.

(qqq) “Supporting Securityholders” shall mean Dream Data Services Limited, Shipshape Holdings Limited, DT01 Holding International Limited, THL A19 Limited, Prometheus Capital (International) Co, Ltd., Ultimate Lenovo Limited, Redpoint Associates IV, L.L.C., Redpoint Ventures IV, L.P., LC Fund V, L.P. and LC Parallel Fund V, L.P.

(rrr) “Tax” or “Taxes” shall mean any and all means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), estimated, unclaimed property, environmental, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(sss) “Tax Incentive” shall mean any Tax exemptions, Tax holidays, Tax deferrals, Tax incentives, Tax credits (including without limitation Tax refunds and rebates), or other preferential Tax treatments or Tax rebates (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Entity or other taxation authority.

(ttt) “Tax Returns” shall mean any application, report, filing, claim for return, election or return (including any information return) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

(uuu) “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

(vvv) “Unvested Company Option” shall mean any Company Option that is not a Vested Company Option.

(www) “Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

(xxx) “VIE” means each of Shenzhen iDreamSky Technology Co., Ltd. ( ), Shenzhen Mengyu Technology Co., Ltd. ( ) and Beijing Chuangmeng Wuxian Technology Co., Ltd. ( ), collectively, the “VIEs”.

(yyy) “VIE Contracts” means the following agreements: (i) Exclusive Business Cooperation Agreement, dated April 19, 2012, between Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. and Shenzhen iDreamSky Technology Co., Ltd., (ii) Exclusive Option Agreement, dated March 12, 2014, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., Shenzhen iDreamSky Technology Co., Ltd. and the shareholder of Shenzhen iDreamSky Technology Co., Ltd., (iii) Loan Agreement, dated March 12, 2014, between Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. and the shareholder of Shenzhen iDreamSky Technology Co., Ltd., (iv) Equity Interest Pledge Agreement, dated March 12, 2014, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., Shenzhen iDreamSky Technology Co., Ltd. and the shareholder of Shenzhen iDreamSky Technology Co., Ltd., (v) Power of Attorney, dated November 29, 2013, by the shareholder of Shenzhen iDreamSky Technology Co., Ltd., (vi) Spouse Consent Letter, dated March 12, 2014, by the spouse of the shareholder of Shenzhen iDreamSky Technology Co., Ltd., (vii) Exclusive Business Cooperation Agreement, dated April 19, 2012, between Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. and Shenzhen Mengyu Technology Co., Ltd., (viii) Exclusive Option Agreements, dated March 5, 2014, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., Shenzhen Mengyu Technology Co., Ltd. and the shareholders of Shenzhen Mengyu Technology Co., Ltd., (ix) Loan Agreements, dated March 5, 2014, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. and the shareholders of Shenzhen Mengyu Technology Co., Ltd., (x) Equity Interest Pledge Agreements, dated March 5, 2014, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., Shenzhen Mengyu Technology Co., Ltd. and the shareholders of Shenzhen Mengyu Technology Co., Ltd., (xi) Powers of Attorney, dated November 29, 2013, by the shareholders of Shenzhen Mengyu Technology Co., Ltd., (xii) Spouse Consent Letters, dated March 5, 2014, by the respective spouse of each of the shareholders of Shenzhen Mengyu Technology Co., Ltd., (xiii) Exclusive Business Cooperation Agreement, dated April 19, 2012, between Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd. and Beijing Chuangmeng Wuxian Technology Co., Ltd., (xiv) Exclusive Option Agreements, dated November 29, 2013, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., Beijing Chuangmeng Wuxian Technology Co., Ltd. and the shareholders of Beijing Chuangmeng Wuxian Technology Co., Ltd., (xv) Equity Interest Pledge Agreements, dated November 29, 2013, among Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., Beijing Chuangmeng Wuxian Technology Co., Ltd. and the shareholders of Beijing Chuangmeng Wuxian Technology Co., Ltd., (xvi) Powers of Attorney, dated November 29, 2013, by the shareholders of Beijing Chuangmeng Wuxian Technology Co., Ltd. and (xvii) Spouse Consent Letters, dated November 29, 2013, by the respective spouse of each of the shareholders of Beijing Chuangmeng Wuxian Technology Co., Ltd.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Acceptable Confidentiality Agreement	Section 6.4(b)
Action	Section 4.12
Agreement	Preamble
Alternate Debt Financing	Section 6.6(a)
Alternative Acquisition Agreement	Section 6.4(c)
Bankruptcy and Equity Exception	Section 4.3(a)
Cayman Companies Law	Preamble
Certificates	Section 3.2(c)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble

Defined Term	Section
Company Adverse Recommendation Change	Section 6.4(c)
Company Board	Preamble
Company Financial Advisor	Section 4.3(b)
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(f)(i)
Company Intellectual Property	Section 4.14(b)
Company Material Contract	Section 4.11(b)
Company Plan(s)	Section 4.9(a)
Company Recommendation	Section 4.3(b)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Shareholders Meeting	Section 6.2(e)(i)
Company Subsidiary	Section 4.1
Company Workers	Section 4.14(e)
Debt Financing	Section 5.6(a)
Debt Financing Commitment	Section 5.6(a)
Dissenter Rights	Section 3.1(e)
Dissenting Shares	Section 3.1(e)
Dissenting Shareholders	Section 3.1(e)
Effective Time	Section 2.3
Equity Financing	Section 5.6(b)
Equity Financing Commitments	Section 5.6(b)
End Date	Section 8.1(b)(i)
Exchange Fund	Section 3.2(b)
Fee Letter	Section 5.6(c)
Financing	Section 5.6(b)
Financing Commitments	Section 5.6(b)
Guarantor	Preamble
HKIAC	Section 9.7(c)
Indemnified Parties	Section 6.12
Investments	Section 4.2(d)
Leased Real Property	Section 4.17(b)
Limited Guarantee	Preamble
Merger	Preamble
Merger Sub	Preamble
New Debt Financing Commitment	Section 6.6(a)
Notice Period	Section 6.4(d)(iii)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Group	Section 8.2(f)(i)

Defined Term	Section
Parent Representatives	Section 6.3(a)
Party	Preamble
Paying Agent	Section 3.2(a)
Per ADS Merger Consideration	Section 3.1(b)
Per Share Merger Consideration	Section 3.1(b)
Plan of Merger	Section 2.3
Proprietary Software	Section 4.14(h)
Proxy Statement	Section 6.2(a)
Registrar of Companies	Section 2.3
Rollover Securities	Preamble
SAFE Rules and Regulations	Section 4.5(b)
Schedule 13E-3	Section 4.4(b)
Special Committee	Preamble
Support Agreement	Preamble
Surviving Company	Section 2.1
Transactions	Preamble
Transaction Litigation	Section 6.9
Uncertificated Shares	Section 3.2(c)

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars; and

(i) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Cayman Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong no later than the fifteen (15th) Business Day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of filing of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the Cayman Companies Law.

Section 2.5 Company Memorandum and Articles of Association. At the Effective Time, subject to Section 6.12 hereof, the Surviving Company shall adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name “Dream Merger Sub Limited” therein shall be amended to “iDreamSky Technology Limited” and (ii) the share capital therein shall be described consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association.

Section 2.6 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE III

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER

CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 3.1 Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Share Capital of Merger Sub. Each ordinary share, par value $0.01 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company, with the rights, powers and privileges set out in the memorandum and articles of association of the Surviving Company.

(b) Company Shares and ADSs. Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and cease to exist in exchange for the right to receive $3.50 in cash without interest (the “Per Share Merger Consideration”), payable in the manner provided in Section 3.2 (or in the case of a Company Share represented by a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.4). For the avoidance of doubt, because each ADS represents four (4) Class A Shares, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $14.00 in cash without interest (the “Per ADS Merger Consideration”) subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement.

(c) Cancellation of Certain Shares. Each Excluded Share other than Dissenting Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor and the register of members of the Company shall be amended accordingly.

(d) Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration and/or the Per ADS Merger Consideration as applicable, shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

(e) Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Law (collectively, the “Dissenting Shares”) shall be cancelled at the Effective Time and shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 3.1(e)), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without interest), pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights prior to the vote on the Merger at the Company Shareholders Meeting.

(f) Company Share Awards.

(i) Termination of Company Share Plans and Company Share Awards. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Share Plans) shall take action to (A) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (B) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and (C) cancel each Company Restricted Share that is outstanding immediately prior to the Effective Time, each of the foregoing (A) to (C) taking effect at the Effective Time, and take such other actions as are required to give effect to the transactions contemplated by this Section 3.1(f). The Company Board (or any committee thereof) shall not communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment in a manner inconsistent with this Agreement, except in the context of an Acquisition Proposal or if such communication is otherwise required by its fiduciary duties under applicable Laws.

(ii) Vested Company Options. Each holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by or on behalf of the Surviving Company, through payroll and subject to applicable withholding, as soon as practicable after the Effective Time but in any event no later than the second regularly scheduled payroll date following the Closing (without interest), a cash amount equal to the product of (A) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such vested Company Option and (B) the number of Shares underlying such Vested Company Option; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

(iii) Unvested Company Options. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Unvested Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and replaced with an award to purchase a number of ordinary shares of Holdco no less than the number of Company Shares subject to such Unvested Company Option, pursuant to the terms and conditions to be determined by Parent and entitling the holder thereof to economic value no less than the original Unvested Company Option.

(iv) Company Restricted Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time,

(1)	each Company Restricted Share (other than those held by members of the Special Committee) that remains outstanding as of immediately prior to the Effective Time shall be cancelled in exchange for an award to purchase a number of ordinary shares of Holdco no less than the number of Company Shares subject to such Company Restricted Share, pursuant to the terms and conditions to be determined by Parent and entitling the holder thereof to economic value no less than the original Company Restricted Share; and

(2)	each Company Restricted Share held by members of the Special Committee that remains outstanding as of immediately prior to the Effective Time shall be cancelled in exchange for a cash amount equal to the Per Share Merger Consideration.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Special Committee to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(b) Exchange Fund. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs, but not including Excluded Shares), cash in immediately available funds in an amount sufficient for the Paying Agent to make payments under Section 3.1(b), Section 3.1(f)(ii) and Section 3.1(f)(iv)(2). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 3.2. Parent or the Surviving Company shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Company Shares pursuant to this Article III. To the extent that the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent under Section 3.1, Parent shall, or after the Effective Time, shall cause the Surviving Company to, promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within (x) five (5) Business Days in the case of record holders other than the Depositary and (y) three (3) Business Days in the case of the Depositary), Parent and the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each holder of record (as of immediately prior to the Effective Time) of Company Shares, including Company Shares which immediately prior to the Effective Time were (i) represented by a certificate or certificates (the “Certificates”) and (ii) not represented by a certificate or certificates (the “Uncertificated Shares”) which were cancelled and exchanged into the right to receive the Per Share Merger Consideration pursuant to Section 3.1 (and excluding, for the avoidance of doubt, the Excluded Shares), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (B) instructions for effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates (or affidavit in lieu of the Certificates as provided in Section 3.4) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of the Company Shares represented by such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b), and the Certificates so surrendered shall forthwith be canceled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been canceled, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of the Uncertificated Shares multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b). The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Shares represented by the Certificates and the cancellation of such Uncertificated Shares on the aggregate Per Share Merger Consideration payable upon the surrender of such Certificates and cancellation of Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (1) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (2) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement and withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Company Share is registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Company Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such Person’s entitlement to the relevant Company Share and if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Company Share, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Company (and any other Person that has a withholding obligation), subject to Section 3.2(e) of the Parent Disclosure Schedule, without double counting, shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration payable pursuant to this Agreement to any holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company Restricted Shares, or other compensation or equity related payments, such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Parent, the Surviving Company or any other Party shall be liable to a holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company Restricted Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Surviving Company. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Shares or ADSs on the date that is six (6) months after the Effective Time shall be paid to the Surviving Company upon demand, and any holders of Company Shares (other than Excluded Shares) or ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore received the Per Share Merger Consideration or Per ADS Merger Consideration payable to them in consideration for the cancellation of each of their Company Shares or ADSs representing such Company Shares pursuant to the provisions of this Section 3.2 (whether as a result of their failure to surrender their Certificates or otherwise) shall thereafter look for payment of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, payable in respect of each of such Company Shares or ADSs solely to the Surviving Company for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III without interest thereon.

Section 3.3 No Further Ownership Rights. From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) shall no longer be outstanding, all Company Shares shall automatically be cancelled and cease to exist, and all ADSs shall be surrendered, and each holder of a Company Share or ADSs representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration payable for each of such Company Shares (other than Excluded Shares) or ADSs (other than ADSs representing Excluded Shares) upon the cancellation of each of such Company Shares or ADSs in accordance with the provisions of Section 3.2. The Per Share Merger Consideration and the Per ADS Merger Consideration paid for each Company Share or ADS in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Company for any reason, they shall be surrendered, canceled or exchanged as provided in this Article III.

Section 3.4 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b).

Section 3.5 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

Section 3.6 Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 3.7 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take any such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Filings filed prior to the date hereof (excluding the exhibits and schedules thereto, disclosures contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement), (ii) as set forth in the Company Disclosure Schedule, or (iii) for any matters known by any of Parent, Merger Sub, Michael Xiangyu Chen or Anfernee Song Guan, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and each of the Company and the Company Subsidiaries has obtained all applicable Permits relative to its formation and organization from all applicable Governmental Entities except to the extent the failure of any Company Subsidiary to be so organized, existing or in good standing or of the Company or any Company Subsidiary to have such Permits has not had and would not have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary. Each of the Company and the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business (and, in the case of the PRC Subsidiaries, successfully passed all applicable annual audits in accordance with PRC Law), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had and would not have a Company Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Memorandum and Articles or equivalent organizational documents, each as amended to date, of each of the Company and the Company Subsidiaries. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. The Company or any Company Subsidiary is not in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 4.2 Capitalization.

(a) The authorized share capital of the Company consists of US$50,000 divided into 418,553,880 Class A Shares and 81,446,120 Class B Shares, among which, there are (i) 103,761,433 Class A Shares (other than treasury shares but including Class A Shares deposited with the Depositary and reserved for issuance upon exercise of outstanding Company Options and vesting of Company Restricted Shares) issued and outstanding, (ii) 81,446,120 Class B Shares (other than treasury shares) issued and outstanding, (iii) 705,200 Class A Shares held as treasury shares of the Company, (iv) 360,000 Company Shares issuable upon exercise of outstanding Company Options, (v) 10,153,356 Company Restricted Shares, and (vi) no Company Shares owned by any Company Subsidiary. Section 4.2(a) of the Company Disclosure Schedule sets forth the number of Shares subject to the outstanding Company Share Awards granted under each Company Share Plan and the exercise or purchase price of such Company Share Awards. All of the outstanding shares in the share capital of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All Company Shares issuable upon exercise or vesting of Company Share Awards have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Share Plan, will be duly authorized, validly issued and fully paid and non-assessable. Except as otherwise provided in this Agreement, there are no commitments or agreements of any character to which the Company or any Company Subsidiary is bound obligating such Company or Company Subsidiary to accelerate or otherwise alter the vesting of any Company Share Awards as a result of any of the Transactions.

(b) Except as set forth in Section 4.2(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any of its share capital or other Equity Interests, or securities convertible into or exchangeable for such share capital of, or other Equity Interests in, the Company (which, for purposes of this Agreement, will be deemed to include share appreciation rights, “phantom shares” or other commitments that provide any right to receive value or benefits similar to such share capital, securities or other rights). There are no outstanding Contracts or other obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Since the date of this Agreement, the Company has not issued any shares of its share capital, or securities convertible into or exchangeable for such shares or any other Equity Interests in the Company, except for issuances pursuant to the exercise of Company Options outstanding on such date in accordance with the terms of such Company Options as of such date. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Shares may vote.

(c) Each outstanding share or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid (and, in the case of each PRC Subsidiary, the payment thereof has been duly verified by an independent certified public accountant and has been duly registered with the applicable company registration authority), non-assessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens, and subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any Company Subsidiary. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase, exchange, cancellation or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, except in connection with the VIE Contracts.

(d) Section 4.2(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Company Subsidiary, and (ii) the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) as of the date hereof (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the share capital and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any share capital or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company Subsidiaries has entered into any Contract, commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the transfer, voting or registration of any shares of share capital of the Company or any Company Subsidiary or preemptive rights with respect thereto.

(f) The Company does not have any secured creditors holding a fixed or floating security interest.

Section 4.3 Corporate Authority; Approval and Fairness.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the Shareholder Approval. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate authorizations on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the Transactions other than the Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) On or prior to the date of this Agreement, (i) the Special Committee has received from Duff & Phelps, LLC (the “Company Financial Advisor”), its written opinion, to the effect that, as of the date of such opinion, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders (it being agreed and understood that such opinion may not be relied on by Parent or Merger Sub) and (ii) the Company Board (acting upon the unanimous recommendation of the Special Committee) has determined that this Agreement, the Plan of Merger and the Transactions, are fair to and in the best interest of the Company and its shareholders (other than the holders of Excluded Shares), validly approved the execution, delivery and performance by the Company of this Agreement and the Transactions, directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Company Shares for their authorization and approval, and resolved to recommend to the shareholders of the Company that they authorize and approve this Agreement, the Plan of Merger and the Merger in accordance with the Cayman Companies Law (the “Company Recommendation”), which resolutions, subject to Section 6.4(d), have not been subsequently withdrawn or modified in a manner adverse to Parent.

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions will not, (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company Memorandum and Articles or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time, all filings and notifications described in Section 4.4(b) will have been made and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time and the Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under any U.S. federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the furnishing of Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, (ii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies and publication of notice of the Merger in the Cayman Islands Government Gazette in each case as required by the Cayman Companies Law, (iii) the Sponsor Required Approvals, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (x) prevent or materially delay the consummation of the Merger, (y) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (z) as would not have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws; Permits.

(a) (i) Each of the businesses of the Company or any Company Subsidiary is, and since December 31, 2012 has been, conducted in compliance in all respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and the Company Subsidiaries holds all Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and the Company Subsidiaries is in compliance in all respects with the terms of such Permits, and (v) no such Permit shall, to the Knowledge of the Company, cease to be effective as a result of the Transactions, except, in each case, where the non-compliance or the failure to possess any Permit would not have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, each holder or beneficial owner of Company Shares and/or Company Restricted Shares who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 7 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any oral or written inquiries, notifications, orders or any other written forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 4.6 SEC Filings; Financial Statements.

(a) Company SEC Filings. The Company has timely filed or furnished, as applicable, all forms, reports and other documents required to be filed or furnished by it with the SEC, as the case may be (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. As of the date hereof, none of the Company SEC Filings is the subject of outstanding SEC investigation, or to the Company’s Knowledge, ongoing SEC review.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared, or, in the case of Company Financial Statements filed after the date hereof, will be prepared, in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, or, in the case of Company Financial Statements filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows and statements of shareholders equity of the Company and the Company Subsidiaries for the respective periods indicated therein are, or, in the case of Company Financial Statements filed after the date hereof, will be, correct and complete in all material respects and are, or, in the case of Company Financial Statements filed after the date hereof, will be, consistent in all material respects with the books and records of the Company and the Company Subsidiaries (subject, in the case of unaudited statements, to normal period-end adjustments which have not and would not have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual and bona fide transactions.

(c) Internal Controls.

(i) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements of the Company and any Company Subsidiary for external purposes in accordance with GAAP.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including any Company Subsidiary, required to be included in reports filed under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer.

(iii) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Filings. The Company and each Company Subsidiary have established and maintain disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that all material information concerning the Company and any Company Subsidiary required to be disclosed by the Company in the reports it files under the Exchange Act is made known to the Company’s chief executive officer and chief financial officer (or persons performing similar functions). Neither the Company nor, to the Company’s Knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. As used in this Section 4.6(c)(iii), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 4.7 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, including any outstanding Indebtedness or any commitments therefor), except for liabilities or obligations (i) which have not had and would not have a Company Material Adverse Effect, (ii) that were incurred after December 31, 2014, in the ordinary course of business consistent with past practice, (iii) that were set forth in the Company’s consolidated balance sheet as of December 31, 2014 included in the Company Financial Statements prior to the date hereof, or (iv) that were required to be incurred pursuant to the Transactions.

Section 4.8 Absence of Certain Changes or Events. Since January 1, 2015, except as expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (ii) there has not been any Company Material Adverse Effect, and (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.1(a) hereof.

Section 4.9 Company Plans; Employees and Employment Practices.

(a) All material benefit and compensation plans (including the Company Share Plans) (the “Company Plans”) covering current or former employees of the Company and the Company Subsidiaries are listed in Section 4.9 of the Company Disclosure Schedule.

(b) Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries under any of the Company Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c) There is no outstanding Order against the Company Plans that would have a Company Material Adverse Effect.

Section 4.10 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, nor is an such agreement presently being negotiated by the Company or any Company Subsidiary, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent (including organizational campaigns, petitions or other unionization activities) any employee of the Company or any Company Subsidiary. Except for matters that have not had and would not have a Company Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any Company Subsidiary, (b) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any Company Subsidiaries, and (c) no executive or key employee of the Company or any Company Subsidiary has given written notice that he or she plans to terminate employment with the Company or the applicable Company Subsidiary and no significant number of employees of the Company or any Company Subsidiary have given written notice that they plan to terminate employment with the Company or applicable Company Subsidiary. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining.

Section 4.11 Contracts.

(a) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract listed in clauses (i) through (xii) of this Section 4.11, as of the date hereof, excluding in each case (1) Contracts that have been substantially performed, (2) this Agreement, and (3) Contracts filed as exhibits to the Company SEC Filings:

(i) as of the date hereof, is a Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(iii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, Person or joint venture or relates to business cooperation: (A) that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) in which the Company owns more than a fifteen percent (15%) voting or economic interest or (C) which imposes on the Company or any Company Subsidiary any obligation of more than $3,000,000 (or an equivalent amount in RMB) in the aggregate;

(iv) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) in excess of RMB130,000,000;

(v) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(vi) requires or is reasonably likely to require either (x) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $5,000,000 (or an equivalent amount in RMB) in the aggregate or (y) annual payments from the Company and Company Subsidiaries to Third Parties of at least $5,000,000 (or an equivalent amount in RMB) in the aggregate;

(vii) relates to any acquisition by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(viii) contains any covenant that (A) limits the ability of the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Company, or its Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (B) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Company, or its Subsidiaries), or (C) prohibits or limits the right of the Company or any Company Subsidiary to make, sell or distribute any products or services;

(ix) provides for indemnification by the Company or any Company Subsidiary of any Person, except for any such Contract that is (A) not material to the Company or any Company Subsidiary and (B) entered into in the ordinary course of business;

(x) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $3,000,000 (or an equivalent amount in RMB);

(xi) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate, commodity price, equity value or foreign currency protection Contract; or

(xii) relates to the assignment or transfer of, or licensing or grant of any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, any material Intellectual Property by the Company or any Company Subsidiary to another Person or from another Person to the Company or any Company Subsidiary (other than (x) Off-the-Shelf Software Licenses and (y) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice).

(b) Each Contract of the type described in Section 4.11(a) to which the Company or any Company Subsidiary is a party is referred to herein as a “Company Material Contract.” Except as would not constitute a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in material breach or violation of, or material default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of material default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such other party intends to terminate, or not renew any Company Material Contract in accordance with its terms.

Section 4.12 Litigation. As of the date hereof, (i) there is no material legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (whether sounding in contract, tort, equity or otherwise) (each, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries or any property or asset of the Company or any Company Subsidiary is subject to or bound by any material outstanding Order.

Section 4.13 Environmental Matters. Except as would not constitute a Company Material Adverse Effect, (a) the Company and each Company Subsidiary have complied and are in compliance in all material respects with all Environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect, (b) neither the Company nor any Company Subsidiary has received any written notice, report or other information regarding any material violation of, or any material liability under, any Environmental Law with respect to the Company’s or any Company Subsidiary’s past or current operations, properties or facilities, (c) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any substance, including any Hazardous Material, or owned or operated its business or any property or facility which is or has been contaminated by any such substance, so as to give rise to any material current or future liabilities pursuant to Environmental Laws and (d) neither the Company nor any Company Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Law. This Section 4.13 constitutes the only representations and warranties of the Company with respect to Environmental Law.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) patents and patent applications, (ii) registrations of trademarks and service marks and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) Internet domain name registrations, in each case, that are owned by or purported to be owned by (whether exclusively, jointly with any other Person, or otherwise), or filed in the name of, the Company or a Company Subsidiary as of the date of this Agreement; in each case, identifying the relevant jurisdiction, the application number, the application date, the registration number, the registration date, and the owner(s).

(b) The Company or one of the Company Subsidiaries solely and exclusively owns all right, title and interest in and to the Intellectual Property set forth in Section 4.14(a) of the Company Disclosure Schedule, free and clear of all Liens, except for Permitted Encumbrances. Each of the Company and the Company Subsidiaries solely and exclusively owns all right, title, and interest in and to, or has rights to use pursuant to licenses set forth in Section 4.11(a)(xii) of the Company Disclosure Schedule and Off-the-Shelf Software Licenses, all material Intellectual Property used in the businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, except for Permitted Encumbrances (such Intellectual Property (including Company Software), together with the Intellectual Property set forth, or required to be set forth, in Section 4.14(a) of the Company Disclosure Schedule, the “Company Intellectual Property”).

(c) Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice or is or has been subject to any Action, nor is there or has there been any actual or, to the Knowledge of the Company, threatened notice or Action against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary, or the business conducted by the Company or any Company Subsidiary, is infringing, diluting, misappropriating, or otherwise violating, or has infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property right of any Person, including any solicited or unsolicited offer, demand, or request to license any Intellectual Property. To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any business currently conducted by the Company or any Company Subsidiary infringes, dilutes, misappropriates, or otherwise violates or has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any Person. To the Knowledge of the Company, no Third Party is currently infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, all of the Company Intellectual Property that is owned by the Company or the Company Subsidiaries is valid, enforceable, subsisting and in full force and effect. Neither the Company nor any Company Subsidiary has received any notice or is or has been subject to any Action, nor is there or has there been any actual or, to the Knowledge of the Company, threatened notice or Action against the Company or any Company Subsidiary, including any opposition, cancellation, reissue, re-examination, inter partes, interference, nullity, revocation, or other proceedings by any Person challenging the validity, enforceability, patentability, registrability, inventorship, or scope of, or the Company’s or any Company Subsidiary’s use or ownership of, any material Company Intellectual Property that is owned by the Company or the Company Subsidiaries.

(e) Each of the Company and the Company Subsidiaries owns all right, title and interest in and to all material Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary. Except as would not have a Company Material Adverse Effect, all current and former employees, consultants, and contractors (collectively, “Company Workers”) who have participated in the creation or development of any such material Intellectual Property have executed and delivered to the Company or such Company Subsidiary an agreement (i) providing for the obligations of each such Company Worker to maintain and protect the confidential information of the Company or any Company Subsidiary, and (ii) providing for the assignment by each such Company Worker to the Company or such Company Subsidiary of all right, title, and interest in and to such material Intellectual Property arising out of such Company Worker’s employment by, engagement by or contract with the Company or such Company Subsidiary. To the Knowledge of the Company, no Company Worker has materially breached or is in material breach of any such agreement.

(f) The Company and the Company Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Intellectual Property that is owned by the Company or the Company Subsidiaries, including maintaining and protecting in confidence all material confidential information of the Company or any Company Subsidiary.

(g) Except as would not have a Company Material Adverse Effect, immediately subsequent to the Effective Time, the Company Intellectual Property and the Company IT Systems shall be owned by or available for use by any of the Company and the Company Subsidiaries on terms and conditions identical, in all material respects, to those under which any of the Company and the Company Subsidiaries owned or used the Company Intellectual Property or Company IT Systems immediately prior to the Effective Time.

(h) Each Person that has had or has access to material confidential information of the Company or any Company Subsidiary (including any Source Code) is subject to confidentiality obligations regarding the non-disclosure and protection of such material confidential information, and, to the Company’s Knowledge, no such Person has materially breached or is in material breach of any such obligations. No Contract provides for, and no event has occurred, and no circumstance or condition exists, that, with or without the passage of time or giving of notice, requires: (i) the deposit of any material Source Code for any Company Software or, to the extent included in the Company Intellectual Property owned by the Company or its Subsidiaries, any other material Software (the Company Software and such other Software, collectively, the “Proprietary Software”) with an escrow agent or escrow service; (ii) the disclosure of any such material Source Code to any Person; or (iii) a grant to any Person a license or right under any such material Source Code. No material portion of Source Code for any Proprietary Software has been disclosed to any Person who is not an employee or consultant of the Company or any Company Subsidiary who is subject to appropriate confidentiality obligations regarding such Source Code.

(i) No Open Source Software has been (A) incorporated into, embedded in, combined with, linked with, used in, or used with, any Proprietary Software, or used, modified, created derivative works based upon or (B) distributed or made available to any Person in connection with any Proprietary Software, in each case in such a manner that creates any obligations for the Company or any Company Subsidiary or condition any rights granted under any license to Open Source Software upon: (w) disclosure, distribution or licensing of any Proprietary Software to any Person, whether in Source Code form or not, (x) any restriction on the ability of the Company or any Company Subsidiary to charge for the disclosure, distribution or licensing of any Proprietary Software, (y) any permission for any Person to access the Source Code of, disclose, distribute, license, modify, make derivative works of, or reverse-engineer, any Proprietary Software, or (z) the grant of any other rights to any Proprietary Software, including any covenant not to sue or patent license. Neither the Company nor any Company Subsidiary has received any written request from any Person for the disclosure of any Source Code on the basis of any Open Source Software license terms.

(j) To the Knowledge of the Company, the Company IT Systems are sufficient for the immediate needs of the Company and the Company Subsidiaries in all material respects. The Company and each Company Subsidiary own or have valid and enforceable rights to use the material Company IT Systems.

(k) The Company and each Company Subsidiary have taken steps reasonably necessary to maintain and protect the security, confidentiality, integrity, and continuity of the Company IT Systems (including the data and information stored or contained therein or transmitted thereby), and to guard against any interruption, or unauthorized use, access, or modification of any of the Company IT Systems (including such data or information). Neither the Company nor any Company Subsidiary has had: (i) any incidents involving any successful breaches of security relating to any Company IT System (including any data or information stored or contained in, or transmitted by, any Company IT System), or (ii) any incidents involving any successful breaches of security relating to any Personal Data in the possession, custody, or control of the Company or any Company Subsidiary, or any confidential information of the Company or any Company Subsidiary. The Company and each Company Subsidiary maintains security, disaster recovery, and business continuity plans, procedures, and facilities, and acts substantially in compliance therewith in all material respects.

(l) The Company and each Company Subsidiary has established and maintains policies and procedures regarding the Processing of Personal Data and has taken steps reasonably necessary to protect Personal Data. The Company and each Company Subsidiary, the operation of the businesses of the Company and each Company Subsidiary, and the Processing of any Personal Data by or for the Company or any Company Subsidiary are and have been substantially in compliance in all material respects with all (A) such policies and procedures, (B) applicable Laws relating to privacy or data security or protection, and (C) applicable requirements relating to privacy or data security or protection under any Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, including notification, consent, and transfer requirements. To the Knowledge of the Company, the execution and delivery of this Agreement, the performance of obligations and exercise of rights under this Agreement, and the consummation of the Merger and the other Transactions do not and will not, with or without the passage of time or giving of notice, result in any violation of any such policies, procedures, Laws, or requirements.

(m) Neither the Company nor any Company Subsidiary has received any written notice, nor to the Knowledge of the Company, is or has been required to give any notice, or is or has been subject to any Action, nor is there or has there been any actual or threatened notice or Action against the Company or any Company Subsidiary, relating to (i) any unauthorized Processing, loss, compromise, corruption, or damage of, or breaches of security relating to, any Personal Data in the possession, custody, or control of the Company or any Company Subsidiary or any confidential information of the Company or any Company Subsidiary, or (ii) any non-compliance with any applicable Laws, policies, procedures, programs, notices, or Contracts relating to privacy or data security or protection.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed in accordance with applicable Law. All such Tax Returns are true, correct, and complete in all respects and were prepared in compliance with applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b) All Taxes (whether or not shown on a Tax Return) of the Company and each Company Subsidiary due and payable have been timely paid.

(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received in writing any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes.

(d) Each of the Company and the Company Subsidiaries has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing, including in respect of Company Share Awards to any employee, independent contractor, creditor, stockholder, or other Third Party and timely and accurately filed all associated forms and Tax Returns.

(e) There are no Liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP.

(f) Neither the Company nor any Company Subsidiary, other than a PRC Subsidiary, takes the position for Tax purposes that it is a “resident enterprise” of the PRC. Neither the Company nor any Company Subsidiary is tax resident in any jurisdiction other than its jurisdiction of formation. Each PRC Subsidiary has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Entities.

(g) Section 4.15(g) of the Company Disclosure Schedule contains details of any Tax Incentives relating to the Company or any Company Subsidiary.

(h) All Tax Incentives enjoyed by the Company or any Company Subsidiary have been in compliance with all applicable Laws and are not subject to suspension, repeal, reduction, revocation, cancellation or any other changes (including retroactive changes) in the future. No submissions made by or on behalf of the Company or any Company Subsidiary to any Governmental Entity in connection with obtaining any Tax Incentive contained any material misstatement or omission that would have affected the granting of such Tax Incentive.

Section 4.16 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and the Company Subsidiaries. Except as would not have a Company Material Adverse Effect (a) all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (b) as of the date of this Agreement, the Company has no reason to believe that it or any Company Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

Section 4.17 Real Estate

(a) Section 4.17(a) of the Company Disclosure Schedule lists the location of each parcel of real property in which the Company or any of the Company Subsidiaries holds any title ownership or land use rights where title ownership is not available to private parties in the jurisdiction in which such real property is located (“Owned Real Property”). Except as would not have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds good and valid title to, or valid land use rights with respect to, each parcel of Owned Real Property free and clear of all Liens and encumbrances, except Permitted Encumbrances and (ii) each of the Company and the Company Subsidiaries has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights.

(b) Section 4.17(b) of the Company Disclosure Schedule lists the location of each parcel of real property leased by the Company or a Company Subsidiary (“Leased Real Property”) and sets forth a true and complete list of all leases for each such Leased Real Property. The Company has delivered or otherwise made available to Parent a true and complete copy of each such lease. Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens and encumbrances, except Permitted Encumbrances.

(c) Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in its respective businesses free and clear of any and all Liens and encumbrances, except Permitted Encumbrances. Such personal property and Owned Real Property and Leased Real Property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not have a Company Material Adverse Effect.

Section 4.18 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor and such engagement letter has not been amended or modified.

Section 4.19 Anti-Takeover Provisions. The Company is not a party to a shareholder rights agreement or “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (save for the Cayman Companies Law) or any similar anti-takeover provision in the Company Memorandum and Articles that is applicable to the Company, the Company Shares, the Merger or any other Transactions.

Section 4.20 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV and in the certificate to be delivered pursuant to Section 7.2(c), none of the Company, the Company Subsidiaries or the Company Representatives (other than the Rollover Securityholders) makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. None of the Company, the Company Subsidiaries or the Company Representatives (other than the Rollover Securityholders) will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV and in the certificate to be delivered pursuant to Section 7.2(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and Merger Sub is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association as in effect as of the date hereof of Parent and Merger Sub, respectively. Such memorandum and articles of association are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association.

Section 5.2 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent consists solely of 5,000,000 ordinary shares, par value $0.01 per share, of which one ordinary share of Parent is issued and outstanding. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other Transactions (including any financing transactions in connection herewith) contemplated hereby.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 5,000,000 ordinary shares, par value $0.01 per share, of which one ordinary share is issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Lien. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other Transactions (including any financing transactions in connection herewith) contemplated hereby.

Section 5.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The sole director of each of Parent and Merger Sub and Parent as the sole shareholder of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the sole director of Parent and Merger Sub, and Parent as the sole shareholder of Merger Sub to effect the Transactions.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not (i) conflict with or violate any provision of the memorandum and articles of association of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under by any federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of Parent and Merger Sub (and their Affiliates) in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 and the furnishing of Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, (ii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies and publication of notice of the Merger in the Cayman Islands Government Gazette in each case as required by the Cayman Companies Law, (iii) the Sponsor Required Approvals or (iv) any actions or filings the absence of which would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 5.5 Litigation. As of the date hereof, to the Knowledge of Parent, there is no material Action pending or threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

Section 5.6 Financing.

(a) Parent has delivered to the Company a true and complete copy of the commitment letter, dated as of the date hereof, from the Lender (the “Debt Financing Commitment”), pursuant to which the Lender has agreed to provide the financing in the aggregate amounts set forth in such Debt Financing Commitment, subject to the terms and conditions therein, the proceeds of which shall be used to finance the Merger and the other Transactions (the “Debt Financing”).

(b) Parent has delivered to the Company true and complete copies of the equity commitment letters, dated as of the date of this Agreement, from the Sponsors (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Sponsors have committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco up to the aggregate amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(c) The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and Merger Sub and of the other parties thereto in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Parent has also delivered to the Company a true and complete copy of any fee letter in connection with the Debt Financing Commitment (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts provided therein) (any such fee letter, a “Fee Letter”). Parent or Merger Sub has fully paid or caused to be paid any and all fees, if any, that are payable on or prior to the date hereof under the Financing Commitments and will pay when due all other fees arising under the Financing Commitments as and when they become due and payable thereunder. Assuming (A) (i) the Financing Commitments are funded in accordance with the Equity Financing Commitments and the Debt Financing Commitment, as applicable, (B) the contributions contemplated by the Support Agreement are made in accordance with the terms of the Support Agreement, and (C) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2 or waiver of such conditions, Parent and Merger Sub will have at and after the Closing funds sufficient for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the Other Transactions (including all the Expenses payable by them in connection therewith). The obligations of the financing sources to fund the commitments under the Financing Commitments are not subject to any contractual conditions other than as set forth in the Financing Commitments. As of the date of this Agreement, (i) none of the Financing Commitments have been amended or modified, and none of the respective commitments contained in the Financing Commitments have been withdrawn or rescinded, (ii) the Financing Commitments are in full force and effect, and (iii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by Parent or Merger Sub. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time. The Parties agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing (unless the failure to obtain the Financing is solely attributable to the failure to obtain any Sponsor Required Approval) or the Alternative Debt Financing (as defined below).

(d) There are no side letters or other oral or written Contracts related to the funding of the full amount of the Financing to which Parent or any of its Affiliates is a party other than as expressly set forth in the Financing Commitments.

Section 5.7 Ownership of Equity Interests. As of the date hereof, other than as a result of this Agreement or the Support Agreement, neither Parent nor any of its Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Equity Interest in the Company or any Company Subsidiary other than in connection with the VIEs.

Section 5.8 Solvency. Parent and Merger Sub, individually and on a consolidated basis, are not Insolvent as of the date hereof. As of the date hereof, neither Parent nor Merger Sub is in default in any material respect with respect to any Indebtedness.

Section 5.9 Certain Arrangements. Other than as disclosed in Section 5.9 of the Parent Disclosure Schedule, as of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company or any Company Subsidiary), on the one hand, and any directors, officers, employees or shareholders of the Company or any Company Subsidiary, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration in connection with the Transactions or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Parent has delivered to the Company a true, complete and correct copy of the Support Agreement, which is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto (subject to the Bankruptcy and Equity Exception). There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party with respect to the subject matter of the Support Agreement other than as expressly set forth in the Support Agreement.

Section 5.10 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

Section 5.11 Limited Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. Each of the Limited Guarantees is in full force and effect and constitutes a valid, binding and enforceable obligation of the applicable Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under any Limited Guarantee.

Section 5.12 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and Company Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article IV and in any certificate delivered pursuant to this Agreement).

Section 5.13 No Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and Company Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company and Company Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly contemplated, required or permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (i) conduct its business in the ordinary course consistent with past practice and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the key customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations that are material to the Company or any Company Subsidiary.

(b) Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly contemplated, required or permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents of the Company Subsidiaries;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its share capital or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its share capital or other Equity Interests (other than (x) pursuant to the exercise or settlement of Company Share Awards existing on the date hereof in accordance with applicable Company Share Plans and the applicable award agreements on the terms in effect on the date hereof or (y) expressly required under any Contract in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its share capital (other than dividends paid by a Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary), or enter into any agreement with respect to the voting of its share capital;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its share capital or other Equity Interests, except pursuant to the exercise or settlement of Company Share Awards, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $10,000,000 (or an equivalent amount in RMB) individually and $30,000,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and the Company Subsidiaries;

(vi) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, except for (A) Indebtedness incurred under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (B) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of RMB150,000,000 for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate and (C) Indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary.

(vii) grant any Lien on any material assets, other than Liens granted in connection with any Indebtedness permitted under Section 6.1(b)(vi) or any Permitted Encumbrances;

(viii) sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of RMB50,000,000 in the aggregate;

(ix) sell, transfer, assign, license, grant any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse, permit to be subject to any Lien, or fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), any material Company Intellectual Property, or disclose to any Person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to confidentiality agreements, and non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice);

(x) authorize, or make any commitment with respect to, any single capital expenditure in excess of RMB20,000,000 or capital expenditures for the Company and the Company Subsidiaries in excess of RMB100,000,000 in the aggregate;

(xi) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(xii) except as otherwise required by Law or expressly required under any Contract in effect on the date hereof, (A) grant or announce any stock option, equity, equity-linked or incentive awards or change the vesting dates of any Company Share Award from the vesting date for such Company Share Award set forth in Section 4.2(a) of the Company Disclosure Schedule, (B) subject to Section 6.12(b), grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary having a total annual base salary and incentive compensation opportunity in excess of $300,000 (or an equivalent amount in RMB), (C) hire (or enter into any employment agreements with) any employees having a total annual base salary and incentive compensation opportunity in excess of $500,000 (or an equivalent amount in RMB), (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement or (F) take any action or fail to take any action which would (with the passage of time, the consummation of the Transactions or otherwise) require a payment or give rise to any rights of any Person in connection with the Transactions;

(xiii) except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xiv) change any material method of Tax accounting, make or change any material Tax election, adopt or change any material accounting method, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material Tax refund, fail to pay any material Taxes as they become due and payable;

(xv) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $100,000,000 (or an equivalent amount in RMB) in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company or any Company Subsidiary in excess of such amount, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any Company Subsidiary relating to the Transactions;

(xvi) (A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under, any Company Material Contract;

(xvii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(xix) take any action which would result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, materially delay or impair the ability of the Company to consummate the Merger; or

(xx) knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Schedule 13E-3; Company Shareholders Meeting.

(a) Proxy Statement. As promptly as practicable after the date hereof, the Company shall, with the cooperation of Parent and Merger Sub, prepare a proxy statement relating to authorization and approval of this Agreement, the Plan of Merger and Transactions, including the Merger and including a notice convening the Company Shareholders Meeting in accordance with the Company Memorandum and Articles (such proxy statement and notice, as amended or supplemented, the “Proxy Statement”). The Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable after the date hereof. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with the preparation of the Proxy Statement. Subject to and without limiting the rights of the Special Committee and the Company Board pursuant to Section 6.4(d), the Proxy Statement shall include the Company Recommendation.

(b) Schedule 13E-3. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. The Company and Parent shall cooperate and consult with each other in preparation of the Schedule 13E-3, including, without limitation, furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3.

(c) SEC Comments. The Company, after consultation with Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Transactions. The Company shall not (i) file or mail the Proxy Statement, including any amendments or supplements thereto, (ii) file the Schedule 13E-3, including any amendments or supplements thereto, (iii) respond to any comments by the SEC, or (iv) file any other required filings, including any amendments or supplements thereto, unless (x) Parent and its counsel have had a reasonable opportunity to review and propose comments on such document or response and (y) the Company has incorporated those comments reasonably proposed by Parent and its counsel into such document or response. As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3, the Company shall mail the Proxy Statement and all other proxy materials to the holders of Company Shares and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d) Information Supplied. Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the other Parties as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of Parent, Merger Sub and the Company agrees, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are filed with the SEC, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Company Shares and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

(e) Shareholders Meeting.

(i) As promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (x) take, in accordance with applicable Law and the Company Memorandum and Articles, all action necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the “Company Shareholders Meeting”) as promptly as practicable after the date on which the Proxy Statement is mailed to the holders of Company Shares for the purpose of obtaining the Shareholder Approval and (y) mail or cause to be mailed a letter to the holders of Company Shares, notice of the Company Shareholders Meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Company Shares in connection with the solicitation of proxies for use at the Company Shareholders Meeting.

(ii) The Company may, and Parent may require the Company to, postpone or adjourn the Company Shareholders Meeting if at the time the Company Shareholders Meeting proceeds to business there are insufficient Company Shares represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct business at the Company Shareholders Meeting, or (y) voting in favor of approval of this Agreement and the Transactions to obtain the Shareholder Approval; and the Company may postpone or adjourn the Company Shareholders Meeting to allow reasonable time for filing and mailing of any supplemental or amended disclosure which the Company Board has determined (acting upon the recommendation of the Special Committee) in good faith after consultation with outside legal counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Shares prior to the Company Shareholders Meeting; provided that in either case, in no event shall any such postponement or adjournment (A) be longer than thirty (30) days after originally scheduled meeting date or (B) result in the Company Shareholders Meeting being held later than five (5) Business Days prior to the End Date.

(iii) Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent, unless permitted by this Agreement or required to do so by applicable Law and the Company Memorandum and Articles. In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date, subject to Section 6.2(e)(ii).

(iv) Subject to Section 6.4(d), at the Company Shareholders Meeting, the Company shall, through the Company Board or the Special Committee, make the Company Recommendation and, unless there has been a Company Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Shareholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to and in accordance with Article VIII, this Agreement shall be submitted to the holders of Company Shares for the purpose of obtaining the Shareholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval.

Section 6.3 Access to Information; Confidentiality.

(a) Access to Information. Subject to Section 6.3(b), from the date of this Agreement and until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, and subject to applicable Law and terms of any Contract to which the Company or any Company Subsidiary is a party, the Company shall, and shall instruct each of the Company Subsidiaries and each of its and their respective Representatives (collectively, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, the “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, properties, offices, books and records of the Company or such Company Subsidiary and (ii) furnish or cause to be furnished such existing financial and operating data and other existing information of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business or (C) provide access to or furnish any information if doing so would violate any applicable Law or requirement of any Governmental Entity, or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto.

(b) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar confidentiality agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3. Each of the NDA and such similar confidentiality agreements shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time and the expiration of such agreement according to its terms.

Section 6.4 No Solicitation of Transactions.

(a) Except as otherwise provided in this Section 6.4, the Company and its officers and directors shall, and the Company shall instruct and cause the Company Representatives, Company Subsidiaries and their respective Representatives to:

(i) immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, effective on and from the date hereof; and

(ii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not:

(A) initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(C) grant any waiver, amendment or release under any standstill or confidentiality agreement to which the Company is a party or any anti-takeover Law;

(D) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement) or that requires the Company to abandon this Agreement or any of the Transactions; or

(E) resolve, propose, agree or publicly announce an intention to do any of the foregoing.

(b) Notwithstanding anything in this Section 6.4 to the contrary, prior to obtaining the Shareholder Approval, the Special Committee may directly or indirectly through the Company Representatives (i) contact any Person that has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal that was not initiated or solicited in breach of Section 6.4(a) in order to clarify and understand the terms and conditions thereof in order to assess whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal, which actions shall not be deemed to violate Section 6.4(a), and (ii) furnish information (including any non-public information or data concerning the Company or any of its Subsidiaries) to, and/or enter into discussions or negotiation with, such Person, to the extent the Special Committee has (A) determined in good faith (after consultation with its independent nationally recognized financial advisor and outside legal counsel) that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, and (B) prior to furnishing such information, obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the NDA (an “Acceptable Confidentiality Agreement”); provided that the Company shall make available to Parent any material information concerning the Company and the Company Subsidiaries that is provided to any such Person and that was not previously made available to Parent or its Representatives.

(c) Except as set forth in Section 6.4(d), neither the Company Board nor any committee thereof shall: (i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) authorize, approve or recommend, or publicly propose to authorize, or approve or recommend an Acquisition Proposal, (C) (x) fail to make a Company Recommendation or (y) fail to include the Company Recommendation in the Proxy Statement, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, or (E) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any action described in clauses (A) through (E), a “Company Adverse Recommendation Change”), or (ii) cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Shareholder Approval, the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, the Company Board (upon recommendation of the Special Committee) may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, authorize the Company to terminate this Agreement and/or enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but if and only if:

(i) the Special Committee determines in good faith, after consultation with its independent nationally recognized financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Laws;

(ii) the Company shall have complied with its obligations under Section 6.4(a); and

(iii) (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change pursuant to this Section 6.4(d), which notice shall specify the basis for such Company Adverse Recommendation Change, including the identity of the party making the Superior Proposal and the material terms thereof and copies of all relevant documents relating to such Superior Proposal, and (B) prior to effecting such Company Adverse Recommendation Change, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) provide to Parent and the Parent Representatives any Confidential Information that has been disclosed to the party making the Superior Proposal and has not been disclosed to Parent or the Parent Representatives, (2) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (3) permit Parent and the Parent Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 6.4 (including Section 6.4(c)) with respect to such new written notice.

None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit or not to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change in light of a Superior Proposal.

(e) Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and describes the Company’s obligations with respect to such Acquisition Proposal pursuant to the terms of this Agreement, or any “stop, look and listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.

(f) The Company shall promptly (and, in any event, within 48 hours after the Company has Knowledge thereof) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 48 hours), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 6.4, Parent, Merger Sub and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders, necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions; provided that all obligations of the Company, Parent and Merger Sub relating to the Financing shall be governed exclusively by Section 6.6 and Section 6.7, and not this Section 6.5. Without limiting the generality of the foregoing, Parent shall use reasonable best efforts to direct, the Sponsors to obtain the Sponsor Required Approvals.

(b) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Merger and the other Transactions. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Without limiting the generality of the foregoing, Parent shall take actions as set forth on Section 6.5(b) of the Parent Disclosure Schedule within ten (10) Business Days from the date of this Agreement.

(c) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the Transactions, including (i) the obtaining of the Sponsor Required Approvals and (ii) promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any Third Party and/or any Governmental Entity with respect to the Merger and the other Transactions. Without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to keep the Company apprised of the status of the Sponsor Required Approvals and upon the Company’s request, furnish the Company with copies of the Sponsor Required Approvals that have been obtained at the time of the request. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings related to the Transactions, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a) through Section 6.5(c), if any objections are asserted with respect to the Transactions under any Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the Transactions as violation of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each Party shall use its reasonable best efforts to vigorously contest, resist and otherwise resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions so as to permit consummation of the Transactions. Notwithstanding the foregoing, neither Parent, any of its Affiliates nor the Company (including, after the Effective Time, the Surviving Company) shall be required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets.

Section 6.6 Financing

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Financing on the terms and conditions described in the Financing Commitments in a timely manner including using reasonable best efforts to (i) maintain in full force and effect the Financing Commitments, (ii) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Debt Financing Commitment, (iii) enforcing the parties’ funding obligations under the Financing Commitments, (iv) negotiate definitive financing agreements with respect thereto on the terms and conditions contained therein, and (v) consummate the Financing contemplated by the Financing Commitments prior to or at the Closing. If Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall (A) promptly so notify the Company and (B) use its reasonable best efforts to arrange to obtain alternative financing, including from alternate sources, as promptly as practicable following the occurrence of such event (in any event no later than ten (10) Business Days prior to the End Date), on terms and conditions not less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Debt Financing Commitment and in an amount sufficient to consummate the Transactions (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Financing Commitment”) which shall replace the existing Debt Financing Commitment. In connection with the foregoing, in the event any New Debt Financing Commitment is obtained, Parent shall promptly provide a true, correct and complete copy of such New Debt Financing Commitment (together with a copy of any related fee letter) to the Company. In the event any New Debt Financing Commitment is obtained, (x) any reference in this Agreement to the “Financing” (with respect to the Debt Financing component thereof) or the “Debt Financing” shall mean the debt financing contemplated by the Debt Financing Commitment as modified pursuant to sub-clause (y) below, (y) any reference in this Agreement to the “Financing Commitments” (with respect to the Debt Financing Commitment component thereof) or the “Debt Financing Commitment” shall be deemed to include the Debt Financing Commitment that are not superseded by a New Debt Financing Commitment at the time in question and the New Debt Financing Commitment to the extent then in effect and (z) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Financing Commitment that are not superseded by a New Debt Financing Commitment at the time in question and the New Debt Financing Commitment to the extent then in effect.

(b) Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any Financing Commitment without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (B) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Commitment. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the financing sources under any Financing Commitment except as expressly contemplated hereby.

(c) Parent shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party to, any Financing Commitment, or (B) upon the receipt of any written notice or other written communication from any Person with respect to any threatened material breach or threatened termination by any party to any Financing Commitment, and (ii) prior to the Closing, otherwise keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing or any Alternate Debt Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.6 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Debt Financing to enforce its respective rights under the Debt Financing Commitment or (ii) pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Financing Commitment (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.7 Financing Assistance. Prior to the Closing, the Company shall, and shall cause each Company Subsidiary to, and shall use its reasonable best efforts to cause the Company Representatives to, provide such cooperation as may be reasonably requested by Parent and Merger Sub in connection with the arrangement of the Financing, including the following; provided that such requested cooperation does not unreasonably interfere with the operations of the Company and the Company Subsidiaries and is consistent with Law:

(a) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(b) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably requested by Parent or its Representatives in connection with the Financing; provided that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Company and/or its Subsidiaries as the obligor;

(c) using reasonable best efforts to execute and deliver any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any borrowing Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) or otherwise reasonably facilitating the pledging of collateral (including delivery of pay-off letters and other cooperation in connection with the pay-off of existing Indebtedness and the release of all related Liens); provided that such documents will not take effect until the Effective Time;

(d) using reasonable best efforts to furnish Parent and its Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, including all financial statements and projections and other pertinent information required by the Debt Financing Commitment or as otherwise required in connection with the Debt Financing and the Transactions (including information relating to the Company and Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations and business plan or budget of the Company and Company Subsidiaries) customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by the Debt Financing Commitment to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of loans);

(e) using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and to arrange discussions among Parent, Merger Sub and their Financing sources and prospective Financing sources with other parties to Company Material Contracts, leases related to Owned Real Property and Liens;

(f) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within the time frame such statements are prepared;

(g) taking all actions reasonably necessary to (i) permit the prospective lenders involved in the Financing to evaluate the Company’s and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that such accounts, agreements and arrangements shall not become active or take effect until the Effective Time;

(h) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or any Company Subsidiary are contemplated by the Debt Financing Commitment;

(i) at the Company’s option, taking or appointing a representative of Parent to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Company or its Subsidiaries following the Effective Time;

(j) furnishing Parent and its Financing sources promptly with all documentation and other information required by Governmental Entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations; and

(k) without limiting the generality of the foregoing, to provide such cooperation as may be reasonably requested by Parent:

(i) for Shenzhen iDreamSky Technology Co., Ltd. ( ) to execute a working capital loan agreement with the Lender or its Affiliate to payoff and/or refinance existing financings borrowed from other commercial banks on or prior to the Closing;

(ii) for an offshore dividend account to be established by iDreamsky Technology (HK) Limited with the Lender; and

(iii) at least one (1) month prior to the Closing Date, the Company has caused applicable Company Subsidiaries, to move all major revenue accounts or cash collection accounts of such Company Subsidiaries (including the top five (5) revenue accounts or cash collection accounts of the Company Subsidiaries) to accounts held with the Lender or its Affiliates and cancel such accounts with other banks, such that no less than seventy percent (70%) of cash receipts derived from revenue of the Company Subsidiaries (such revenue amount should be certified by a third party accounting report) are collected into such accounts opened with the Lender or its Affiliates, and all the cash balance of the Company and Company Subsidiaries have been transferred to such accounts prior to the Closing Date.

Nothing in this Section 6.7 shall require such cooperation to the extent it would require the Company or any Company Subsidiary to agree to pay any fees or reimburse any expenses (for which it is not reimbursed by Parent) or give any indemnities or otherwise incur any liability or Indebtedness prior to the Effective Time (it being understood, however, the Company shall bear all costs and expenses of its annual audit). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with such cooperation requested by Parent; provided that, in the event Parent is required to make any payments of the Parent Termination Fee or Expenses in accordance with Section 8.2(e), the costs as reimbursed by Parent in accordance with the foregoing clause shall be counted towards the Parent Termination Fee or the Expenses, and be regarded as a part of the Parent Termination Fee or the Expenses. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing.

Section 6.8 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger or any of the other Transactions not to be satisfied, or (b) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger or any of the other Transactions not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

Section 6.9 Transaction Litigation. The Company and Parent each shall promptly notify the other orally and in writing of any Action commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transactions (the “Transaction Litigation”). The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary nor any Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have first consented thereto in writing; provided further that after receipt of Shareholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 6.10 Publicity. The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any other Transactions. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines it is required to do so by applicable Law or any listing agreement with or rules of NASDAQ, in which case such Party shall use all reasonable efforts to consult with the other Party before issuing any such release or making any such public statement.

Section 6.11 Resignation of Directors. To the extent requested by Parent at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall cause to be delivered to Parent the resignation of the directors of the Company designated by Parent, which resignations shall be effective at the Effective Time.

Section 6.12 Indemnification of Directors and Officers

(a) From and after the Effective Time, the Surviving Company shall comply with all of its obligations and shall cause the Company Subsidiaries to comply with their respective obligations, in each case, under the Company Memorandum and Articles or the memorandum and articles of associations of the Company Subsidiaries or similar constitutional documents or any indemnity agreements between the Company or any Company Subsidiary and any Indemnified Party (as defined below) to indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any Company Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Memorandum and Articles as in effect on the date hereof, and Parent shall cause such provisions not to be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

(b) Prior to the Effective Time, the Company shall and, from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, for a period of at least six (6) years from and after the Effective Time, for the benefit of those persons who are covered by such policies at the Effective Time and with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policy with respect to any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Company be required to expend for such policy pursuant to this sentence an annual premium amount in excess of two-hundred percent (200%) of the annual premiums currently paid by the Company for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent, the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other company or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, company or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.12.

(d) The agreements and covenants contained in this Section 6.12 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any Company Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under any applicable Law or otherwise. The provisions of this Section 6.12 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Company and their respective Subsidiaries, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.12.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiaries or their respective officers, directors and employees.

Section 6.13 Anti-takeover Law. Parent, the Company and their respective director(s) (or with respect to the Company, the Special Committee, if appropriate) shall (a) take all reasonable action necessary to ensure that no anti-takeover Law is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (b) if any anti-takeover Law becomes applicable to this Agreement or the Transactions, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully minimize the effect of such anti-takeover Law on this Agreement or the transactions provided for in this Agreement.

Section 6.14 Stock Exchange De-Listing. Parent shall cause the ADSs to be de-listed from NASDAQ and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s or the Company Subsidiaries’ management or any other employees of the Company or Company Subsidiary that contain terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any Third Party in connection with an Acquisition Proposal, except for the Support Agreement and that certain interim investors agreement, dated as of the date hereof, by and among Holdco, Parent, Merger Sub, Rollover Securityholders and Sponsors and any actions contemplated thereby or in connection therewith.

Section 6.16 Actions Taken at Direction or Acquiescence of Michael Xiangyu Chen or Anfernee Song Guan. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including without limitation, Article IV and Article VI hereof, if the alleged breach is the proximate result of an action or inaction by the Company at the direction or acquiescence of Michael Xiangyu Chen or Anfernee Song Guan, in each case, acting in his capacity as director and officer of the Company, without any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other Transactions shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Special Committee), at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other Transactions are also subject to satisfaction as of the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.2(a), Section 4.2(b), Section 4.3, and Section 4.18, the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct (except for de minimus inaccuracies) as of the date hereof and as of the Closing Date as if made at such time; and (iii) the representations and warranties set forth in Section 4.3, and Section 4.18 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at such time.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d) Dissenting Shares. The aggregate amount of Dissenting Shares shall be less than fifteen percent (15%) of the total outstanding Company Shares immediately prior to the Effective Time.

(e) Additional Approvals. Parent shall have received all the Sponsor Required Approvals.

(f) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other Transactions are also subject to satisfaction as of the Closing of the following conditions, any one of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct have not prevented, materially delayed or materially impeded, and would not prevent, materially delay or materially impede, the performance by Parent or Merger Sub of its obligations under this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, by action taken or authorized by (i) in the case of the Company Board, the Special Committee and (ii) in the case of Parent, its sole director, whether before or after the Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by 11:59 p.m., Hong Kong time, on September 30, 2016 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose breach of any provision of this Agreement was a primary contributing factor in the failure of the Merger to have been consummated prior to the End Date;

(ii) if (x) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable or (y) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that prior to termination pursuant to this Section 8.1(b)(ii), each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or Law and shall have complied in all material respects with its obligations under Section 6.5; provided, further that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or applicability of such Law; or

(iii) if the Shareholder Approval is not obtained at the Company Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon;

(c) by the Company:

(i) if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date, or if capable of being cured, is not cured by Parent of Merger Sub within thirty (30) calendar days after Parent or Merger Sub receives written notice of such breach from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

(ii) if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the Party having the benefit thereof), (B) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the Party having the benefit thereof) or that the Company is willing to waive any unsatisfied conditions in Section 7.3 and that the Company is ready, willing and able to consummate the Closing, and (C) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.2; or

(iii) if the Company Board, acting upon the recommendation of the Special Committee, has effected a Company Adverse Recommendation Change and/or has authorized the Company to enter into an Alternative Acquisition Agreement; provided that, the Company shall have not been in breach of Section 6.4(d); provided further that, the right of the Company to terminate this Agreement pursuant to this Section 8.1(c)(iii) is conditional on and subject to the concurrent or prior payment by the Company of the Company Termination Fee to Parent (or its designee(s)) in accordance with Section 8.2(b)(iii) and any purported termination pursuant to this Section 8.1(c)(iii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; or

(d) by Parent:

(i) if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured by the End Date or is not cured by the Company, in the case of a breach of Section 6.4, within five (5) calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub, or, in each case if the End Date is less than the foregoing five (5) calendar days or thirty (30) calendar days period (as the case may be) from the date of receipt of relevant notice, by the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

(ii) if (x) the Company Board shall have effected a Company Adverse Recommendation Change, or (y) the Company Board shall have authorized the Company to enter into an Alternative Acquisition Agreement.

(e) Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination; Termination Fee.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Affiliates; provided that (i) the provisions of this Section 8.2, Article IX and the NDA shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing in this Section 8.2 shall relieve any party from liability for any fraud committed prior to the termination in connection with this Agreement. Notwithstanding the foregoing, in no event shall any Party (or any member of the Parent Group or Company Group) be liable for punitive damages.

(b) Company Termination Fee. In the event this Agreement is terminated:

(i) by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);

(ii) by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), if (A) at or prior to the termination of this Agreement, a Third Party shall have delivered to the Company Board a bona fide Acquisition Proposal (and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement), and (B) within nine (9) months after the termination of this Agreement, the Company enters into a definitive agreement with respect to such Acquisition Proposal; or

(iii) by the Company pursuant to Section 8.1(c)(iii),

then subject to Section 8.2(f), the Company shall pay or cause to be paid the Company Termination Fee to Parent (or its designee(s)) promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee. In the event that this Agreement is validly terminated by the Company in accordance with Section 8.1(c)(i) or Section 8.1(c)(ii), then, subject to Section 8.2(f), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company (or its designee) the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). In addition, in the event that (x) Parent decides not to proceed to consummate the Merger and terminates this Agreement due to the failure of the condition set forth in Section 7.2(d), or (y) this Agreement is terminated by Parent pursuant to Section 8.1(b)(i) solely as a result that the Sponsor Required Approvals fail to be obtained (and such failure cannot be remedied) by the End Date, then, subject to Section 8.2(f), Parent shall promptly, but in no event later than two (2) Business Days after the delivery by the Company of any invoice(s) therefor, pay or cause to be paid to the Company (or its designees), all Expenses incurred by the Company and its Affiliates, including the Special Committee, in connection with the Transactions, provided that the maximum aggregate liability of Parent under either (x) or (y) shall not exceed US$7,500,000.

(d) In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other Party for all costs and expenses actually incurred or accrued by the other Party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at prime rate as published in the Wall Street Journal Table of Money Rates on the date such payment was required to be made. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e) Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) and Section 8.2(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement.

(f) Limitations on Liabilities.

(i) Notwithstanding anything to the contrary in this Agreement, the Financing Commitments, or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing when required pursuant to this Agreement for any reason or no reason or they otherwise breach this Agreement or otherwise fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.6, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(c), any amounts pursuant to Section 8.2(d) (if any), and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of, Parent, Merger Sub or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) through (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated. For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Financing Commitments and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 8.2(c) and any amounts pursuant to Section 8.2(d) (if any), and in no event shall any of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Financing Commitments and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.2(c), any amounts pursuant to Section 8.2(d) (if any), or from the Guarantors to the extent provided in the Limited Guarantees. In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by Section 9.6 and the payment of the Parent Termination Fee pursuant to Section 8.2(c), under no circumstances shall the Company (or any member of the Company Group or any other Person) be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee (or any other money damages).

(ii) Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance to the extent permitted by Section 9.6, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.2(b), and any amounts pursuant to Section 8.2(d) (if any), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and any member of the Parent Group against any member of the Company Group (other than the Rollover Securityholders pursuant to the terms of the Support Agreement), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Merger to be consummated. For the avoidance of doubt, neither the Company nor any member of the Company Group (other than the Rollover Securityholders pursuant to the terms of the Support Agreement) shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions, other than the payment of the Company Termination Fee pursuant to Section 8.2(b) and any amounts pursuant to Section 8.2(d) (if any), and in no event shall any of Parent or Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than from the Company to the extent provided in Section 8.2(b) and any amounts pursuant to Section 8.2(d) (if any). In no event shall any of Parent, Merger Sub, or any other member of the Parent Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, while Parent may pursue both a grant of specific performance as permitted by Section 9.6 and the payment of the Company Termination Fee pursuant to Section 8.2(b) and any amounts pursuant to Section 8.2(d) (if any), under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee (or any other money damages).

(iii) The Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which any of the Parent Termination Fee or the Company Termination Fee is payable pursuant to this Section 8.2, payment of the Parent Termination Fee or the Company Termination Fee, as required hereunder, shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, would otherwise be entitled to assert against Parent or Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, or their respective assets, or against any of their respective employees or equityholders (without limiting any claims otherwise available to Parent against the Rollover Securityholders pursuant to the Support Agreement) or any other member of the Parent Group or the Company Group, as the case may be, with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which any of the Company Termination Fee or the Parent Termination Fee is payable pursuant to this Section 8.2, the right to such payment constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement.

(iv) The provisions of this Section 8.2(f) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Group and the Parent Group.

Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Special Committee, subject to Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after this Agreement is approved under the Shareholders Approval, there may not be any extension or waiver of this Agreement which decreases the Per Share Merger Consideration or Per ADS Merger Consideration or which adversely affects the rights of the holders of Company Shares or Company Share Awards hereunder without the approval of such holders of Company Shares or Company Share Awards, as applicable. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective board of directors or sole director at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Special Committee; provided, further that after approval of the Agreement by the shareholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without further Shareholder Approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III, and Section 6.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

(a) if to Parent or Merger Sub, at:

c/o 16/F, A3 Building, Kexing Science Park
15 Keyuan Road North, Nanshan District
Shenzhen, Guangdong, 518057
People’s Republic of China
Attention:	Michael Xiangyu Chen
Facsimile:	+86-755-8653-0126

with a copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road, Central
Hong Kong
Attention:	David Zhang
Jesse Sheley
Facsimile:	+852-3761-3301

(b) if to the Company, at:

16/F, A3 Building, Kexing Science Park
15 Keyuan Road North, Nanshan District
Shenzhen, Guangdong, 518057
People’s Republic of China
Attention:	Ruby Lu
Facsimile:	+86-755-8653-0126

with a copy (which shall not constitute notice) to:

Shearman & Sterling
12th Floor Gloucester Tower
15 Queen’s Road Central
Hong Kong
Attention:	Paul Strecker
Facsimile:	+852-2140-0303
Email:	Paul.Strecker@Shearman.com

(c) if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Shearman & Sterling
12th Floor Gloucester Tower
15 Queen’s Road Central
Hong Kong
Attention:	Paul Strecker
Facsimile:	+852-2140-0303
Email:	Paul.Strecker@Shearman.com

Section 9.3 Fees and Expenses. Subject to Section 8.2, all fees and Expenses incurred in connection herewith and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule, Parent Disclosure Schedule and the other documents delivered pursuant hereto), the Financing Commitments, the Limited Guarantees, the Support Agreement, any other documents contemplated by any of the foregoing and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.6 Specific Performance

(a) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Parties in accordance with the terms hereof and that subject to the limitations set forth in Section 9.6(b), each Party shall be entitled to specific performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any other Party, in addition to any other remedy at law or equity. Subject to the limitations set forth in Section 9.6(b), each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the right of the Company, or any member of the Company Group, to obtain an injunction, specific performance or other equitable relief to prevent breaches of this Agreement shall be limited to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s or Merger Sub’s obligation to cause the Equity Financing to be funded at the Effective Time and to consummate the Merger, but only in the event that (A) Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.2, (B) the Debt Financing (and any Alternate Debt Financing, if applicable) has been funded or the lenders party to the Debt Financing Commitment have irrevocably confirmed in writing that all conditions to funding of the Debt Financing Commitment have been satisfied (other than funding of the Equity Financing) and the Debt Financing will be funded in accordance with the terms of the Debt Financing Commitment or the Debt Financing Agreements (and any New Debt Financing Commitment, if applicable) at the Effective Time if the Equity Financing is funded at the Effective Time, (C) the Company has irrevocably confirmed in writing that if the Financing (and any Alternate Debt Financing, if applicable) is funded, then it would take such actions that are within its control to cause the consummation of the Transactions to occur, and (D) the Equity Financing has not been funded and Parent and Merger Sub have not consummated the Merger. For the avoidance of doubt, in no circumstance other than as expressly contemplated by this Section 9.6(b) shall the Company be entitled under this Agreement to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded if the Debt Financing has not been funded (or will not be funded at the Effective Time if the Equity Financing is funded at the Effective Time).

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Article II of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article II of this Agreement, the negotiation, execution or performance of Article II of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(c) Consent to Jurisdiction. In the event any dispute arises among the Parties out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any Party has served written notice on the other Parties requesting the commencement of such consultations, then any Party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9.7(c). The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the Company and one (1) arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two (2) arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two (2) arbitrators have been selected, the HKIAC, upon the request of any Party, shall appoint a third (3rd) arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the Parties, their legal and professional advisers, and any Person necessary for the conduct of the arbitration, unless otherwise required by Law or the Parties otherwise agree in writing. The Parties agree that all documents and evidence submitted in the arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the Parties otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The Parties agree that any arbitration award rendered in accordance with the provisions of this Section 9.7(c) shall be final and binding upon them, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

(d) WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.8 No Third-Party Beneficiaries. Except as expressly provided in Section 6.12 (Indemnification of Directors and Officers) and Section 8.2(f) (Limitations on Liabilities), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties acknowledge and agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Parent and/or Merger Sub may assign this Agreement (in whole but not in part) to a wholly owned Subsidiary of Parent or Merger Sub. No assignment by any Party shall relieve such Party of any of its obligations hereunder prior to the Closing. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 9.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DREAM INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xiangyu Chen
Name:	Michael Xiangyu Chen
Title:	Director

DREAM MERGER SUB LIMITED

By:	/s/ Michael Xiangyu Chen
Name:	Michael Xiangyu Chen
Title:	Director

IDREAMSKY TECHNOLOGY LIMITED

By:	/s/ Ruby Rong Lu
Name:	Ruby Rong Lu
Title:	Chairman of the Special Committee

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on             2015.

BETWEEN

(1)	Dream Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on July 2, 2015, with its registered office situate at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands (“Merger Sub”); and

(2)	iDreamSky Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on February 23, 2012, with its registered office situated at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated December 31, 2015 made by and among Dream Investment Holdings Limited, Merger Sub and Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall be named iDreamSky Technology Limited.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at the offices of [Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands].

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time, the authorized share capital of Merger Sub was $50,000 divided into 5,000,000 ordinary shares of $0.01 par value per share, of which one share has been issued, fully paid and outstanding.

5.	Immediately prior to the Effective Time the authorized share capital of the Company was $[50,000] divided into [418,553,880] Class A Ordinary Shares of US$0.0001 par value per shares and [81,446,120] Class B Ordinary Shares of $[●] par value per share, of which [●] Class A Ordinary Shares and [●] Class B Ordinary Shares have been issued, fully paid and outstanding.

6.	The authorized share capital of the Surviving Company shall be $[●] divided into [●] ordinary shares of $[●] par value per share.

7.	At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share, par value $[●] per share, of the Company other than any Excluded Shares (as defined in the Agreement) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)	Excluded Shares (other than Dissenting Shares) shall be cancelled and cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)	Dissenting Shares shall be cancelled at the Effective Time and shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (unless any holder of Dissenting Shares withdraws or loses their rights to dissent from the Merger under section 238 of the Companies Law in which event such holder shall receive the Per Share Merger Consideration), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Companies Law.

(d)	Each share of Merger Sub shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company.

8.	At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares; in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.	The effective date of the Merger, being the date on which it is intended that the Merger is to take effect, shall be the date on which this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Time”).

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

[●]	[●]
[●]	[●]
[●]	[●]

SECURED CREDITORS

14.	(a)	Merger Sub has entered into a [●] dated [●] in favor of Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (the “Lender”) pursuant to which a fixed and/or floating security interest has been created and the consent of the Lender has been obtained; and

	(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Dream Merger Sub Limited:

Michael Xiangyu Chen Director

For and on behalf of iDreamSky Technology Limited:

[Name]
Director

Appendix I

Appendix II

Annex B

Confidential	December 31, 2015

iDreamSky Technology Limited

16/F, A3 Building, Kexing Science Park

15 Keyuan Road North, Nanshan District

Shenzhen, Guangdong Province, China, 518057

Dear Members of the Special Committee:

iDreamSky Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“iDreamSky” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Shares”) and Class B ordinary shares, par value US$0.0001 per share, of the Company (the “Class B Shares”, and together with the Class A Shares, the “Shares”, and each a “Share”), other than the Excluded Shares (as defined below) and (ii) the holders of American Depositary Shares of the Company, each representing four Class A Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Dream Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Dream Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated December 31, 2015. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving company, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US$3.50 in cash per Share without interest (the “Per Share Merger

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F +1 312 697 0112
Suite 4200
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Special Committee of Independent Directors

iDreamSky Technology Limited

December 31, 2015

Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US$14.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Shares (including Shares represented by ADSs) owned by Holdco (as defined in the Merger Agreement), Parent, Merger Sub or the Company (as treasury shares, if any) or by any direct or indirect wholly-owned Subsidiary (as defined in the Merger Agreement) of Holdco, Parent, Merger Sub or the Company, any Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards (as defined in the Merger Agreement), in each case immediately prior to the Effective Time (as defined in the Merger Agreement), (ii) Dissenting Shares (if any) (as defined in the Merger Agreement) and (iii) Rollover Securities (as defined in the Merger Agreement).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015;

b.	A detailed financial projection model for the years ending December 31, 2015 through 2017, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

c.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

Special Committee of Independent Directors

iDreamSky Technology Limited

December 31, 2015

d.	A letter dated December 22, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

e.	Documents related to the Proposed Transaction, including the Merger Agreement;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

Special Committee of Independent Directors

iDreamSky Technology Limited

December 31, 2015

4.	Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, including the representations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter, is complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts withheld from Duff & Phelps which would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to

Special Committee of Independent Directors

iDreamSky Technology Limited

December 31, 2015

(i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion or an analysis of the Company’s credit worthiness, or as tax or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied), or render any opinion, as to any legal or regulatory or tax or accounting matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of Independent Directors

iDreamSky Technology Limited

December 31, 2015

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated June 19, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

DPS has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such services. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Duff & Phelps has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

C-1

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China. The telephone number of the Company’s principal executive office is +86-755-8668-5111 (8010).

Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. The address of the Company’s directors and executive officers is 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China.

Michael Xiangyu Chen is one of the founders of our company and is the chairman of our board of directors and chief executive officer. Mr. Chen has more than ten years of experience in the telecommunications, Internet and mobile games industries. Prior to co-founding our company, from October 2008 to November 2009, Mr. Chen worked at the overseas projects division of Achievo Information Technology (Shenzhen) Co., Ltd., a provider of software solutions and technology consulting services in China, where he led the development of numerous mobile applications for iOS and Android smartphones, including the development of mobile game applications for overseas game developers. From August 2005 to November 2007, Mr. Chen was a technology director at Shenzhen Guoxin Communication Technology Co., Ltd., a provider of mobile family-to-school communication services in China. From March 2002 to June 2005, Mr. Chen served as a software engineer at Huawei Technologies Co., Ltd., a multinational networking and telecommunications equipment and services provider headquartered in China. Mr. Chen received a bachelor’s degree in computer science and technology from Central South University in China. Mr. Chen is a citizen of the PRC.

Jeffrey Lyndon Ko is one of the founders of our company and is our director and president, primarily responsible for our corporate relationships with overseas game developers and social media strategies. Mr. Ko has more than ten years of experience in the technology and game industries. Prior to co-founding our company, from November 2010 to October 2011, Mr. Ko was a creative director at Rullingnet Corporation, a tablet device developer and content provider for children based in Hong Kong. From January 2009 to December 2010, Mr. Ko co-founded Humble Gaming Limited, one of the first developers of mobile games for iOS-based smartphones in Hong Kong. From March 2008 to December 2008, Mr. Ko served as a vice president of China operations at Interzone Entertainment, a publisher of MMOG games headquartered in the U.S., with game studios in China, Australia and Brazil. From January 2007 to June 2008, Mr. Ko founded White Hands Creations, a consultancy firm advising game developers, publishers and investors based in Hong Kong. White Hands Creations was later merged into the China operations of Interzone Entertainment. Prior to that, Mr. Ko worked at several game development companies in China and Hong Kong serving various managerial roles. Mr. Ko was also a co-president of the Global Mobile Game Confederation, an association of top global mobile game developers and publishers, from January 2013 to January 2015. Mr. Ko graduated from Chong Gene Hang College in Hong Kong in July 2001. Mr. Ko is a citizen of the United Kingdom.

Anfernee Song Guan is one of the founders of our company and is our director and chief technology officer. Mr. Guan has more than 10 years of experience in the telecommunications, technology and Internet industry. Prior to joining us, from March 2010 to December 2010, Mr. Guan served as a technology director at Guangzhou Startcom Information Technology Co., Ltd., a computer software developer based in Guangzhou China. From December 2006 to March 2010, Mr. Guan was a project manager at Achievo Information Technology (Shenzhen) Co., Ltd., a provider of software solutions and technology consulting services in China. Prior to that, from March 2004 to November 2006, Mr. Guan was a software department manager of ChinaGPS Co., Ltd. (Shenzhen), a developer and manufacturer of automobile intelligent multimedia systems and automobile and consumer electronics and provider of on telemetric services. Mr. Guan has led the design and development of over ten major software systems for international clients at these companies, including online advertisement, online sales and billing and securities trading and settlement platform management systems. Mr. Guan received a bachelor’s degree in software engineering from Zhejiang University in China. Mr. Guan is a citizen of the PRC.

Steven Xiaoyi Ma has served as our director since September 2013 and was appointed to our board by THL A19 Limited. Mr. Ma has more than 11 years of management experience in the information technology industry. Mr. Ma is a senior vice president at Tencent Technology (Shenzhen) Company Limited, a leading Internet company in China. Prior to joining Tencent, from January 2003 to April 2007, Mr. Ma served as a general manager at Optic Communications Co., Ltd., an online game operator in China. From June 2001 to January 2003, Mr. Ma was a general manager at Yifu Internet Technology Company Limited, a developer of computer software and computer accessories and a provider of software consulting services. Mr. Ma received a bachelor’s degree in computer science from Shanghai Jiaotong University in China and an EMBA degree from Fudan University in China. Mr. Ma is a citizen of the PRC.

Erhai Liu has served as our director since May 2012. Mr. Liu was the managing director of Legend Capital, an investment management firm focusing on early-stage venture capital investments and expansion-stage growth capital investments. Prior to joining Legend Capital, Mr. Liu served as a vice president at Tie Tong Network Company from May 2001 to August 2003. From May 2000 to May 2001, Mr. Liu served as a vice president for the China region at Clarent Corporation, a provider of software-based communications solutions. Prior to that, from May 1994 to May 2000, Mr. Liu headed the value-added service division of Jitong Network Communications Co., Ltd. Mr. Liu received a bachelor’s degree in communication and information system from Xidian University in China, a master’s degree in psychology and an M.B.A. degree from Peking University in China. Mr. Liu is a citizen of the PRC.

David Yuan has served as our director since May 2012 and was appointed to our board by the Redpoint entities. Mr. Yuan is a partner and managing director at Redpoint Ventures, a venture capital firm headquartered in the U.S. Mr. Yuan heads Redpoint Ventures’ China offices and is a board member on several private companies in the sectors of consumer Internet, digital marketing and mobile applications and platforms. Mr. Yuan led Redpoint Ventures’ investments in several other Internet companies based in China including Cgen Media, Qihoo 360 and 51.com. Prior to joining Redpoint, Mr. Yuan co-founded and served as chief executive officer of iTelco Communications, a technology and solution provider for the next generation of communication networks. Previously, Mr. Yuan was a co-founder of Opentel Communications, a facility-based international telecom carrier. Prior to Opentel, Mr. Yuan co-founded Genesol Enterprise, one of the first telecom system integration companies in China. Mr. Yuan began his career with Intel as a design engineer and a product manager in the microprocessor group. Mr. Yuan received a bachelor’s degree in electrical engineering from MIT and an M.B.A. degree from MIT Sloan School of Management, where he was a Sloan Fellow. Mr. Yuan is a citizen of the United States.

Mingyao Wang has served as our director since May 2012 and was appointed to our board by Prime Express Investments Limited. Mr. Wang is a director of the incubator investment division at Legend Holdings, an investment holding company focusing on strategic investments in various sectors, including information technology. Prior to joining Legend Holdings, from July 2005 to March 2010, Mr. Wang was a partner at Ninesail Investment Consulting (Beijing) Company Limited, a boutique investment bank in China. From November 2002 to July 2005, Mr. Wang was a senior vice president at Zero2IPO Group, a leading private equity related advisory and investment company in China. Prior to that, from April 2002 to November 2002, Mr. Wang was a marketing manager at Dacheng Fund Management Co., Ltd. From August 1996 to August 2000, Mr. Wang was an engineer at the Ministry of Water Resources of the PRC. Mr. Wang received a bachelor’s degree in engineering from Hohai University in China and an M.B.A. degree from Tsinghua University in China. Mr. Wang is a citizen of the PRC.

Bin Yu has served as our independent director since August 2014. Ms. Yu has been the chief financial officer of Innolight Technology Co., Ltd., a company engaged in cloud data center infrastructure enabling, since January 2015, where she is responsible for corporate finance, legal, investor relations and financial management. Ms. Yu was a director and the chief financial officer of Star China Media Limited, a company engaging in entertainment TV programs business, from December 2013 and May 2013, respectively, until January 2015, where she was responsible for corporate finance, legal, investor relations and financial management. From August 2012 to April 2013, Ms. Yu was the senior vice president of Youku Tudou Inc. (NYSE: YOKU), an Internet television company in China and was in charge of the company’s investment in content production, merger and acquisition and strategic investment. Respectively from January 2012 to April 2013 and from July 2010 to December 2011, Ms. Yu served as the chief financial officer and the vice president of finance of Tudou Holdings Limited, a company engaging in Internet television business, where she oversaw the management of the company’s finance, legal, public relationship and investor relationship departments. Prior to that, from September 1999 to July 2010, she worked at KPMG and was promoted to senior manager of KPMG Greater China region, where she was responsible for financial statements auditing and China-based private entities’ listing overseas. Ms. Yu obtained a master’s degree in accounting and education from the University of Toledo in the United States in May 1998 and August 1998, respectively, and an EMBA degree from Tsinghua University and INSEAD in January 2013. She is a Certified Public Accountant in the United States admitted by the Accountancy Board of Ohio, a member of American Institute of Certified Public Accountants and a member of Chartered Global Management Accountant. Ms. Yu is a citizen of the PRC.

Ruby Rong Lu has served as our independent director since August 2014. Ms. Lu is a general partner at DCM, a venture capital investment company headquartered in Silicon Valley. Ms. Lu also serves on the board of directors of several DCM portfolio companies, including E-Commerce China Dangdang Inc. (NYSE: DANG), an e-commerce company in China. She served as a director of Pactera Technology International Ltd. (NASDAQ: PACT), an IT outsourcing company, from 2006 to February 2014, and a director of BitAuto Holdings Limited (NYSE: BITA), a provider of Internet content and marketing services for automotive in China, from 2006 to 2013. Prior to joining DCM in 2003, Ms. Lu was a vice president in the technology, media and telecommunications investment banking group of Goldman Sachs & Co. Ms. Lu received her master’s degree in international economics and energy, environment, science and technology from Johns Hopkins University, School of Advanced International Studies and bachelor’s degree in economics with honors from the University of Maryland. Ms. Lu is a citizen of the PRC.

Kevin Junwen Lei has served as our chief financial officer since January 2016. Mr. Lei was vice president of our company from November 2013 to January 2016, responsible for equity investments. Prior to joining us, from January 2011 to October 2013, Mr. Lei served as chief financial officer of XDK Group Limited, a fiber communication solution provider in China. From June 2010 to October 2013, Mr. Lei served as senior manager and later as an advisor of Vermilion Partners Limited, a cross-border investment bank headquartered in London. From 2006 to May 2011, Mr. Lei served as an auditor at KPMG China. From 2005 to 2006, Mr. Lei worked in finance for ZMMC, a Fortune 500 company in China focusing on metal trading. Mr. Lei is a member of CICPA (The Chinese Institute of Certified Public Accountants), and he received a bachelor’s degree in Accounting from Zhejiang University in China. Mr. Lei is a citizen of the PRC.

During the last five years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Holdco, Parent and Merger Sub

Dream Technology Holdings Limited (“Holdco”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands and its registered address is at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Mr. Michael Xiangyu Chen (“Mr. Chen”) is the sole member and sole director of Holdco. Holdco was formed for the purpose of consummating certain transactions in connection with the merger.

Dream Investment Holdings Limited (“Parent”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands and its registered address is at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Parent is wholly owned by Holdco, which is wholly owned by Mr. Chen. Mr. Chen is the sole director of Parent. Parent was formed solely for the purpose of entering into the merger agreement and consummating certain transactions in connection with the merger.

Dream Merger Sub Limited (“Merger Sub”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands and its registered address is at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Merger Sub is wholly owned by Parent, and Parent is wholly owned by Holdco, which is in turn wholly owned by Mr. Chen. Mr. Chen is the sole director of Merger Sub. Merger Sub was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements.

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

III.	Directors and Executive Officers of Dream Data

Dream Data Services Limited (“Dream Data”) is a British Virgin Islands company wholly-owned by MICH Limited (“MICH”), which is a Guernsey company wholly owned by Mr. Chen through a family trust.

The principal business address of each of Dream Data and MICH is c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China.

The name, business address, present principal employment and citizenship of the sole director of each of Dream Data and MICH are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Michael Xiangyu Chen	c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China	Chairman and Chief Executive Officer of iDreamSky Technology Limited	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IV.	Directors and Executive Officers of DT01

DT01 Holding International limited (“DT01”) is a British Virgin Islands company, which is 100% owned by Mr. Anfernee Song Guan (“Mr. Guan”) through a family trust.

The business address of DT01 Holding International limited is c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China.

The name, business address, present principal employment and citizenship of the sole director of DT01 Holding International limited are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Anfernee Song Guan	c/o 16/F, A3 Building, Kexing Science Park, 15 Keyuan Road North, Nanshan District, Shenzhen, Guangdong, 518057, The People’s Republic of China	Director and Chief Technology Officer of iDreamSky Technology Limited	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

V.	Directors and Executive Officers of THL

THL A19 Limited (“THL”) is a British Virgin Islands company and its executive offices are located at Level 29, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong. THL A19 Limited is 95% owned by Tencent Holdings Limited and 5% owned by Tencent Growthfund Limited, which is in turn 100% owned by Tencent Holdings Limited.

The name, business address, present principal employment and citizenship of each director of THL are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Huateng Ma	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chairman of the Board, Chief Executive Officer of Tencent Holdings Limited	PRC
Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Director of Tencent Holdings Limited	Republic of South Africa

Tencent Holdings Limited (“Tencent”) is a Cayman Islands and a public company listed on the Hong Kong Stock Exchange. Its registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands and its executive offices are located at Level 29, Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong.

The name, business address, present principal employment and citizenship of each director and executive officer of Tencent are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Huateng Ma	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive Director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	PRC

Lau Chi Ping Martin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive Director and President of Tencent Holdings Limited	Hong Kong

Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited and the Chief Executive Officer of Naspers Internet Listed Assets(1)	Republic of South Africa

Jacobus Petrus (Koos) Bekker	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive Director of Tencent Holdings Limited and Non-executive Chairman of Naspers(2)	Republic of South Africa

Dong Sheng Li	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent Non-executive Director of Tencent Holdings Limited; Chairman and Chief Executive Officer of TCL Corporation, Chairman of TCL Multimedia Technology Holdings Limited and Chairman of TCL Communication TechnologyHoldings Limited	PRC

Iain Ferguson Bruce	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent Non-executive Director of Tencent Holdings Limited(3)	Hong Kong

Ian Charles Stone	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent Non-executive Director of Tencent Holdings Limited; Chief Executive Officer of Saudi Integrated Telecom Company; Director of Franco Development Ltd(4)	Hong Kong

David A.M. Wallerstein	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Exploration Officer and Senior Executive Vice President of Tencent Holdings Limited	United States

Chenye Xu	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Information Officer of Tencent Holdings Limited	PRC

Yuxin Ren	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Operating Officer and President of Interactive Entertainment Group and Mobile Internet Group of Tencent Holdings Limited(5)	PRC

James Gordon Mitchell	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Strategy Officer and Senior Executive Vice President of Tencent Holdings Limited(6)	United Kingdom of Great Britain and Northern Ireland

John Shek Hon Lo	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Financial Officer and Senior Vice President of Tencent Holdings Limited(7)	Hong Kong

(1)	Charles St Leger Searle was the Chief Investment Officer in respect of internet division of MIH Internet group companies from 1998 to 2012.
(2)	Jacobus Petrus (Koos) Bekker was a managing director and Chief Executive Officer of Naspers Limited from 1997 to 2014.
(3)	Iain Ferguson Bruce was Chairman of KCS Limited from 2003 to 2015.
(4)	Ian Charles Stone was a Managing Director of International Projects of PCCW Limited from 2007 to 2011, and an Advisor on International Projects for PCCW Limited from 2011 to 2014.
(5)	Yuxin Ren was a Senior Executive Vice President of Tencent Holdings Limited from 2005 to 2012.
(6)	James Gordon Mitchell was a Managing Director of Goldman Sachs from 2000 to 2011.
(7)	John Shek Hon Lo was a Vice President and Deputy Chief Financial Officer of Tencent Holdings Limited from 2008 to 2012.

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

VI.	Directors and Executive Officers of Prometheus

Prometheus Capital (International) Co, Ltd (“Prometheus”) is a British Virgin Islands company engaged in capital investment. Its business address is 1605 A Block Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing 100026, The People’s Republic of China. Prometheus Capital (International) Co, Ltd is 100% beneficially owned by Sicong Wang.

The name, business address, present principal employment and citizenship of the sole director of Prometheus are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Sicong Wang	1605 A Block Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing 100026, The People’s Republic of China	Director of Dalian Wanda Group Co., Ltd. and Prometheus Capital (International) Co, Ltd and Chairman of Peking Pusi Investment Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

VII.	Directors and Executive Officers of Kingsun

Kingsun (Shanghai) Investment Co., Ltd. (“Kingsun”) is a limited liability company incorporated under the laws of the PRC. Its business address is Room 710-T, 710 Sipin Road, Hongkou District, Shanghai, The People’s Republic of China. Its principal business is investment management.

Kingsun is 85% owned by Xiaowei Wu, and 15% owned by Jiong Li.

The name, business address, present principal employment and citizenship of each director and executive officer of Kingsun are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Xiaowei Wu	Room 710-T, 710 Sipin Road, Hongkou District, Shanghai, The People’s Republic of China	Executive Director of Kingsun (Shanghai) Investment Co., Ltd. and Executive Director of Shanghai Bi Hai Investment Management Partnership(1)	PRC
Jiong Li	Room 710-T, 710 Sipin Road, Hongkou District, Shanghai, The People’s Republic of China	Marketing Director of Kingsun (Shanghai) Investment Co., Ltd.	PRC

(1)	Xiaowei Wu was an Investment Director of CDH Investments from 2011 to 2012.

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

VIII.	Directors and Executive Officers of Junlianxinhai

Beijing Junlianxinhai Private Equity Investment Partnership (Limited Partnership) (“Junlianxinhai”) is a limited partnership organized under the laws of the PRC. Its business address is 211B, 2F, Tower A, 2 Kexueyuan South Road, Beijing, The People’s Republic of China. Its principal business is investment management.

Beijing Junliantongdao Investment Consulting Partnership (Limited Partnership) is Junlianxinhai’s ordinary general partner. Legend Capital Co., Ltd. (“Legend Capital”) is the ordinary general partner of Beijing Junliantongdao Investment Consulting Partnership (Limited Partnership).

The name, business address, present principal employment and citizenship of each director and executive officer of Legend Capital are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Linan Zhu	10F, 2 Kexueyuan South Road, Beijing, The People’s Rpublic of China	Chairman of Legend Capital Co., Ltd.	PRC
Hao Chen	10F, 2 Kexueyuan South Road, Beijing, The People’s Rpublic of China	Director and CEO of Legend Capital Co., Ltd.	PRC
Nengguang Wang	10F, 2 Kexueyuan South Road, Beijing, The People’s Rpublic of China	Director and CFO of Legend Capital Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

VIX.	Directors and Executive Officers of Ruipu Lehua

Ruipu Lehua (Tianjin) Investment Center (Limited Partnership) (“Ruipu Lehua”) is a limited partnership organized under the laws of the PRC. Its business address is 1539 Nanjing Road West, Kerry Center, Tower 2, Suite 1801, Shanghai, The People’s Republic of China. Ruipu Lehua is principally engaged in the business of investing into technology, media, and telecommunications companies.

Ruipu Jinse (Tianjin) Asset Management Partnership Enterprise (Limited Partnership) (“Ruipu Jinse”) and Han Zhang are the ordinary general partners of Ruipu Lehua. Ruipu Jinse is wholly owned by Ruipu Huida (Tianjin) Assets Management Limited Liability Corporation (“Ruipu Huida”), which is wholly owned by Hongsheng Wang and Zeyuan Zhang.

The name, business address, present principal employment and citizenship of each director and executive officer of Ruipu Jinse are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Mingchen Zhang	1539 Nanjing Road West, Kerry Center, Tower 2, Suite 1801, Shanghai, The People’s Republic of China	Executive Director of Ruipu Jinse (Tianjin) Asset Management Partnership Enterprise (Limited Partnership) and Vice President of Redpoint China(1)	PRC
Han Zhang	1539 Nanjing Road West, Kerry Center, Tower 2, Suite 1801, Shanghai, The People’s Republic of China	Managing Director of Ruipu Lehua (Tianjin) Investment Center (Limited Partnership) and Principal of Redpoint China	PRC

(1)	Mingchen Zhang was an Investment Director of Ceyuan Venture from 2013 to 2015 and a Business Director of Tencent Inc. from 2011 to 2013.

The name, business address, present principal employment and citizenship of each director and executive officer of Ruipu Huida are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Hongsheng Wang	1539 Nanjing Road West, Kerry Center, Tower 2, Suite 1801, Shanghai, The People’s Republic of China	Executive Director of Ruipu Huida (Tianjin) Assets Management Limited Liability Corporation	PRC
Zeyuan Zhang	1539 Nanjing Road West, Kerry Center, Tower 2, Suite 1801, Shanghai, The People’s Republic of China	Supervisor of Ruipu Huida (Tianjin) Assets Management Limited Liability Corporation	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

X.	Directors and Executive Officers of Peking Pusi

Peking Pusi Investment Co., Ltd. (“Peking Pusi”) is a limited liability company incorporated under the laws of the PRC. Its business address is 1605 A Block Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing 100026, The People’s Republic of China. Peking Pusi Investment Co., Ltd. is wholly owned by Sicong Wang. Its principal business is private equity investment.

The name, business address, present principal employment and citizenship of the sole director of Peking Pusi are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Sicong Wang	1605 A Block Wanda Plaza, 93 Jianguo Road, Chaoyang District, Beijing 100026, The People’s Republic of China	Director of Prometheus Capital (International) Co., Ltd., and Dalian Wanda Group Co., Ltd. and Chairman of Peking Pusi Investment Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XI.	Directors and Executive Officers of V Capital

V Capital Company Limited (“V Capital”) is a limited liability company incorporated under the laws of the PRC. Its business address is Room 2603, Dongyin Center Tower A, 500 Hongbaoshi Road, Shanghai 201103, The People’s Republic of China. Its principal business is investment management, asset management and venture capital investment.

V Capital is wholly owned by Jiangsu Huaxicun Company Limited, which is wholly owned by Jiangsu Huaxi Group Corporation (“Jiangsu Huaxi”). Jiangsu Huaxi is wholly owned by the Village Committee of Huaxi Xinshi, Huashi Town, Jiangyin City, The People’s Republic of China. Jiangsu Huaxi is principally engaged in financial consulting services, venture capital investment and chemical fiber product manufacturing business.

The name, business address, present principal employment and citizenship of each director and executive officer of V Capital are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Weiqing Tang	Room 2603, Dongyin Center Tower A, 500 Hongbaoshi Road, Shanghai 201103, The People’s Republic of China	Chairman of V Capital Company Limited and Jiangsu Huaxicun Company Limited, Vice General Manager of Jiangsu Huaxi Group Corporation(1)	PRC
Tong Yu	Room 2603, Dongyin Center Tower A, 500 Hongbaoshi Road, Shanghai 201103, The People’s Republic of China	General Manager of V Capital Company Limited and Chairman of Jiangsu Huaxicun Company Limited(2)	PRC
Manliang Li	Building 9, Nanyuan Hotel, Huaxi Village, Jiangyin, Jiangsu, The People’s Republic of China	Vice Chairman of Jiangsu Huaxicun Company Limited	PRC
Xieen Wu	Building 9, Nanyuan Hotel, Huaxi Village, Jiangyin, Jiangsu, The People’s Republic of China	Director of Jiangsu Huaxicun Company Limited	PRC
Wubiao Bian	Building 9, Nanyuan Hotel, Huaxi Village, Jiangyin, Jiangsu, The People’s Republic of China	Director of Jiangsu Huaxicun Company Limited	PRC
Lijun Bao	Building 9, Nanyuan Hotel, Huaxi Village, Jiangyin, Jiangsu, The People’s Republic of China	Director of Jiangsu Huaxicun Company Limited	PRC

(1)	Weiqing Tang was a Vice General Manager of China Merchants Securities Company Limited from June 2006 to December 2012.
(2)	Tong Yu was a General Manager Assistant of Jiangsu Huaxi Group Corporation from January 2015 to June 2015. Tong Yu was an Assistant General Manager of Jiangsu Huaxi Group Corporation from January 2015 to June 2015, and an Assistant General Manager of Fullgoal Fund Management Company and director of Fullgoal Asset Management (HK) Company Limited from May 2014 to November 2014.

The name, business address, present principal employment and citizenship of each director and executive officer of Jiangsu Huaxi are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Weiqing Tang	Room 2603, Dongyin Center Tower A, 500 Hongbaoshi Road, Shanghai 201103, The People’s Republic of China	Chairman of V Capital Company Limited and Jiangsu Huaxicun Company Limited, Vice General Manager of Jiangsu Huaxi Group Corporation(1)	PRC
Tong Yu	Room 2603, Dongyin Center Tower A, 500 Hongbaoshi Road, Shanghai 201103, The People’s Republic of China	General Manager of V Capital Company Limited and Chairman of Jiangsu Huaxicun Company Limited(2)	PRC

(1)	Weiqing Tang was a Vice General Manager of China Merchants Securities Company Limited from June 2006 to December 2012.
(2)	Tong Yu was a General Manager Assistant of Jiangsu Huaxi Group Corporation from January 2015 to June 2015. Tong Yu was an Assistant General Manager of Jiangsu Huaxi Group Corporation from January 2015 to June 2015, and an Assistant General Manager of Fullgoal Fund Management Company and director of Fullgoal Asset Management (HK) Company Limited from May 2014 to November 2014.

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XII.	Directors and Executive Officers of LT Prosperity

LT Prosperity (Tianjin) Asset Management LLP (“LT Prosperity”) is a limited partnership organized under the laws of the PRC. Its business address is 1-103-16, 482 Shengtaicheng Dongmanzhonglu, Chuangzhi Tower, Tianjin, The People’s Republic of China.

LT Management Consultancy LLP (“LT Consultancy”) is LT Prosperity’s ordinary general partner. Its principal business is private equity investment.

LT Consultancy’s general partner is LT Asset Management Co. Ltd (“LT Asset”). LT Asset is principally engaged in private equity investment business. LT Asset Management Co. Ltd is 99% owned by Peng Xu and 1% owned by Changhong Liu.

The name, business address, present principal employment and citizenship of the sole director and executive officer of LT Asset are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Peng Xu	1-103-16, 482 Shengtaicheng Dongmanzhonglu, Chuangzhi Tower, Tianjin, The People’s Republic of China.	Executive Partner of LT Management Consultancy LLP	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XIII.	Directors and Executive Officers of Jiaxing Yaming

Jiaxing Yaming Investment Partnership (Limited Partnership) (“Jiaxing Yaming”) is a limited partnership organized under the laws of the PRC. Its business office located at Room 4705, Jinmao Tower, 88 Century Avenue, Pudong, Shanghai, The People’s Republic of China. Its principal business is investment management.

Shanghai Yahao Asset Management Co., Ltd. (“Yahao Asset”) is the ordinary general partner of Jiaxing Yaming. Yahao Asset is a limited liability company organized under the laws of the PRC. Its principal business is investment management. 75% of the total equity interests of Yahao Asset is beneficially owned by Hao Chen, 10% of the total equity interests of Yahao Asset is beneficially owned by Junran Wang and 15% of the total equity interests of Yahao Asset is beneficially owned by Jiaxing Yahe Investment Partnership (Limited Partnership). Yahao Asset is principally engaged in investment management business.

The name, business address, present principal employment and citizenship of the sole director and executive officer of Yahao Asset are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Hao Chen	Room 4705, Jinmao Tower, 88 Century Avenue, Pudong, Shanghai, The People’s Republic of China	Chairman of Shanghai Yahao Asset Management Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XIV.	Directors and Executive Officers of Jiaxing Nuoxin

Jiaxing Nuoxin Investment Partnership (Limited Partnership) (“Jiaxing Nuoxin”) is a limited partnership organized under the laws of the PRC. Its business office located at Room 4705, Jinmao Tower, 88 Century Avenue, Pudong, Shanghai, The People’s Republic of China. Its principal business is investment management.

Shanghai Yahao Investment Management Ltd (“Yahao Investment”) is the general partner of Jiaxing Nuoxing. Yahao Investment is 99% owned by Shanghai Zhenxuan Industrial Ltd (“Zhenxuan”) and 1% owned by Jun Wang. Zhenxuan is 99% owned by Jingyuan Liang and 1% owned by Zhiwei Yang. Both Yahao Investment and Zhenxuan are engaged in investment management business.

The name, business address, present principal employment and citizenship of the sole director and executive officer of each of Yaho Investment and Zhenxuan are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Jingyuan Liang	Room 4705, Jinmao Tower, 88 Century Avenue, Pudong, Shanghai, The People’s Republic of China	General Manager of Shanghai Yahao Investment Management Ltd and Shanghai Zhenxuan Industrial Ltd	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XV.	Directors and Executive Officers of Fortune

Fortune Wisdom Venture Capital Co., Ltd. (“Fortune”) is a limited liability company incorporated under the laws of the PRC. Its business address is 23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China. Fortune is principally engaged in venture capital business.

Fortune is 55% owned by Fortune Venture Capital Co., Ltd., 8.25% owned by Zhou Liu, 7% owned by Bing Xiao and 29.75% owned by other 22 individuals. Fortune Venture Capital Co., Ltd. is 75% owned by Shenzhen Rong Han Investment Co., Ltd. and 25% owned by Shanghai Xi Quan Co., Ltd. Shenzhen Rong Han Investment Co., Ltd. is 97.0% owned by Hunan TV & Broadcast Intermediary Co., Ltd. (a stock company with limited liability listed on the Shenzhen Stock Exchange) and 3.0% owned by Shanghai Xi Quan Co., Ltd.

The name, business address, present principal employment and citizenship of each director and executive officer of Fortune are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Zhou Liu	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Chairman & Founding Partner of Fortune Wisdom Venture Capital Co., Ltd.	PRC
Bing Xiao	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Director & Partner & President of Fortune Wisdom Venture Capital Co., Ltd.	PRC
Chuxian Yuan	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Director of Fortune Wisdom Venture Capital Co., Ltd. and Director & Vice President of Hunan TV & Broadcast Intermediary Co., Ltd.	PRC
Chaohui Liao	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Director of Fortune Wisdom Venture Capital Co., Ltd. and Director and Board Secretary of Hunan TV & Broadcast Intermediary Co., Ltd.	PRC
Xiaobing Zhao	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Director of Fortune Wisdom Venture Capital Co., Ltd. and Managing Director of Investment Banking Department of Hina Group	PRC
Zheming Wu	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Supervisor of Fortune Wisdom Venture Capital Co., Ltd. and Manager of Internal Audit Department of Hunan TV & Broadcast Intermediary Co., Ltd.	PRC
Renjie Xiong	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Supervisor & Partner of Fortune Wisdom Venture Capital Co., Ltd.	PRC
Xufeng Liu	23/F, Special Zone Press Building, Shenzhen, The People’s Republic of China	Supervisor & Partner of Fortune Wisdom Venture Capital Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XVI.	Directors and Executive Officers of Newplus

Newplus iDream Investment Partnership (Limited Partnership) (“Newplus”) is a limited partnership organized under the laws of the PRC. Its business address is Room 2001, National Building, 1465 Beijing West Road, Jing An District, Shanghai, The People’s Republic of China. Newplus is principally engaged in investment management and asset management business.

Newplus China Faith Interactive Investment Management Co Ltd (“Newplus China Faith”) is the general partner of Newplus. Newplus China Faith is wholly owned by Jun Wang.

The name, business address, present principal employment and citizenship of each director and executive officer of Newplus China Faith are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Wang Vivian Nan	48/F, One Exchange Square, Central HK, Hong Kong	Head of Private Equity Department of China Merchants Securities (HK) Co Ltd(1)	Australia
Huaijie Li	Building 15, Sandlake VC/PE Community, 183 East Suhong Rd., Suzhou Industrial Park, Jiangsu Province, The People’s Republic of China	Oriza Holdings Partner	PRC
Jun Wang	Room 2001, 20F, Guoli Tower, 1465 Beijing West Road, Shanghai, The People’s Republic of China	Chairman of Shanghai Hailuntang Information Technology Limited Company(2)	PRC

(1)	Wang Vivian Nan was the Chief Investment Officer of CCBI Wealth Management Co. from December 2009 to September 2015.
(2)	Jun Wang was an Investment Director of RPower Capital from February 2012 to May 2013.

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XVII.	Directors and Executive Officers of Super Star

Shanghai Super Star Venture Capital Partners (Limited Partnership) (“Super Star”) is a limited partnership organized under the laws of the PRC. Its business address is Building CF05, No.1 Balizhuangdongli, Chaoyang District, Beijing, The People’s Republic of China. Super Star is principally engaged in investment management business.

ShenZhen HDFund Co., Ltd. (“HDFund”) is the ordinary general partner of Super Star. HDFund is 51% owned by Beijing KaiDaSangTai Electrothermal Equipment Co., Ltd. (“KaiDaSangTai”) and 49% owned by Beijing XinYuanRuiHua Technology Co., Ltd. KaiDaSangTai is jointly owned by Genjian Shi and Lixin Hua.

The name, business address, present principal employment and citizenship of each director and executive officer of HDFund are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Ge Song	21A Middle Building, Zhonghai Plaza, No.8, Guanghuadongli, Chaoyang District, Beijing, The People’s Republic of China	CEO of ShenZhen HDFund Co., Ltd., President of Beijing GuangJingRuiXing Culture Media Co., Ltd. and President of Xizang MingYuJingTai Investment Co., Ltd.(1)	PRC
Genjian Shi	21A Middle Building, Zhonghai Plaza, No.8, Guanghuadongli, Chaoyang District, Beijing, The People’s Republic of China	COO of ShenZhen HDFund Co., Ltd. and Executive Director of Beijing KaiDaSangTai Electrothermal Equipment Co., Ltd.	PRC
Yujian Chen	21A Middle Building, Zhonghai Plaza, No.8, Guanghuadongli, Chaoyang District, Beijing, The People’s Republic of China	Investment Director of ShenZhen HDFund Co., Ltd.	PRC

(1)	Ge Song was a Managing Director of Wanda Media Co., Ltd. from 2011 to 2013.

The name, business address, present principal employment and citizenship of the sole director and executive officer of KaiDaSangTai are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Genjian Shi	21A Middle Building, Zhonghai Plaza, No.8, Guanghuadongli, Chaoyang District, Beijing, The People’s Republic of China	COO of ShenZhen HDFund Co., Ltd. and Executive Director of Beijing KaiDaSangTai Electrothermal Equipment Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XVIII.	Directors and Executive Officers of Xi Hui He Ying

Guangxi Xi Hui He Ying Investment Management Partnership (Limited Partnership) (“Xi Hui He Ying”) is a limited partnership organized under the laws of the PRC. Its business address is 11/F, Guangxi Xinyi Finance and Investment Building, 38 Shuangyong Road, Nanning, Guangxi, The People’s Republic of China. Its principal business is investment management.

Guangxi Xijiang Capital Management Co., Ltd. (“Xijiang”) is Xi Hui He Ying’s ordinary general partner. Xijiang is wholly owned by Jun Rong and it is principally engaged in capital management business.

The name, business address, present principal employment and citizenship of each director and executive officer of Xijiang are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Guangyi Huang	11/F, Guangxi Xinyi Finance and Investment Building, 38 Shuangyong Road, Nanning, Guangxi, The People’s Republic of China	Chairman of Guangxi Xijiang Capital Management Co., Ltd.(1)	PRC
Jun Rong	11/F, Guangxi Xinyi Finance and Investment Building, 38 Shuangyong Road, Nanning, Guangxi, The People’s Republic of China	Director of Guangxi Xijiang Capital Management Co., Ltd.(2)	PRC
Zhonglin Zhang	11/F, Guangxi Xinyi Finance and Investment Building, 38 Shuangyong Road, Nanning, Guangxi, The People’s Republic of China	General Manager of Guangxi Xijiang Capital Management Co., Ltd.(3)	RPC

(1)	Guangyi Huang was an Investment Director of Guangxi Xijiang Venture Capital Co., Ltd. from August 2012 to March 2015.
(2)	Jun Rong was a member of the board of directors of ProCapital Beijing Investment Management Co., Ltd. from June 2011 to May 2013, and was a Vice President at Beibu Gulf Fund Management Co., Ltd. from June 2013 to March 2014.
(3)	Zhonglin Zhang was an Investment Director of Guangxi Xijiang Venture Capital Co., Ltd. from August 2012 to June 2015.

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XIX.	Directors and Executive Officers of Greenwoods

Shanghai Greenwoods Asset Management Limited (“Greenwoods”) is a limited liability company incorporated under the laws of the PRC. Its business address is 27/F, Kerry Parkside Office, 1155 Fangdian Road, Shanghai, The People’s Republic of China. Greenwoods is principally engaged in asset management business.

Greenwoods is wholly owned by Shanghai Greenwoods Investment Development Limited (“Greenwoods Investment”). Jinzhi Jiang individually holds 43% of the total equity interests of Greenwoods Investment, and together with other persons acting in concert, jointly holds 75% of the total equity interests of Greenwoods Investment. Shenzhen Cowin Venture Capital Investments Ltd, together with its controlling person, Weihe Zheng, jointly holds 15% of the total equity interests of Greenwoods Investment. Bing Zhong holds 10% of the total equity interests of Greenwoods Investment.

The name, business address, present principal employment and citizenship of the sole director and executive officer of each of Greenwoods and Greenwoods Investment are set forth below:

Name	Business Address	Present Principal Occupation	Citizenship
Jinzhi Jiang	27F, Kerry Parkside Office, 1155 Fangdian Road, Shanghai, The People’s Republic of China	Executive Director & General Manager of Shanghai Greenwoods Asset Management Limited and Shanghai Greenwoods Investment Development Limited	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XX.	Directors and Executive Officers of Weiying Gefei

Shanghai Weiying Gefei Investment Management Ltd. (“Weiying Gefei”) is a limited liability company incorporated under the laws of the PRC. Its business address is Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China. It is principally engaged in venture capital business.

Weiying Gefei is 40% owned by Beijing Weiying Technology Co., Ltd. (“Weiying Technology”), 30% owned by Ning Lin, and 30% owned by Shanghai Gopher Asset Management Ltd. Weiying Technology is controlled by Ning Lin.

The name, business address, present principal employment and citizenship of each director and executive officer of Weiying Gefei are set forth below.

Name	Business Address	Present Principal Occupation	Citizenship
Lei Shi	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director and Chairman of Shanghai Weiying Gefei Investment Management Ltd.	PRC
Xiaoming Tang	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Shanghai Weiying Gefei Investment Management Ltd.	PRC
Zhe Yin	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Shanghai Weiying Gefei Investment Management Ltd.	PRC
Jin Cao	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Supervisor of Shanghai Weiying Gefei Investment Management Ltd.	PRC

The name, business address, present principal employment and citizenship of each director and executive officer of Weiying Technology are set forth below.

Name	Business Address	Present Principal Occupation	Citizenship
Ning Lin	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director and CEO of Beijing Weiying Technology Co., Ltd.	PRC
Fujian Huang	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Lei Shi	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Haifeng Chen	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Yuhua Hou	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Wenjuan Bai	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Haifeng Lin	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Hang Chen	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Jun Xiong	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Tao Xu	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Haitao Gao	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Director of Beijing Weiying Technology Co., Ltd.	PRC
Jing Chen	Zone 10 of Huitong Time Square, 1 Yaojiayuan South Street, Chaoyang, Beijing, The People’s Republic of China	Supervisor of Beijing Weiying Technology Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XXI.	Directors and Executive Officers of Yongtai

Hengqin Dream Yongtai Equity Investment Enterprise (Limited Partnership) (“Yongtai”) is a limited partnership organized under the laws of the PRC. Its business address is 16/F, A3 Bld, Kexing Science Park, Nanshan District, Shenzhen, The People’s Republic of China. Its principal business is investment management.

Hengqin Dream Yongtai Investment Management Co., Ltd. (“Yongtai Investment”) is Yongtai’s ordinary general partner. Its principal business is investment management. Yongtai Investment is 40% owned by Mr. Guan, 30% owned by Songlin Li, and 30% owned by Heng Zhang.

The name, business address, present principal employment and citizenship of each director and executive officer of Yongtai Investment are set forth below.

Name	Business Address	Present Principal Occupation	Citizenship
Anfernee Song Guan	16/F, A3 Bld, Kexing Science Park, Nanshan District, Shenzhen, The People’s Republic of China	Director and Chief Technology Officer of iDreamSky Technology Limited	PRC
Heng Zhang	16/F, A3 Bld, Kexing Science Park, Nanshan District, Shenzhen, The People’s Republic of China	Executive Officer of Hengqin Dream Yongtai Investment Management Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

XXII.	Directors and Executive Officers of Ruitong

Hengqin Dream Ruitong Equity Investment Enterprise (Limited Partnership) (“Ruitong”) is a limited partnership organized under the laws of the PRC. Its business address is 16/F, A3 Bld, Kexing Science Park, Nanshan District, Shenzhen, The People’s Republic of China. Its principal business is investment management.

Hengqin Dream Ruitong Investment Management Co., Ltd. (“Ruitong Investment”) is Ruitong’s ordinary general partner. Its principal business is investment management. Ruitong Investment is 40% owned by Meng Su, 30% owned by Songlin Li, and 30% owned by Heng Zhang.

The name, business address, present principal employment and citizenship of each director and executive officer of Ruitong Investment are set forth below.

Name	Business Address	Present Principal Occupation	Citizenship
Meng Su	16/F, A3 Bld, Kexing Science Park, Nanshan District, Shenzhen, The People’s Republic of China	Director of Hengqin Dream Ruitong Investment Management Co., Ltd.	PRC
Songlin Li	16/F, A3 Bld, Kexing Science Park, Nanshan District, Shenzhen, The People’s Republic of China	Executive Officer of Hengqin Dream Ruitong Investment Management Co., Ltd.	PRC

During the last five years, none of the persons above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E

FORM OF PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF IDREAMSKY TECHNOLOGY LIMITED

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON             ,

The undersigned registered shareholder of iDreamSky Technology Limited, a Cayman Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated             ,             , and hereby appoints the chairman of the extraordinary general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on             ,              at 10:00 a.m. (Hong Kong Time), at Shearman & Sterling’s office at 12th Floor, Gloucester Tower, the Landmark, 15 Queen’s Road Central, Central, Hong Kong, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of annual general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: As a special resolution, authorize, approve and adopt the agreement and plan of merger, dated as of December 31, 2015 (the “merger agreement”), among the Company, Dream Investment Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Dream Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorized share capital of the Company from $50,000 divided into 418,553,880 Class A ordinary shares and 81,446,120 Class B ordinary shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 2: As a special resolution, authorize each of the members of the Special Committee of the board of directors of the Company to do all things necessary to give effect to the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

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PROPOSAL 3: As an ordinary resolution, the extraordinary general meeting to be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN

☐	☐	☐

Dated: ,
Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business on             ,              (Cayman Islands Time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

E-2

ANNEX F

Extraordinary General Meeting of iDreamSky Technology Limited Date: , 2016
See Voting Instruction On Reverse Side. Please make your marks like this: X Use pen only
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals: For Against Abstain
PROPOSAL 1: As a special resolution, authorize, approve and adopt the agreement and plan of merger, dated as of December 31, 2015 (the “merger agreement”), among the Company, Dream Investment Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Dream Merger Sub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and any and all transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorized share capital of the Company from $50,000 divided into 418,553,880 Class A Shares and 81,446,120 Class B Shares of a par value $0.0001 per share to $50,000.00 divided into 5,000,000 shares with a par value of $0.01 each, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix II to the plan of merger.
PROPOSAL 2: As a special resolution, authorize each of the members of the Special Committee of the board of directors of the Company to do all things necessary to give effect to the merger agreement, including the merger.
PROPOSAL 3: As an ordinary resolution, the extraordinary general meeting to be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Authorized Signatures - This section must be completed for your instructions to be executed.
Please Sign Here Please Date Above Please Sign Here Please Date Above
Please separate carefully at the perforation and return just this portion in the envelope provided.
Extraordinary General Meeting of iDreamSky Technology Limited to be held , 2016 For Holders as of , 2016 MAIL
Mark, sign and date your Voting Instruction Form.
Detach your Voting Instruction Form. Return your Voting Instruction Form in the post-age-paid envelope provided.
All votes must be received by 5:00 p.m., New York time, on , 2016.
PROXY TABULATOR FOR IDREAMSKY TECHNOLOGY LIMITED P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # Copyright © 2016 Mediant Communications Inc. All Rights Reserved

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iDreamSky Technology Limited
Instructions to The Bank of New York Mellon, as Depositary
(Must be received prior to 5:00 p.m., New York time, on , 2016)
The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt of iDreamSky Technology Limited registered in the name of the undersigned on the books of the Depositary as of the close of business , 2016 at the Extraordinary General Meeting of the Shareholders of iDreamSky Technology Limited to be held on , 2016 in Hong Kong.
NOTE:
1. Please direct the Depositary how it is to vote by marking X in the appropriate box opposite the resolution. It is understood that, if this form is signed and returned but no instructions are indicated in the boxes, then a discretionary proxy will be given to a person designated by the Company.
2. It is understood that, if this form is not signed and returned, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company.
(Continued and to be marked, dated and signed, on the other side)
PROXY TABULATOR FOR
IDREAMSKY TECHNOLOGY LIMITED
P.O. Box 8016
CARY, NC 27512-9903

F-2